Exhibit 4.6

STRICTLY CONFIDENTIAL	EXECUTION COPY

________________________________________________________________________________

STOCK PURCHASE AGREEMENT

Between

AT&T Japan LLC

and

Internet Initiative Japan Inc.

June 1, 2010

______________________________________________________________________________

TABLE OF CONTENTS

Page

1	DEFINITIONS		4

	1.1	Definitions
	1.2	Other Defined Terms
	1.3	Construction

2	SALE AND PURCHASE OF SHARES		12

	2.1	Sale and Purchase of Shares	12

3	PURCHASE PRICE AND PAYMENT		12

	3.1	Purchase Price and Payment	12

4	CLOSING		12

	4.1	Closing	12
	4.2	Closing Deliveries	12

5	REPRESENTATIONS AND WARRANTIES OF SELLER		13

	5.1	Corporate Organization; Status	13
	5.2	Due Authorization	14
	5.3	No Conflict	15
	5.4	Capitalization and Ownership	15
	5.5	Subsidiaries	16
	5.6	Financial Statements	16
	5.7	Absence of Undisclosed Liabilities	16
	5.8	Absence of Certain Changes and Events	17
	5.9	Transferred Contracts	17
	5.1	Tangible Personal Property	17
	5.11	Leased Real Property	17
	5.12	Equipment	17
	5.13	Accounts Receivable/Accounts Payable	18
	5.14	Intellectual Property	18
	5.15	Material Transferred Contracts	18
	5.16	Tax Matters	19
	5.17	Environmental, Health and Safety Matters	19
	5.18	Governmental Authorizations	19
	5.19	Compliance with Laws	19
	5.2	Product Warranties; Defects; Liability	20
	5.21	Insurance	20
	5.22	Legal Proceedings	20
	5.23	Employment and Labor Matters	21
	5.24	Disclosure	21
	5.25	Sufficiency	21
	5.26	New IBM Agreement	22
	5.27	Disclaimer of Other Representations and Warranties	22

6	REPRESENTATIONS AND WARRANTIES OF BUYER		22

	6.1	Corporate Organization; Status	22
	6.2	Due Authorization	22
	6.3	No Conflict	23
	6.4	Legal Proceedings	23
	6.5	Financial Capacity	23
	6.6	Independent Investigation	23

7	COVENANTS	24

	7.1	Closing and Notification	24
	7.2	Access and Investigation	24
	7.3	Operation of the Transferred Business	24
	7.4	Filings	26
	7.5	Consents	26
	7.6	Public Announcements	27
	7.7	Confidentiality	27
	7.8	Corporate Split	28
	7.9	Business Transfer	28
	7.1	Examination of Delivery and Preparation of Closing Balance Sheet	29
	7.11	New Customer Contracts	29
	7.12	New IBM Agreement	30
	7.13	Transferred Sites	30
	7.14	Suppliers	30
	7.15	Shared Business Partner Contracts	31
	7.16	Shared Global Services Customers	32
	7.17	IBM End-Users	32
	7.18	Return or Destruction of Data	32
	7.19	Regional Partner	32
	7.2	NTT Shares	32

8	EMPLOYEES		33

	8.1	Employment Offer	33
	8.2	Newco Employment Terms and Conditions	33
	8.3	Transition Bonus	34
	8.4	Seller Pension Plans	35
	8.5	Transferred Employee Liabilities	35

9	CONDITIONS PRECEDENT TO SELLER’S AND BUYERS OBLIGATION TO CLOSE

	9.1	Consummation of Corporate Split and Business Transfer	35
	9.2	Governmental Authorizations	36
	9.3	No Prohibition	36
	9.4	Employees	36

10	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE 36

	10.1	Accuracy of Representations	36
	10.2	Performance	36
	10.3	Additional Documents	36
	10.4	Ancillary Agreements	36
	10.5	Material Adverse Effect	36

11	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE 36

	11.1	Accuracy of Representations	36
	11.2	Buyer’s Performance	37
	11.3	Additional Documents	37
	11.4	Ancillary Agreements	37
	11.5	NTT Shares	37

12	TERMINATION		37

	12.1	Termination Events	37
	12.2	Effect of Termination	37

13	INDEMNIFICATION; REMEDIES		38

	13.1	Survival, Right to Indemnification; Waiver	38
	13.2	Indemnification by Seller	38
	13.3	Indemnification by Buyer	39
	13.4	Procedure for Indemnification	39
	13.5	Limitations on Liability	40
	13.6	Exclusive Remedy	41

14.	TAX MATTERS		41
	14.1	Liability and Indemnification for Taxes	41
	14.2	Tax Return Filing; Audit Responsibilities	41
	14.3	Cooperation	42
	14.4	Indemnification Payments	42
	14.5	No Deduction of Taxes from Purchase Price	42
	14.6	Transaction Taxes	43
	14.7	Intended Tax Treatment	43
	14.8	Tax Deductions for Japanese Purposes	43
	14.9	Usage of Defined Terms	43
15	NON-COMPETE; NON-SOLICIT		43
	15.1	Restrictions on Seller	43
	15.2	Exceptions from Restrictions on Seller	43
	15.3	Restrictions on Newco	44
	15.4	Exceptions from Restrictions on Newco	45
	15.5	Employee Solicitation Restriction on Seller and Buyer	45
16	GENERAL PROVISIONS		45
	16.1	Expenses	45
	16.2	Notices	45
	16.3	Further Actions	46
	16.4	Incorporation of Schedules and Exhibits	46
	16.5	Entire Agreement and Modification	46
	16.6	Severability	47
	16.7	Assignments; Successors; No Third Party Rights	47
	16.8	Waiver	47
	16.9	Governing Law	47
	16.1	Jurisdiction	47
	16.11	Counterparts; Language	47

Schedules

Seller Disclosure Schedule
Schedule 1.1(a)                           Knowledge of Seller
Schedule 1.1(b)                           Retained Business End-Users
Schedule 1.1(c)                           Retained Customers
Schedule 1.1(d)                           Shared Business Partners
Schedule 1.1(e)                           Shared Global Services Customers
Schedule 1.1(f)                           Transferred Business End-Users
Schedule 7.5(a)                           Identified Contracts
Schedule 7.13(a)                         Reserved Reinstatement Amounts
Schedule 7.14(a)                         Circuits
Schedule 7.17(a)                         IBM End-Users Requiring Consents and IBM End-User Contracts
Schedule 8                                  Target Employees
Exhibits

Exhibit 1.1(a)                               Form of AT&T Global Master Carrier Agreement
Exhibit 1.1(b)                               Form of Domestic Services Agreement
Exhibit 1.1(c)                               Form of Guaranty
Exhibit 1.1(d)                               LLC Terms of Business Transfer
Exhibit 1.1(e)                               LTD Terms of Business Transfer
Exhibit 1.1(f)                                Form of Split Agreement
Exhibit 1.1(g)                               Form of Transition Services Agreement (Newco to Seller)
Exhibit 1.1(h)                               Form of Transition Services Agreement (Seller to Newco)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into on June 1, 2010 by and between AT&T Japan LLC, a limited liability company organized under the laws of the State of Delaware, the United States of America (“Seller”) and Internet Initiative Japan Inc., a corporation organized under the laws of Japan (“Buyer”).

WHEREAS:

A)	Seller is engaged in the Business either directly or through the Subsidiary and AT&T Japan Ltd.

B)
After the date of this Agreement but before the Closing Date, Seller will, and will cause the Subsidiary and AT&T Japan Ltd. to, effect the Business Split Transactions so that Newco will acquire the Transferred Business on the terms and subject to the conditions set forth in this Agreement.

C)
Newco and IBM will contemporaneously with the execution of this Agreement enter into an agreement in connection with the assumption by Newco of the rights, obligations and status of Seller under the IBM Master Services Agreement to the extent applicable to the Transferred Business.

D)	AT&T Corp., Newco and Buyer will contemporaneously with the execution of this Agreement enter into the Intellectual Property Agreement.

E)	The parties hereto desire that at the Closing, Seller shall sell the Newco Shares to Buyer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

1.1	Definitions

For the purposes of this Agreement, the following terms and variations on them will have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Site” means the alternate site used by Buyer where the lessor does not consent to a sub-lease of the Transferred Sites, in accordance with the Transition Services Agreement (Seller to Newco) and the Transition Services Agreement (Newco to Seller).

“Ancillary Agreements” means:

(i)	the AT&T Global Master Carrier Agreement;

(ii)	the Transition Services Agreement (Seller to Newco);

(iii)	the Domestic Services Agreement;

(iv)	the Transition Services Agreement (Newco to Seller);

(v)	the Intellectual Property Agreement;

(vi)	the Split Agreement;

(vii)	the LLC Business Transfer Agreement;

(viii)	the LTD Business Transfer Agreement; and

(vi)	the Guaranty.

“AT&T Corp.” means AT&T Corp., a corporation organized under the laws of the State of New York, the United States of America.

“AT&T Global Master Carrier Agreement” means the service agreement to be executed between AT&T Corp. and Newco for the provision by AT&T Corp. (or its Affiliates, as applicable) to Newco of certain services to support customers of Newco (or its Affiliates, as applicable) after the Closing, substantially in the form attached as Exhibit 1.1(a).

“AT&T Japan Ltd.” means AT&T Japan Ltd., a corporation organized under the laws of Japan.

“Business” means the Retained Business and the Transferred Business.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Tokyo and New York are closed either under applicable Law or action of any Governmental Body.

“Business Split Transactions” means the Corporate Split, the Business Transfer and the Contribution in Kind.

“Business Transfer” means (i) the transfer of the assets, contracts and liabilities described in, and in accordance with, the Business Transfer Agreements and (ii) the transfer of Target Employees pursuant to Article 8.

“Business Transfer Agreements” means the LLC Business Transfer Agreement and the LTD Business Transfer Agreement.

“Closing Date” means the date on which the Closing actually takes place, as contemplated in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts a prudent Person desirous of achieving a result would use in similar circumstances to achieve the result within a time frame so as not to result in a delay of the Closing beyond the intended Closing Date, as set forth in Section 4.1 (to the extent intended to be achieved by Closing) or expeditiously (to the extent a specific time frame is not otherwise specified or evident from the context); provided however commercially reasonable efforts shall not require a Person to undertake extraordinary or unreasonable measures, including the payment of any amounts or making of any concessions to any third party other than normal and usual fees under business practices in Japan, if any, or to take actions that would result in more than a minimal decrease in the benefits to such Person contemplated under this Agreement.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contribution in Kind” means the issuance of the new shares of Newco for which the contribution is made in kind in connection with the Business Transfer from Seller to Newco.

“Corporate Split” means the absorption type corporate split (kyushu bunkatsu) described in the Split Agreement.

“Domestic Customer” means any customer, including but not limited to any Person who is a potential customer, whose headquarters is located in Japan and all of whose office locations and all telecommunications needs are located in Japan.

“Domestic Services Agreement” means the service agreement to be executed between Newco and the Subsidiary for the provision by Newco to the Subsidiary (or its Affiliates, as applicable) of certain services to support customers of the Subsidiary or its Affiliates (as applicable) after the Closing, substantially in the form attached as Exhibit 1.1(b).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease or other possessory interest, option, pledge, security interest, preference, priority, right of first refusal or similar restriction or other lien.

“Environmental Law” means any Law concerning (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material or (b) the protection of the environment (including natural resources, air and surface or subsurface land or waters).

“GAAP” means generally accepted accounting principles for financial reporting in the United States of America.

“Governmental Authorization” means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, region, state, county, prefecture, city, town, village, district or other jurisdiction, (b) federal, state, national, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official of any of the foregoing.

“GS Services” means the global managed network services and other value-added services provided by AT&T Corp. or any of its Affiliates (including Seller and the Subsidiary) to its customers under the brand name of “AT&T”, including IP-VPN, internet access, managed hosting and high-security remote access provided by AT&T Corp. or any of its Affiliates (including Seller and the Subsidiary), to the extent such services are provided by Seller and the Subsidiary to the Retained Customers as of the Closing Date.

“Guaranty” means the guaranty agreement, substantially in the form attached as Exhibit 1.1(c), to be executed by AT&T Corp. under which AT&T Corp. guarantees in favor of Buyer the performance by Seller of any and all of its obligations under this Agreement.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“IBM” means International Business Machines Corporation.

“IBM End-User Contracts” means those contracts between Seller and IBM in relation to the IBM End-Users Requiring Consents.

“IBM Master Services Agreement” means the certain Amended and Restated Master Services Agreement dated January 1, 2005 executed between AT&T Corp. and IBM, as amended.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, disclosures, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; and (h) all other intellectual property rights.

“Intellectual Property Agreement” means the intellectual property agreement dated June 1, 2010 executed between AT&T Corp., Newco and Buyer in relation to the use of certain Intellectual Property by Newco and Buyer.

“JNOS Services” means the design, acquisition, installation, operation and management of multi-carrier based networks within Japan, including network services and value-added services,

and excluding only such services that are provided in relation to networks that connect to the global network used for the GS Services, for third-party customers that utilize third party circuits, equipment and software applications from other suppliers, as such services are provided to the Transferred Customers by Seller and the Subsidiary as of the Closing Date.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“KDDI” means KDDI Corporation.

“Knowledge” means, with respect to Seller, the actual knowledge of the persons listed in Schedule 1.1(a).  Seller shall be deemed to have actual knowledge of a matter if any of the relevant persons listed in the Schedule actually knows of such matter.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Judgment of any Governmental Body (including, without limitation, the rules of NASDAQ Stock Market and the Tokyo Stock Exchange).

“Liabilities” includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“LLC Business Transfer Agreement” means the agreement to be executed between Seller and Newco in connection with the Business Transfer, incorporating substantially all of the terms and provisions of the LLC Terms of Business Transfer.

“LLC Terms of Business Transfer” means the terms and conditions set out in Exhibit 1.1(d).

“Loss” means Liability, loss, damage (including incidental and consequential damages), claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim.

“LTD Business Transfer Agreement” means the agreement to be executed between AT&T Japan Ltd. and Newco in connection with the Business Transfer, incorporating substantially all of the terms and provisions of the LTD Terms of Business Transfer.

“LTD Terms of Business Transfer” means the terms and conditions set out in Exhibit 1.1(e).

“Material Adverse Effect” means any change in, or effect on, the Transferred Business as currently conducted by Seller and the Subsidiary, that is or is reasonably likely to be materially adverse to the results of operations, assets, liabilities or financial condition of the Transferred Business but shall not include the effects of changes that (i) are generally applicable in the network outsourcing industry or the U.S. or Japanese economy or changes arising from or relating to the fact that Buyer will be the acquirer of the Transferred Business or the announcement of the transactions with Buyer contemplated herein or (ii) arise from the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Newco” means Communications Services KK, a joint-stock corporation (kabushiki kaisha).

“New IBM Agreement” means the Solutions Engagement Agreement dated June 1, 2010 executed between IBM Japan Ltd. and Newco.

“NTT” means Nippon Telegraph and Telephone Corporation.

“Overhead Services” means corporate services provided to or in support of the Transferred Business that are general corporate or other overhead services including legal and risk management services, treasury services, public relations, enterprise-level licenses of software, real estate, energy/utilities services, procurement and supply arrangements, accounting services, tax services, financial and accounting services, internal audit services, human resources, billing, e-mail services, website services, employee relations management services, employee benefits services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases.  Overhead Services shall not include any item in the previous sentence that is (a) exclusive to the Transferred Business, rather than shared with any other line of business or the general corporate operations of Seller, or (b) provided solely by or using Transferred Employees and Transferred Assets.

“Person” refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equity holders or members.

“Post-Closing Acquired Business” means an operating business acquired by Seller or one or more of its Affiliates (whether in the form of a purchase of assets, merger or other combination), after the Closing the primary purpose of which acquisition is not to circumvent the obligations of Section 15.1.

“Post-Closing Exempt Company” means any Person who becomes an Affiliate of Seller after the Closing due to a transaction or series of transactions that involves Seller or ultimate controlling ownership of Seller being acquired by a third party, the primary purpose of which transaction is not to circumvent the obligations of Section 15.1.

“Post-Closing Period” means any taxable period or portion of a period that begins on or after the Closing Date.

“Pre-Closing Period” means any taxable period or portion of a period that begins before the Closing Date and ends before the Closing Date.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, a court or any other Governmental Body or arbitrator.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Retained Business” means all of the Business carried on by Seller either directly or through the Subsidiary or AT&T Japan Ltd. as of the date of this Agreement other than the Transferred Business.

“Retained Business End-Users” means the end-users who are listed in Schedule 1.1(b).

“Retained Business Partner” means a Shared Business Partner listed in Schedule 1.1(d) under the heading of “Retained Business Partners”.

“Retained Contract” means any contract, agreement, commitment, purchase order, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding, entered into by Seller, the Subsidiary or AT&T Japan Ltd. other than Transferred Contracts.

“Retained Customers” means the customers listed in Schedule 1.1(c) and the Retained Business End-Users.

“Seller Business Solicitation” means a solicitation, participation in a public tender or attempt by Seller or any Affiliate of Seller to induce a Domestic Customer to select Seller or any of its Affiliates to provide JNOS Services to such Domestic Customer; provided however that general solicitations or advertising not specifically targeted at a Domestic Customer shall not be considered a Seller Business Solicitation.

“Seller Disclosure Schedule” means the disclosure schedule attached to this Agreement or otherwise delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Pension Plans” means the qualified pension (tekikaku nenkin) and retirement allowance (taishokukin) plans maintained by Seller and AT&T Japan Ltd. respectively as of the date of this Agreement.

“Shared Business Partner” means each of the business partners listed in Schedule 1.1(d).

“Shared Business Partner Contract” means a contract between the Subsidiary and a Shared Business Partner.

“Shared Global Services Customer” means each of the global services customers listed in Schedule 1.1(e).

“Shared Global Services Customer Contract” means a contract between Seller or the Subsidiary and a Shared Global Services Customer.

“Softbank” means Softbank Mobile Corp.

“Split Agreement” means the split agreement to be entered into between Seller and Newco in connection with the Corporate Split, in the form attached as Exhibit 1.1(f).

“Subsidiary” means AT&T Japan KK.

“Target Employees” means those employees of Seller and AT&T Japan Ltd. who are listed in Schedule 8.

“Tax” means any national, prefectural, municipal or foreign income, license, payroll, employment, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social insurance (or similar), unemployment, disability, real property, personal property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto. For the avoidance of doubt, “Tax” shall not include the Transfer Taxes as described in Section 14.6.

“Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes) and any additional items described in Section 381 of the Code without reference to the conditions and limitations described therein.

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Assets” means those certain assets described in the Split Agreement and the Business Transfer Agreements.

“Transferred Business” means the business which is carried on by Seller either directly or through the Subsidiary or AT&T Japan Ltd. as of the date of this Agreement using the Transferred Assets and the Transferred Liabilities.

“Transferred Business End-Users” means the end-users who are listed in Schedule 1.1(f).

“Transferred Business Partner” means a Shared Business Partner listed in Schedule 1.1(d) under the heading of “Transferred Business Partners”.

“Transferred Contract” means any contract, agreement, commitment, purchase order, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (in each case, whether written or oral and whether express or implied) that is legally binding, to the extent that it relates to the Transferred Business, and is to be transferred to Newco from Seller, the Subsidiary or AT&T Japan Ltd., pursuant to the Business Split Transactions in accordance with the Split Agreement and the Business Transfer Agreements.

“Transferred Customers” means the customers that are a party to the customer contracts listed in Annex 2(a) of the Split Agreement, the end-users listed in Annex 2(b) of the Split Agreement, the Transferred Business End-Users and the IBM end-users listed in Annex 2(c) of the LLC Terms of Business Transfer.

“Transferred Employees” means those Target Employees who have accepted the Employment Offers and executed the Resignation Letters in accordance with Article 8 of this Agreement.

“Transferred Liabilities” means those certain liabilities described in the Split Agreement and the Business Transfer Agreements.

“Transition Bonus Payment” means payments by Seller of the Transition Bonus to the Transition Bonus Eligible Employees in accordance with Section 8.3.

“Transition Services Agreement (Newco to Seller)” means the transition services agreement to be executed between Newco and Seller for provision by Newco to Seller (or its Affiliates, as applicable) of certain services, substantially in the form attached as Exhibit 1.1(g).

“Transition Services Agreement (Seller to Newco)” means the transition services agreement to be executed between Seller and Newco for provision by Seller (or its Affiliates, as applicable) to Newco of certain services, substantially in the form attached as Exhibit 1.1(h).

1.2	Other Defined Terms

For purposes of this Agreement, the following capitalized terms have the meanings given to them respectively below:

Term	Reference

5.7(c) Deductible Agency Arrangement	Section 13.2(a)(iii) Section 7.15(c)
Buyer	Preamble
Buyer Indemnitees Buyer Pension Plan Buyer’s Intended Tax Treatment Carrier	Section 13.2 Section 8.4(c) Section 14.7(b) Section 7.14(a)
Claim Notice	Section 13.4(a)
Closing	Section 4.1
Commitment Letters Consent Plan	Section 6.5 Section 7.5(c)
Data	Section 7.18
December 2009 Balance Sheet	Section 5.6(a)
December 2009 Financial Statements	Section 5.6(a)
Deductible Employment Offer	Section 13.5(a)(ii) Section 8.1(a)
E-net Shares IBM End-Users Requiring Consents Identified Contracts	Section 5.5 Section 7.17(a) Section 7.5(a)
Indemnified Party Indemnifying Party Information LLC Interim Balance Sheet LTD Interim Balance Sheet	Section 13.4(a) Section 13.4(a) Section 7.7(a) Section 5.6(b) Section 5.6(c)
Material Transferred Contracts New Customer Contract Newco Shares	Section 5.15(a) Section 7.11 Section 5.4(a)
Products Provider	Section 5.20 Section 7.7(a)
Purchase Price Receiver Representatives Reserved Reinstatement Account Resignation Letter	Section 3.1(a) Section 7.7(a) Section 7.7(a) Section 7.13(a) Section 8.1(b)(vi)
Restricted Period	Section 15.1
Seller	Preamble
Seller Indemnitees Seller’s Intended Tax Treatment Shared Business Partner Assumption Agreement Shared Global Services Separation Agreement	Section 13.3 Section 14.7(a) Section 7.15(a) Section 7.16(a)
Third Party Claim Transfer Taxes	Section 13.4(b) Section 14.6
Transferred Sites Transition Bonus Transition Bonus Account Transition Bonus Eligible Employee Transition Bonus Funds	Section 5.11(a) Section 8.3 Section 8.3 Section 8.3 Section 8.3

1.3           Construction

(a)	Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise.

(b)	The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement.

(c)	All words used in this Agreement should be construed to be of such gender or number as the circumstances require.

(d)	The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.

2.	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase of Shares

In accordance with the provisions of this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of the Newco Shares.

3.	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price and Payment

(a)	The purchase price for the Newco Shares (the “Purchase Price”) is ¥9,170,000,000.

(b)
Subject to the terms and conditions of this Agreement, Buyer will pay the Purchase Price to Seller in immediately available funds at the Closing by wire transfer to Seller’s bank account designated in accordance with Section 4.2(b)(iii).

4.	CLOSING

4.1	Closing

Subject to Article 11, the consummation of the sale and transfer of the Newco Shares by Seller to Buyer (the “Closing”) will take place at the offices of Baker & McKenzie GJBJ Tokyo Aoyama Aoki Law Office (Gaikokuho Joint Enterprise) (a) at 10:00 a.m. on the first day of the month after the lapse of at least three (3) Business Days following the date on which the last of the conditions set out in Article 9, Article 10 and Article 11 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing and the conditions set forth in Section 9.1 and Section 11.5 which are intended to be satisfied or waived at or immediately prior to the Closing), provided however that if the first day of the month does not fall on a Business Day, the Closing shall take place on the next Business Day, or (b) such other time and place Seller and Buyer may agree in writing.  Seller and Buyer acknowledge that the intent of both parties is to have the Closing take place on the first day of September 2010 (it being understood, however, that (a) neither party shall be required to waive any of its conditions in Articles 9, 10 or 11 in order for the Closing to occur on such date and (b) Closing will not occur before September 1, 2010).

4.2	Closing Deliveries

At the Closing:

(a)	Seller will deliver, or will cause to be delivered, to Buyer:

(i)	the various certificates, instruments and documents referred to in Article 10;

(ii)	the Ancillary Agreements, except for the Intellectual Property Agreement, duly executed by Seller, Newco, AT&T Japan Ltd. or AT&T Corp., as applicable;

(iii)	all required documents to cause Newco to record Buyer as a new shareholder of all the Newco Shares in its shareholder record;

(iv)
letters of resignation effective as of the date of Closing from all directors and officers of Newco as requested by Buyer giving Seller notice no later than three (3) Business Days prior to the Closing;

(v)	a true, correct and complete copy of the minutes of the shareholders’ meeting of Newco approving transfer of the Newco Shares from Seller to Buyer pursuant to this Agreement;

(vi)	a true, correct and complete copy of the resolutions of Seller approving and authorizing the execution, delivery and performance of this Agreement and the contemplated transactions;

(vii)
commercial register (rireki jiko zenbu shomeisho), corporate seal of Newco (including the corporate seal registered at the competent legal affairs bureau), and the card regarding the corporate seal for Newco to be registered at the competent legal affairs bureau (inkan card);

(viii)	Certificate of Formation of Seller;

(ix)
a certificate issued by a duly authorized officer of Seller, certifying that the documents in sub-sections (v) and (vi) of this Section 4.2(a) delivered to Buyer are in full force and effect or otherwise true and accurate as of the Closing Date, and are not modified or amended in any way;

(x)
a copy of the receipt issued by the Legal Affairs Bureau acknowledging receipt of all applications required to be filed with the Legal Affairs Bureau for registration of the changes to the commercial register of Newco due to the Corporate Split and the Contribution in Kind;

(xi)
a legal opinion from legal counsel to Seller opining that all the approvals required to duly and validly complete the Corporate Split, Business Transfer (including the procedure of Jigo-Setsuritsu) and the Contribution in Kind under the Companies Act in Japan have been duly obtained and all such approvals are valid, and all the procedures required for Corporate Split, Business Transfer and the Contribution in Kind under the Companies Act of Japan have been duly and validly completed in accordance with the Companies Act of Japan; and

(xii)	such other documents as Seller and Buyer may mutually agree in writing.

(b)	Buyer will deliver to Seller:

(i)	the various certificates, instruments and documents referred to in Article 11;

(ii)	the Ancillary Agreements, except for the Intellectual Property Agreement, duly executed by Buyer;

(iii)
the Purchase Price by wire transfer of immediately available funds, to the bank account to be designated by Seller, which designation of bank account shall be made no later than three (3) Business Days prior to the Closing;

(iv)	a true, correct and complete copy of the resolutions of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the purchase of the Newco Shares;

(v)	commercial register (rireki jiko zenbu shomeisho) of Buyer;

(vi)
a certificate issued by a duly authorized officer of Buyer, certifying that the document in sub-section (v) of this Section 4.2(b) delivered to Seller is in full force and effect or otherwise true and accurate as of the Closing Date, and is not modified or amended in any way; and

(vii)	such other documents as Seller may reasonably require.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date (or, if the representation and warranty speaks as of a specified date, as of such date), except as set forth in the Seller Disclosure Schedule, as follows:

5.1	Corporate Organization; Status

(a)
Seller, the Subsidiary and AT&T Japan Ltd. are a limited liability corporation or corporation respectively, and each is duly organized, validly existing and in good standing under the Laws of its place of incorporation or formation, with full power and authority to own and use its assets (to the extent it relates to the Transferred Business) and to conduct the Transferred Business as presently conducted.

(b)	Seller, the Subsidiary and AT&T Japan Ltd. are duly qualified to do business in Japan where the nature of the Transferred Business activities requires such qualification.

(c)
Newco is a joint-stock corporation (kabushiki kaisha) duly organized, validly existing and in good standing under the Laws of Japan, with full corporate power and authority to own and use its assets and to conduct the Transferred Business.

(d)	Newco is duly qualified to do business in Japan where the nature of its activities requires such qualification.

(e)
As of the Closing Date, Seller has delivered to Buyer true, accurate and complete copies of (i) the articles of incorporation, bylaws or other internal rules and regulations with respect to the board of directors (if any), handling of shares, segregation of duties, internal audit, handling of personal information and other material matters of Newco and (ii) the minute books of Newco which contain records of all meetings, and other corporate actions taken by, its stockholders, Board of Directors (if any) and any committees appointed by its Board of Directors.

(f)	Seller has delivered to Buyer, a copy of the commercial registers (rireki jiko zenbu shomeisho) of the Subsidiary, AT&T Japan Ltd. and Newco, each certified by the Legal Affairs Bureau.

(g)
All directors, statutory auditors and the representative director appearing on the relevant certificate of all matters recorded of Newco certified by the relevant Legal Affairs Bureau have been duly elected in accordance with applicable Laws.

(h)
As of the Closing, all approvals required to duly and validly complete the Corporate Split, Business Transfer (including the procedure of Jigo-Setsuritsu) and the Contribution in Kind under the Companies Act of Japan have been duly obtained and all such approvals are valid, and all the procedures required for the Corporate Split, Business Transfer and the Contribution in Kind under the Companies Act of Japan have been duly and validly completed in accordance with the Companies Act of Japan.

5.2	Due Authorization

(a)
Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by Seller have been or will have been at Closing duly authorized by all necessary action on the part of Seller.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer, this Agreement and the Ancillary Agreements constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(b)
AT&T Japan Ltd. has all requisite company power and authority to execute and deliver the LTD Business Transfer Agreement and to perform its obligations under the LTD Business Transfer Agreement.  The execution, delivery and performance of the LTD Business Transfer Agreement and the consummation of the transactions contemplated by the LTD Business Transfer Agreement by AT&T Japan Ltd. have been or will have been at Closing duly authorized by all necessary action on the part of AT&T Japan Ltd.  The LTD Business Transfer Agreement constitutes the valid and binding obligation of AT&T Japan Ltd., enforceable against AT&T Japan Ltd. in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)
AT&T Corp. has all requisite company power and authority to execute and deliver the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement, and to perform its obligations under the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement.  The execution, delivery and performance of the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement, and the consummation of the transactions contemplated by the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement by AT&T Corp. have been or will have been at Closing duly authorized by all necessary action on the part of AT&T Corp.  Assuming the due authorization, execution and delivery of the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement by Buyer, the Intellectual Property Agreement, the Guaranty and the AT&T Global Master Carrier Agreement constitute the valid and binding obligations of AT&T Corp., enforceable against AT&T Corp. in accordance with their terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

5.3	No Conflict

Except as set forth in Section 5.3 of the Seller Disclosure Schedule, and except in any case that would not have a Material Adverse Effect, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller or AT&T Corp., as applicable, nor the consummation by Seller, the Subsidiary, AT&T Japan Ltd. or AT&T Corp. of the transactions contemplated by this Agreement or the Ancillary Agreements, as applicable, will (a) conflict with or violate any of Seller’s, the Subsidiary’s, AT&T Japan Ltd.’s or AT&T Corp.’s certificate of incorporation, articles of incorporation, bylaws, Certificate of Formation or limited liability company agreement, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Transferred Contract, in any case with or without due notice or lapse of time or both (c) violate any Law or Judgment applicable to Seller, the Subsidiary, AT&T Japan Ltd. or AT&T Corp., (d) require Seller, the Subsidiary or AT&T Corp. to obtain any Governmental Authorization or make any filing with any Governmental Body, (e) to Seller’s Knowledge, result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Transferred Assets or (f) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material contract other than Transferred Contracts to which Seller, the Subsidiary or AT&T Japan Ltd. is a party or by which Seller, the Subsidiary or AT&T Japan Ltd. is bound, in any case with or without due notice or lapse of time or both.

5.4	Capitalization and Ownership

(a)
As of the Closing Date, the authorized capital stock of Newco consists solely of 1,000 ordinary shares (futsu kabushiki).  As of the Closing Date, Newco will have 110 issued and outstanding ordinary shares (futsu kabushiki) (“Newco Shares”).  As of the Closing Date (but prior to the sale and purchase of Newco Shares contemplated by this Agreement) and since the incorporation of Newco, Seller is, and has been, the sole record and beneficial owner and holder of all of the Newco Shares free and clear of all Encumbrances.  Upon payment in full of the Purchase Price, good and valid title to the Newco Shares will pass to Buyer with no restrictions on the voting rights or other incidents of record of such Newco Shares.  As of the Closing Date, all of the Newco Shares are duly authorized, validly issued, fully paid and nonassessable.  As of the Closing Date, there are no preemptive rights or any other similar rights with respect to the Newco Shares.  There are no contracts, except this Agreement and the Ancillary Agreements, to which either Seller or any other Person is a party or bound with respect to Newco Shares including any contract with respect to the voting rights (including voting trusts or proxies) of the Newco Shares.  Other than the Newco Shares, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Newco will be a party or which are binding upon Newco providing for the issuance or redemption of any shares of Newco’s capital stock.

(b)	For the purposes of Section 5.4(a), references to “as of the Closing Date” shall mean such time as of the Closing Date after the Corporate Split and the Contribution in Kind has each become effective.

5.5	Subsidiaries

Newco does not have any subsidiary.  As of the date of this Agreement, the Subsidiary is the sole record holder of 4,000 shares of common stock issued by E-net Co., Ltd (“E-net Shares”), and at the Closing, Newco will be the sole record and beneficial owner and holder of the E-net Shares.  To Seller’s Knowledge, all of the E-net Shares are duly authorized, validly issued, fully paid and non-assessable.  There are no preemptive rights or other similar rights in respect of the E-net Shares.  Seller has disclosed to Buyer true, accurate and complete copies of any contracts to which Seller or the Subsidiary is a party or currently bound with respect to the E-net Shares including voting (including voting trust and proxies) and disposition of the E-net Shares.

5.6	Financial Statements

(a)
Seller has delivered to Buyer the consolidated audited balance sheet of AT&T Japan LLC Japan Branch for the year ended December 31, 2009 (the “December 2009 Balance Sheet”), and the related statement of income for that period, including the accompanying notes (the “December 2009 Financial Statements”).  The December 2009 Financial Statements fairly present the financial position and results of operations of AT&T Japan LLC Japan Branch as of the respective dates thereof and for the periods indicated therein, all in accordance with GAAP.

(b)
Seller has delivered to Buyer the consolidated unaudited balance sheet of AT&T Japan LLC Japan Branch as of March 31, 2010 (“LLC Interim Balance Sheet”) and the related statement of income for that period.  The LLC Interim Balance Sheet and the related statement of income fairly present the financial position and results of operations of AT&T Japan LLC Japan Branch as of the respective dates thereof and for the periods indicated therein, all in accordance with GAAP.

(c)
Seller has delivered to Buyer the unaudited balance sheet of AT&T Japan Ltd. as of March 31, 2010 (“LTD Interim Balance Sheet”).  The LTD Interim Balance Sheet fairly presents the financial position and results of operations of AT&T Japan Ltd. as of the respective dates thereof and for the periods indicated therein, all in accordance with GAAP.

(d)	Seller has prepared and provided, in good faith, the annexes to the LLC Terms of Business Transfer, the LTD Terms of Business Transfer and the Split Agreement.

5.7	Absence of Undisclosed Liabilities

(a)
As of the date of this Agreement, except for Liabilities incidental to (i) the incorporation and organization of a Japanese joint-stock corporation (kabushiki kaisha), (ii) the application by Newco for employee health benefits (kenko hoken kumiai), (iii) Newco becoming a party to the New IBM Agreement or any Ancillary Agreement that has been executed by Newco on or prior to the date of this Agreement, Newco has not entered into any contracts or undertaken any other obligations and does not owe any Liabilities.

(b)
Other than the Liabilities reflected or reserved against in the December 2009 Balance Sheet, the LLC Interim Balance Sheet or the LTD Interim Balance Sheet, to Seller’s Knowledge, Newco has no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for Liabilities incurred in the ordinary course of business since the respective dates of the December 2009 Balance Sheet, the LLC Interim Balance Sheet and the LTD Interim Balance Sheet.

(c)
Other than the Liabilities reflected or reserved against in the December 2009 Balance Sheet, the LLC Interim Balance Sheet or the LTD Interim Balance Sheet, Newco has no Liabilities arising out of, relating to or incurred in connection with any breach of obligations under agreements related to the Transferred Business, or willful misconduct or negligence by Seller, the Subsidiary, AT&T Japan Ltd., Newco or representatives, directors, officers or employees of Seller, the Subsidiary, AT&T Japan Ltd. or Newco.

5.8	Absence of Certain Changes and Events

From the date of the LLC Interim Balance Sheet to the date of this Agreement, there has not been any Material Adverse Effect.  From the date of the LLC Interim Balance Sheet to the date of this Agreement, the Transferred Business has been operated in the ordinary course of the Transferred Business.

5.9	Transferred Contracts

The Transferred Contracts do not include any contract related to the Transferred Business that (i) has any relation to false business transactions, (ii) contains any provision in violation of applicable Laws except for such violations that would not have a Material Adverse Effect, or (iii) contains any provision which prohibits any party to such contracts, Seller or the Subsidiary from engaging in any kind of business or transaction.

5.10	Tangible Personal Property

As of the Closing Date, Newco has had since its incorporation, good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property free and clear of all Encumbrances except as set forth in Section 5.10 of the Seller Disclosure Schedule.

5.11	Leased Real Property

(a)
Section 5.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, the name of the parties thereto and the aggregate annual rent payable thereunder) of all the real property that is currently leased by Seller or the Subsidiary used for the purpose of the Transferred Business, together with an indication as to whether each leased real property is contemplated to transfer to Newco.  The leased real property which are contemplated to transfer to Newco shall be referred to as “Transferred Sites”.  As of the date of this Agreement, Seller or the Subsidiary has sole and complete right to occupy and use the Transferred Sites free and clear of all Encumbrances.  Seller has made available to Buyer complete and correct copies of the leases in effect as of the date hereof relating to the Transferred Sites, including all amendments, modifications, notices or memoranda of lease thereto.  To Seller’s Knowledge, each of the leases for the Transferred Sites is enforceable against each party to the lease, and is in full force and effect and will continue to be so on identical terms following the consummation of the contemplated transactions.  There has not been any written or oral sublease, occupancy or assignment entered into by Seller or Subsidiary in respect of its Transferred Sites.  Neither Seller nor the Subsidiary is in default of any material provision of any leases for the Transferred Sites.

(b)
As of the Closing Date, for the Transferred Sites where the lessor has consented to the assignment of the lease or a sub-lease (as the case may be) to Newco of the leased premises, Newco will have a complete right to occupy and use the Transferred Sites free and clear of Encumbrances.

(c)
There has not been any written or oral sublease or assignment entered into by Newco in respect of the Transferred Sites or the Alternate Site (as the case may be).  Newco is not in default of any provision of any leases for the Transferred Sites or the Alternate Site (as the case may be).

5.12	Equipment

To Seller’s Knowledge, all of the fixtures and other improvements to the Transferred Sites included in the Transferred Assets and all of the tangible personal property included in the Transferred Assets (a) are suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, (c) have no defects (whether patent or latent) and (d) have been maintained in accordance with normal industry practice.

5.13         Accounts Receivable/Accounts Payable

(a)	All accounts and notes receivable included in the Transferred Business have arisen in the ordinary course of business.

(b)	All accounts and notes payable included in the Transferred Business have arisen in the ordinary course of business.

5.14	Intellectual Property

To Seller’s Knowledge, none of the activities or operation of the Transferred Business infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, except for any infringement, violation or misappropriation that would not have a Material Adverse Effect.  To Seller’s Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property used in the operation of the Transferred Business as presently conducted, except for any infringement, violation or misappropriation that would not have a Material Adverse Effect.  This Section 5.14 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to Intellectual Property, except as set forth in the Intellectual Property Agreement.

5.15	Material Transferred Contracts

(a)
Section 5.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Transferred Contract to which Seller or the Subsidiary is a party as of the date hereof, which:

(i)	is a Transferred Contract or a group of Transferred Contracts to which one of the customers listed in Schedule 5.15(a)(i) is a party;

(ii)	is a Transferred Contract or a group of Transferred Contracts to which one of the business partners listed in Schedule 5.15(a)(ii) is a party;

(iii)	is a Transferred Contract for the provision of services to one of the IBM end-users listed in Schedule 5.15(a)(iii) to which IBM Japan is a party;

(iv)
is a Transferred Contract for a mortgage, indenture, guarantee, loan or credit agreement, security agreement or otherwise relating to indebtedness for borrowed money, other than in the ordinary course of the business, and in each case having an outstanding principal amount in excess of ¥25,000,000;

(v)
is a Transferred Contract for a material license under which Seller or the Subsidiary has obtained a license to use the Intellectual Property of another Person (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than ¥25,000,000 under which Seller or the Subsidiary is the licensee);

(vi)
is a material Transferred Contract (other than the contracts described in Section 5.15(a)(ix) and Section 5.15(a)(xi)) that provides for Seller or the Subsidiary to act as a distributor, dealer, sales representative or authorized service Person;

(vii)	is a material Transferred Contract that limits or purports to limit the ability of Seller or the Subsidiary to compete in any line of business or with any Person or in any geographic area;

(viii)	is a material Transferred Contract between Seller or the Subsidiary and their respective Affiliates;

(ix)	is that certain data center service agreement with Infocom Corporation dated June 9, 2008;

(x)	is that certain stock subscription agreement (kabushiki hikiuke keiyakusho) by and between the Subsidiary and E-net Co., Ltd dated June 1, 2001; or

(xi)
is a master services agreement for carrier commissions (including the master services agreement with KDDI dated July 1, 2006, the master sales cooperation agreement with NTT Communications Corporation dated May 22, 2000 and the master sales agreement with Nihon Telecom Corp. (Softbank) dated December 28, 2001).

The Transferred Contracts listed in Section 5.15(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Transferred Contracts”.

(b)
Except as disclosed in Schedule 5.15(b) of the Seller Disclosure Schedule, Seller has made available to Buyer an accurate and complete copy of each Material Transferred Contract (excluding individual purchase orders).  With respect to each such Material Transferred Contract, none of the Seller, the Subsidiary or Newco, nor, to the Seller’s Knowledge, any other party to the Material Transferred Contract is in material breach or material default under the Material Transferred Contract except for such breaches or defaults as to which requisite waivers or consents have been obtained.  To the Seller’s Knowledge, each Material Transferred Contract is enforceable as to Seller or the Subsidiary (as of the date hereof) and, subject to the relevant Consents being obtained, Newco (as of the Closing Date), in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.16	Tax Matters

(a) All Tax Returns required to be filed on or before the Closing Date by Newco have been timely filed (taking into account applicable extensions of time to file), (b) all Taxes shown on such Tax Returns have been paid and (c) no Governmental Body has proposed formally in writing to make or has made any material adjustment with respect to such Tax Returns.  This Section 5.16 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to Taxes.

5.17	Environmental, Health and Safety Matters

Seller and the Subsidiary (as of the date hereof) and Newco (as of the Closing Date) are in compliance with (a) all Environmental Laws applicable to the conduct of the Transferred Business and (b) all Governmental Authorizations required of Seller, the Subsidiary and Newco under Environmental Laws to conduct the Transferred Business, except in any case, where the failure to so comply would not have a Material Adverse Effect.  There has been no release or, to Seller’s Knowledge, threatened release of any pollutant, contaminant or toxic or Hazardous Material (including toxic mold), substance or waste on, upon, into or from any Transferred Sites. Seller and the Subsidiary (as of the date hereof) and Newco (as of the Closing Date) have not received any written notice stating that the conduct of the Transferred Business is currently, or has been in violation of any Environmental Law, except for such violations which would not have a Material Adverse Effect.  No Proceeding is pending or, to Seller’s Knowledge, threatened against Seller, the Subsidiary or Newco that alleges a violation by Seller, the Subsidiary or Newco of any applicable Environmental Laws that, if adversely determined, would have a Material Adverse Effect.  This Section 5.17 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to environmental, health and safety matters.

5.18	Governmental Authorizations

Newco will upon its incorporation, or alternatively by the Closing Date, have all Governmental Authorizations set forth in Section 5.18 of the Seller Disclosure Schedule that are necessary for it to conduct the Transferred Business as conducted by Seller and the Subsidiary immediately prior to the execution of this Agreement, other than any such Governmental Authorizations the failure of which to have would not have a Material Adverse Effect.  As of the Closing Date, Newco is in compliance with all Governmental Authorizations that are necessary for it to conduct the Transferred Business as conducted by Seller and the Subsidiary immediately prior to the execution of this Agreement, except where the failure to so comply would not have a Material Adverse Effect.

5.19	Compliance with Laws

Except for the matters disclosed in Section 5.19 of the Seller Disclosure Schedule and to the extent it relates to the Transferred Business, Seller, the Subsidiary (as of the date of this Agreement), AT&T Japan Ltd. (as of the date of this Agreement) and Newco (as of the Closing Date), are in compliance with all legal requirements of all Laws (including the filing requirements under the Companies Act, in the case of Newco) and their respective organizational documents applicable to them or the conduct of the Transferred Business or the ownership or use of their properties and assets and to Seller’s Knowledge, there is no basis which could constitute such breach or violation of or default under any legal requirement of any applicable Law and their respective organizational documents, except where the failure to so comply would not have a Material Adverse Effect.

To Seller’s Knowledge, in the conduct of the Transferred Business during the seven (7) year period immediately preceding the Closing Date, none of Seller, the Subsidiary, AT&T Japan Ltd., Newco or any of their respective directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, government official or employee or other Person who was, is or may be in a position to help or hinder Seller, the Subsidiary, AT&T Japan Ltd. or Newco (or assist with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

5.20	Product Warranties; Defects; Liability

(a)
Except as disclosed in Section 5.20 of the Seller Disclosure Schedule (and except for other Liabilities for which there is a reserve which meets the standards described in the following sentence), to Seller’s Knowledge, each product manufactured, sold, leased, licensed, delivered or installed or each service provided by the Subsidiary, Seller or Newco with respect to the Transferred Business (collectively, the “Products”) is, and at all times has been, in compliance with all applicable Laws.  None of the Subsidiary, Seller or Newco has any Liability (and, to Seller’s Knowledge, there is no basis for any present or future action giving rise to any Liability) for the replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the December 2009 Financial Statements, as adjusted for the passage of time in accordance with GAAP, applied on a basis consistent with the principles applied in the preparation of the December 2009 Financial Statements, which reserve is adequate to address all such Liabilities.  Each Product contains adequate warnings, the content and display of which conform to applicable Laws and current industry practice.

(b)
Except as disclosed in Section 5.20 of the Seller Disclosure Schedule, to Seller’s Knowledge, no Product is subject to any guaranty, warranty, or other indemnity by the Subsidiary or Seller (as of the date of this Agreement) or Newco (as of the Closing Date) beyond the applicable standard terms and conditions of sale, lease, service or license agreement.  Section 5.20 of the Seller Disclosure Schedule includes a summary of such standard terms and conditions of all sale, lease, service or license agreements (including the applicable guaranty, warranty, and indemnity provisions).

5.21	Insurance

Seller and the Subsidiary maintain, and up until the Closing Date will continue to maintain, in full force and effect, policies of insurance against fire, theft and other casualties, and covering, to the extent that it relates to the Transferred Business, such other Liabilities and business risks and properties of Seller, the Subsidiary and Newco.  A list and brief description of such policies, including the policy number, the coverage, names of insurance carrier, principal amount or limit, annual premium and date of expiration of each policy is set forth in Section 5.21 of the Seller Disclosure Schedule.

5.22	Legal Proceedings

To the extent that it relates to the Transferred Business, there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller, the Subsidiary (as of the date hereof), AT&T Japan Ltd. (as of the date hereof) or Newco (as of the Closing Date), or any of their properties or assets that, if adversely determined, would have a Material Adverse Effect.  Seller, Subsidiary, AT&T Japan Ltd., or Newco are not subject to any outstanding Judgment that would have a Material Adverse Effect.

5.23	Employment and Labor Matters

(a)
Section 5.23(a) of the Seller Disclosure Schedule is a complete and accurate list of all work rules (shugyo kisoku, including any accompanying rules such as kyuyo kitei) and all agreements with labor unions (roudoukyoyaku), agreements with the person representing the majority of workers (roushikyotei) or any committee of Seller and AT&T Japan Ltd. in effect as of the date of this Agreement established under the applicable laws, including the Labor Standards law of Japan.  Seller and AT&T Japan Ltd. are in material compliance with (as of the date hereof) and Newco is in material compliance with (as of the Closing Date), their legal, contractual, statutory, and fiscal obligations of and in relation to all of the Transferred Employees.

(b)
Neither Seller nor AT&T Japan Ltd. is (as of the date hereof), or Newco (as of the Closing Date) is, a party to or bound by any collective bargaining agreement in connection with any Transferred Employee and to Seller’s Knowledge, no petition has been filed or Proceeding instituted by any Transferred Employee, Seller, AT&T Japan Ltd. or Newco with any labor relations board seeking recognition of a bargaining representative.  To Seller’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any of the Transferred Employees of Seller or AT&T Japan Ltd. (as of the date hereof) or Newco (as of the Closing Date), other than as disclosed in Section 5.23(b) of the Seller Disclosure Schedule.  To the extent it relates to the Transferred Employees and other than as disclosed in Section 5.23(b) of the Seller Disclosure Schedule, within the 12 months prior to the date of this Agreement, there has not been any labor strike, picketing, slowdown, lockout or other work stoppage or workers’ compensation claim, claim or investigation by any Labor Standards Inspection Office in connection with any non-compliance with any applicable Laws relating to labor related matters (including unpaid wages, wrongful termination of employment or labor, compensation for work-related injuries or illness, unilateral change to conditions of employment, disguised worker dispatching and employment discrimination), claim or investigation of sexual harassment, or other labor disputes of a similar nature or, to Seller’s Knowledge, threatened between Seller or AT&T Japan Ltd. (as of the date hereof) or Newco (as of the Closing Date), on the one hand, and any of the Transferred Employees, on the other hand, except as would not have a material adverse effect and except for such disputes with individual Transferred Employees arising in the ordinary course of the Transferred Business.  Seller and AT&T Japan Ltd. are (as of the date hereof) and Newco will be (as of the Closing Date) in material compliance with all applicable Laws pertaining to the employment of Transferred Employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

(c)	This Section 5.23 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to employment and labor matters.

5.24	Disclosure

Seller has in good faith made available to Buyer the due diligence information included in the electronic data room maintained by Seller.

5.25	Sufficiency

To Seller’s Knowledge, the Transferred Assets, together with all assets, services, Intellectual Property and licenses to be provided under the Ancillary Agreements (including Business Exclusive Software to be transferred, Business Related Software to be licensed, and Third Party IP Agreement (as defined in the Intellectual Property Agreement) to be transferred, each under the Intellectual Property Agreement) will, as of the Closing, constitute all of the tangible and intangible assets necessary for Newco to satisfy its obligations to provide JNOS Services and GS Services that Newco is required to provide to customers under the Transferred Contracts and the New IBM Agreement, and any services to be provided by Newco under the Domestic Services Agreement, except for (i) Intellectual Property to be retained by AT&T Corp., Seller or the Subsidiary under the Intellectual Property Agreement, (ii) Third Party IP Agreement that has not been assigned to Newco in accordance with Section 7.2 of the Intellectual Property Agreement as of the Closing, (iii) Overhead Services and (iv) as would not have a Material Adverse Effect.

5.26	New IBM Agreement

Assuming the due authorization, execution and delivery of the New IBM Agreement by IBM Japan Ltd., the New IBM Agreement constitutes the valid and binding obligation of Newco and IBM Japan Ltd., enforceable against IBM Japan Ltd. in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

5.27	Disclaimer of Other Representations and Warranties

The representations and warranties set forth in this Article 5 are the only representations and warranties made by Seller with respect to Seller, Newco, the Subsidiary, the Newco Shares or any other matter relating to the contemplated transactions except as set forth in Ancillary Agreements.  Except as specifically set forth in this Article 5 or other provisions in this Agreement or the Ancillary Agreements, (a) Seller is selling the Newco Shares “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any matter whatsoever relating to Seller, Newco, the Subsidiary, the Newco Shares or any other matter relating to the contemplated transactions including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Transferred Business by Buyer after the Closing in any manner or (iii) the probable success or profitability of the Transferred Business after the Closing, and (b) other than the indemnification obligations of Seller set forth in Article 13 or other provisions in this Agreement, none of the Seller, the Subsidiary, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have, or will be subject to, any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or its Affiliates or Representatives of, or the Buyer’s use of, any information relating to the Newco Shares, Seller, the Subsidiary or any of their Affiliates, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to Buyer or its Affiliates or Representatives, whether orally or in writing, in certain “data rooms,” management presentations, discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the contemplated transactions.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

6.1	Corporate Organization; Status

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan, with full corporate power and authority to conduct its business as it is presently conducted.

6.2	Due Authorization

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been or will have been at Closing duly authorized by all necessary action on the part of Buyer.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller and the other parties thereto, this Agreement and the Ancillary Agreements constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

6.3           No Conflict

Except in any case that would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and except for the filing of a share acquisition notification pursuant to the Anti-Monopoly Act, neither Buyer’s execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements, will (a) conflict with or violate Buyer’s certificate of incorporation, articles of incorporation, bylaws or other organizational documents, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material contract to which Buyer is a party or by which Buyer is bound, in any case with or without due notice or lapse of time or both, (c) violate any Law or Judgment applicable to Buyer or (d) require Buyer to obtain any Governmental Authorization or make any filing with any Governmental Body.

6.4	Legal Proceedings

There is no Proceeding pending or, to Buyer’s knowledge, threatened against Buyer that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

6.5	Financial Capacity

Buyer has immediately available cash in an amount sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, Buyer has delivered to Seller executed commitments, including bridge commitments (collectively, the “Commitment Letters”), if necessary, for all such funds, and Buyer will have available as of the Closing Date (either from its immediately available cash or from the financing contemplated by the Commitment Letters, or a combination thereof) funds sufficient to pay the Purchase Price.  Buyer knows of no circumstance or condition that it expects will prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.

6.6	Independent Investigation

Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Transferred Business to the extent possible based on the information furnished by Seller and the Subsidiary, which investigation, review and analysis was done by Buyer, its Affiliates and Representatives.  Buyer hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 5 or any other provision in this Agreement or Ancillary Agreements, none of Seller, the Subsidiary, Newco or any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to Seller, the Subsidiary, Newco, the Newco Shares or any other matter relating to the contemplated transactions including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Transferred Business after the Closing in any manner or (iii) the probable success or profitability of Newco or the Transferred Business after the Closing, and (b) other than the indemnification obligations of Seller set forth in Article 13 or any other provision in this Agreement or Ancillary Agreements, none of Seller, the Subsidiary, Newco or any of their Affiliates, or any of their respective officers, directors, employees, agents, Representatives or stockholders will have or will be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or its Affiliates or Representatives of, or Buyer’s use of, any information relating to the Newco Shares, Seller, the Subsidiary, Newco or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to Buyer or its Affiliates or Representatives, whether orally or in writing, in certain “data rooms,” management presentations, discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the contemplated transactions.

7.            COVENANTS

7.1	Closing and Notification

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of (i) any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties as of the date of this Agreement or (ii) the occurrence, after the date of this Agreement, of any fact or condition that would cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition.

7.2	Access and Investigation

Until the Closing and upon reasonable advance notice from Buyer, Seller will allow, and will cause the Subsidiary, AT&T Japan Ltd. and Newco to allow, Buyer and its Representative reasonable access during normal business hours and without unreasonable interference with the operation of the Transferred Business to (a) such materials and information (including all books, records, and other documents and data, offices and other facilities and properties) about the Transferred Business as Buyer may reasonably request (including when Buyer requests such materials and information for the inspection and confirmation of Seller’s compliance with the obligations set forth in Section 7.3 and for review, examination and confirmation of the balance sheets prepared by Seller pursuant to Section 7.3(a)) and (b) specified members of management of the Transferred Business as the parties may reasonably agree.  Representatives of Seller and Buyer will have discussions at least twice a month or at such frequency as the parties may agree during the period beginning on the date of this Agreement and ending on the Closing Date in relation to the accounting processes with respect to the Transferred Business in accordance with Section 7.3.

7.3	Operation of the Transferred Business

(a)
Until the Closing, except as otherwise set forth in this Agreement (including the Split Agreement and the Business Transfer Agreements), the Seller Disclosure Schedule or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Seller will, and will cause the Subsidiary, AT&T Japan Ltd. and Newco, as applicable, to (i) conduct the Transferred Business in the ordinary course consistent with past practice in all material respects, (ii) use their commercially reasonable efforts to preserve relationships with their customers and others doing business with them, to the extent it relates to the Transferred Business, (iii) pay punctually any outstanding Liabilities in the ordinary course in accordance with the terms and conditions applicable to such Liabilities including as to the due date for payment and without any prepayments, and (iv) collect all receivables due in accordance with the respective terms and conditions of the agreement under which such receivables are due in a manner consistent with past practice, (v) implement, subject to obtaining any consent from Buyer required under Section 7.3(b), capital expenditures as the necessity arises in a manner consistent with past practice, (vi) prepare and maintain their respective books and records consistent with past practice, in accordance with GAAP (including, without limitation, making necessary depreciations, impairment, disposal and reserves in a timely manner), applied on a basis consistent with the methods applied in the preparation of the December 2009 Financial Statements, and (vii) prepare and deliver to Buyer by the 22nd of each month a monthly estimated balance sheet of the Transferred Business for the immediately preceding month.

(b)
Without limiting the generality of Section 7.3(a), until the Closing, except as otherwise set forth in this Agreement (including the Split Agreement and the Business Transfer Agreements), the Seller Disclosure Schedule or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Seller will not, and will cause Newco, AT&T Japan Ltd. and the Subsidiary not to, in each case with respect to the Transferred Business:

(i)	incur any indebtedness for purposes of raising cash;

(ii)
change the general practices of the business with respect to entering into leases from those followed prior to the date of this Agreement in a manner that materially increases the Retained Assets (as defined in the Business Transfer Agreements) or Transferred Assets (as defined in the Business Transfer Agreements) at the expense of increases to Transferred Liabilities by an aggregate amount of ¥20,000,000 or more;

(iii)	waive or release any right or claim of a material value to the Transferred Business other than in the ordinary course of the Transferred Business;

(iv)	sell, lease or license, or permit any Encumbrance on, any material portion of the assets of the Transferred Business other than in the ordinary course of the Transferred Business;

(v)
acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Transferred Business;

(vi)
materially change the remuneration or other terms of employment of any Target Employee other than (A) in the ordinary course of the Transferred Business, (B) as required by Law or (C) for retention, incentive and similar payments relating to the consummation of the transactions contemplated by this Agreement;

(vii)	materially change the composition of personnel (including, without limitation, a drastic reduction of the workforce and implementation of early retirement plans);

(viii)	amend the organizational documents of Newco; or

(ix)	declare or pay any dividend or other distribution of assets that would otherwise constitute part of the Transferred Assets;

(x)	create, purchase, redeem, issue or allot or agree to create, purchase, redeem, issue or allot any shares;

(xi)
conduct any transaction between Seller, the Subsidiary, AT&T Japan Ltd. or Newco and any Affiliates of AT&T Corp. in a manner and/or on terms inconsistent with the normal practice of the 12 months prior to the date of this Agreement, and in all cases in accordance with any existing policies;

(xii)
enter into, modify or terminate any material contract, agreement, transaction or commitment (regardless of whether they are legally binding or not) other than in the ordinary course of the Transferred Business;

(xiii)	modify or terminate the agreement entered into between Newco and IBM, as referred to in Recital C of this Agreement;

(xiv)
decide, resolve, enter into agreements relating to, or otherwise carry out, capital expenditures that will become Transferred Liabilities in excess of ¥50,000,000 for any one investment or series of related investments except that such limit shall be ¥150,000,000 for any one investment or series of related investments for capital expenditure incurred in the course of providing services (including but not limited to resale) to Transferred Customers;

(xv)	institute or settle any litigation or other legal proceeding having, or which may have, a Material Adverse Effect on the Transferred Business;

(xvi)	enter into guarantee, indemnity or other similar agreements other than in the ordinary course of the Transferred Business;

(xvii)
fail to maintain in force insurance policies with limits of indemnity at least equal to, and otherwise on terms no less favorable than, those policies of insurance currently maintained by it, nor permit any of its insurance policies to lapse or do anything which would make any insurance policy void or voidable;

(xviii)	change, modify or amend master services agreements for carrier commissions in Section 5.15(a)(xi); or

(xix)	agree to take any of the foregoing actions (whether or not in writing).

7.4	Filings

Subject to terms and conditions provided in this Section 7.4, Seller and Buyer each will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the contemplated transactions and to cooperate with each other in connection with the foregoing, including to: (i) obtain all Governmental Authorizations that are required to be obtained under any Law, (ii) lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of the parties to this Agreement to consummate the contemplated transactions; (iii) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Body, including the Fair Trade Commission of Japan, with pre-transaction and post-transaction filing requirements that are deemed by Seller and Buyer, after consulting with one another, to be applicable to the contemplated transactions; and (iv) fulfill all conditions to this Agreement except as expressly provided in this Agreement.  Notwithstanding anything to the contrary herein, (a) Seller shall have the discretion to accept or reject the terms and conditions (or proposed terms and conditions) of any Governmental Approval that (1) relates to any business of Seller or its Affiliates other than the Transferred Business or (2) materially adversely affects Seller or the Subsidiary, and (b) Buyer shall have the discretion to accept or reject the terms and conditions (or proposed terms and conditions) of any Governmental Approval that materially adversely affects it or the Transferred Business.  In no event, however, will Seller, Buyer, the Subsidiary or Newco be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 7.4.

7.5	Consents

(a)
Seller shall, after the execution of this Agreement and before the Closing, use its best efforts to obtain or cause the relevant third party to obtain, all the necessary Consents of the relevant third parties to the Material Transferred Contracts identified on Schedule 7.5(a) (the “Identified Contracts”) as of the Closing. Buyer shall, as reasonably requested by Seller, cooperate with Seller to the extent reasonable in Seller’s best efforts to obtain such Consents.

(b)
If there are any such Consents that have not been obtained as of the Closing, Seller and Buyer shall (and Buyer shall cause Newco to) each use its best efforts, to obtain as promptly as practicable after the Closing the Consent of the other parties to such Identified Contracts.

(c)
For purposes of this Section 7.5, “best efforts” of a party shall mean substantial compliance in all material respects with the following:  Appropriate management of Seller and Buyer shall develop a plan to approach each Person from whom Consent is required with respect to each Identified Contract, which plan shall be reasonable in the circumstances (the “Consent Plan”).  Subject to time limitations of Seller’s management in meeting its obligations under this Agreement and not unreasonably interfering with the operation of the Transferred Business, Seller shall endeavor to obtain the Consents in accordance with the strategy developed, including devoting appropriate Seller management to contacting the third party and, where necessary and consistent with the Consent Plan, offering to meet with the third party in person to facilitate obtaining the Consent.  In no event, however, will “best efforts” in this Section 7.5 be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts or making of any other concessions to any third party to induce granting such Consent.  In no event shall Seller be required to continue to seek Consents after three (3) months following the Closing Date.  It is recognized that after the Closing, Newco will generally have the personnel with the necessary relationships and abilities to continue to seek Consents; and therefore after the Closing Newco will be the primary lead in the effort to obtain any such remaining Consents; with Seller cooperating to the extent reasonable in Newco’s efforts to obtain such Consents.

(d)
From the date of this Agreement until the Closing, Seller shall provide Buyer reasonable periodic updates as to the status of obtaining such Consents.  After the Closing, Seller shall provide Buyer updates as to the status of obtaining any remaining such Consents as Buyer shall reasonably request.  Seller shall promptly notify Buyer if Seller has Knowledge that after the date of this Agreement Seller has received a written notice from the third party to the Identified Contract that such third party refuses to grant the Consent or otherwise intends to terminate the Identified Contract.

7.6	Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as agreed by the parties, unless otherwise required by Law.  Seller and Buyer will consult with each other concerning the means by which the customers, suppliers and others having dealings with respect to the Transferred Business will be informed of the contemplated transactions.

7.7	Confidentiality

(a)
Each of Buyer and Seller will, and will cause its Affiliates and respective officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors (“Representatives”) to hold in confidence all information (other than such information as may have become publicly available without violation of this Agreement) furnished or made available by such party (“Provider”) to the other party (“Receiver”) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as well as all information concerning Provider, its Affiliates or its assets, business or operations contained in any analyses, compilations, studies or other documents prepared by or on behalf of Receiver based on information provided by Provider (collectively, the “Information”).  Receiver will not, without the prior written consent of Provider, release or disclose any Information regarding Provider to any other person, except to Receiver’s own Representatives who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, who are informed of the confidential nature of the Information and who agree to maintain the Information as confidential.

(b)
Notwithstanding the foregoing, Seller and Buyer may provide Information to third parties or to the public, as the case may be, to the extent reasonably necessary to fulfill their respective obligations under this Agreement and the Ancillary Agreements; as may be reasonably necessary in connection with Tax filings and related matters; and as may be required by any stock exchange or Governmental Body, the Bank of Japan or self regulatory organizations or, subject to Section 7.6 (Public Announcements) and Section 7.7(c) below, as required by applicable Law or as part of arbitral or legal proceedings, filings or other similar processes.

(c)
In the event Receiver or any person to whom Receiver transmits Information regarding Provider pursuant to this Agreement becomes legally compelled to disclose any of such Information, Receiver will provide Provider with prompt notice to the extent practically possible so that Provider may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Receiver will furnish only that portion of the Information which Receiver is legally required to disclose.

(d)
If the transactions contemplated by this Agreement are not consummated, Buyer and Seller each agree that:  (i) the Information, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of Receiver, will be returned to Provider promptly upon Provider’s request therefor; and (ii) that portion of the Information which consists of analyses, compilations, studies or other documents prepared by or on behalf of Receiver will be held by Receiver and kept confidential and subject to the terms of this Section, or will be destroyed.  The obligations of this Section 7.7(d) shall survive termination of this Agreement.

(e)
After the Closing and for a period of three (3) years thereafter, except as otherwise contemplated in this Agreement or the Ancillary Agreements (including for the purpose of providing services under the AT&T Global Master Carrier Agreement), Seller shall not and shall cause its Affiliates not to disclose to any third parties, any Information regarding the Transferred Business or any other information regarding the Transferred Business that was or is in the possession of Seller or Subsidiary prior to or as of the Closing.

(f)
Notwithstanding anything herein to the contrary, the following shall not constitute Information:  (i) information that was already in the public domain (including through press releases or public disclosures previously authorized or coordinated between the parties) or lawfully in the possession of the Receiver before disclosure by the Provider; (ii) information that is known to the Receiver prior to the time of disclosure by the Provider or independently developed by the Receiver; or (iii) information obtained by the Receiver from a third party legally entitled to disclose the same free of any non-disclosure restrictions.

(g)
It is understood and agreed that nothing in this Section 7.7 shall limit or restrict a party from using any Information to enforce or to defend its rights under this Agreement or any Ancillary Agreement in any legal proceeding, arbitration, administrative proceeding or other similar proceeding.

(h)
Notwithstanding anything to the contrary in Section 7.6 or this Section 7.7, nothing in Section 7.6 or this Section 7.7 shall limit or restrict Buyer from, after the Closing, using, or disclosing to any third parties or to the public, any information (including Information) that relates solely to Newco’s Transferred Business.

7.8	Corporate Split

(a)
On the Closing Date by the Closing, Seller shall cause the Subsidiary to use commercially reasonable efforts to effect, at its own cost, the Corporate Split as provided in the Split Agreement and in accordance with applicable Law.

(b)	Notwithstanding anything herein to the contrary, Seller shall, and shall cause the Subsidiary to, report, deliver and submit to Buyer:

(i)
(until the Closing) promptly after becoming aware of such issue, any material issue (including, without limitation, the existence of any objection from creditors during the creditor’s objection giving period) that has arisen or may arise in the course of the Corporate Split, together with reasonable evidence;

(ii)	(until the Closing) upon Buyer’s reasonable request, materials and information concerning the Corporate Split;

(iii)	(until the Closing) promptly after the effectuation of the Corporate Split, notice that the Corporate Split has been completed and effectuated; and

(iv)	(until six (6) months after the effective date of the Corporate Split) promptly after becoming aware of such event, any material basis for the filing of proceedings nullifying the Corporate Split.

7.9	Business Transfer

(a)
On the Closing Date by the Closing, Seller shall, and shall cause AT&T Japan Ltd. to, use commercially reasonable efforts to effect the Business Transfer as provided in the Business Transfer Agreements (including the Contribution in Kind) and in accordance with applicable Law.

(b)	Notwithstanding anything herein to the contrary, Seller shall, and shall cause AT&T Japan Ltd. to, report, deliver and submit to Buyer:

(i)	(until the Closing) promptly after becoming aware of such event, any material issue that has arisen or may arise in the course of the Business Transfer, together with reasonable evidence;

(ii)	(until the Closing) upon Buyer’s reasonable request, materials and information concerning the Business Transfer;

(iii)	(until the Closing) promptly after the effectuation of the Business Transfer, notice that the Business Transfer has been completed and effectuated; and

(iv)	(until six (6) months after the effective date of the Business Transfer) promptly after becoming aware of such event, any material basis for the filing of proceedings nullifying the Business Transfer.

(c)
Seller and Buyer shall, and Seller shall cause AT&T Japan Ltd. to, cooperate with each other in good faith in the allocation and transfer of any non-material assets or liabilities to the extent such assets or liabilities are not reflected in the Schedules to the Business Transfer Agreements; provided however that for the purpose of such cooperation, neither Seller or Buyer shall be required to use more than commercially reasonable efforts.

7.10	Examination of Delivery and Preparation of Closing Balance Sheet

(a)
During the three (3) month period beginning on the Closing Date, Seller shall, and shall cause the Subsidiary and AT&T Japan Ltd. to, provide documents, explanation or any other information reasonably required by Buyer in order for Buyer to verify that all the Transferred Assets, Transferred Contracts, Transferred Sites and Transferred Business have been transferred, and any liabilities other than Transferred Liabilities have not been transferred, to Newco through Corporate Split and Business Transfer.  Notwithstanding anything herein to the contrary, Seller shall take all reasonable measures to remedy any lack of delivery of Transferred Assets, Transferred Contracts, Transferred Sites and Transferred Business to Newco and any wrongful delivery of assets, liabilities or other items that do not belong to the Transferred Business to Newco in accordance with good faith discussions between Buyer and Seller.

(b)
During the three (3) month period beginning on the Closing Date, Buyer shall, and shall cause Newco to, provide documents, explanation or any other information reasonably required by Seller in order for Seller to perform its obligations under Section 7.10(a).

(c)	During the three (3) month period beginning on the Closing Date, Buyer and Seller shall cooperate in preparation of a balance sheet of Newco as of the Closing Date.

7.11	New Customer Contracts

Unless the parties mutually agree in writing otherwise, Contracts entered into after the date of this Agreement up until the Closing by Seller, the Subsidiary or Newco (as the case may be) for the supply of services to a customer (each such contract a “New Customer Contract”) shall be allocated as between the Transferred Business and the Retained Business as follows:

(a)	a New Customer Contract entered into with a Transferred Customer shall be treated as a Transferred Contract;

(b)	a New Customer Contract entered into with a Retained Customer shall be treated as a Retained Contract;

(c)
a New Customer Contract with a customer other than a Transferred Customer or a Retained Customer shall be treated as either a Transferred Contract or a Retained Contract based on the same methodology used to identify customers of the Business as either Transferred Customers or Retained Customers for purposes of this Agreement; and

(d)
a New Customer Contract with a customer that is both a Transferred Customer and a Retained Customer shall be treated as a Transferred Contract if such New Customer Contract is for JNOS Services or as a Retained Contract if such New Customer Contract is for GS Services.

7.12	New IBM Agreement

Prior to the Closing, Seller shall cause Newco not to commit or agree to any modifications to the New IBM Agreement.

7.13	Transferred Sites

(a)
Upon written notice from Buyer, Seller will pay to Buyer, in immediately available funds, amounts incurred by Buyer to restore and reinstate the Transferred Sites (including any Transferred Sites which are sub-leased to Newco) to their original condition as may be required under the terms of the respective leases for the Transferred Sites; provided however that the amount paid by Seller to Buyer for each Transferred Site pursuant to this Section 7.13(a) will in no event exceed the amount set out in Schedule 7.13(a) against each Transferred Site.  The aggregate of the restoration and reinstatement costs for all the Transferred Sites specified in Schedule 7.13(a) is equal to the amount reflected on the LLC Interim Balance Sheet (“Reserved Reinstatement Amount”).

(b)
With respect to the Transferred Sites where the Consent of the lessor is required for (i) the split of the existing lease agreement for the lease of the Shin Nikko Building located at 2-10-1 Toranomon, Minato-ku, Tokyo as outlined in Schedule 5.11(a), (ii) the assignment of the lease agreement, or (iii) the sub-lease of the leased premises to Newco, Seller and Buyer each will use its commercially reasonable efforts, and cooperate with each other, to obtain such Consent as promptly as practicable.

(c)
In the event that the requisite Consent for (i) or (ii) is not given by the Closing Date, to the extent permitted by the respective lease agreements, Seller shall sub-lease the Transferred Sites to Newco on substantially the same terms and conditions as the underlying lease agreement.

(d)
Except as the parties may otherwise agree, with respect to a Transferred Site for which an Alternate Site is utilized, (i) Seller shall bear all liabilities in relation to the Transferred Site under the respective lease agreement retained by Seller, including rental payments and restoration and reinstatement costs at the expiration or termination of the lease agreement, and (ii) Newco shall fully bear all costs and expenses in relation to the Alternate Site, including rent, costs for securing the Alternate Site and costs for restoration and reinstatement (if any).

7.14	Suppliers

In relation to the supply of goods or services used in the Transferred Business as of the date of this Agreement, Seller will use commercially reasonable efforts to provide the following assistance, make the following arrangements or filings or take the following actions, as the case may be:

(a)
Circuits.  On or as soon as practicable after Closing, file with each of NTT, KDDI and Softbank (each a “Carrier”) a circuit owner change notification, in the form prescribed by each Carrier, specifying Newco as owner of the circuits used in the Transferred Business (excluding the circuits Seller uses to provide Newco with GS Services pursuant to the AT&T Global Master Carrier Agreement) as of the date of this Agreement as listed in Schedule 7.14(a), which list shall be updated as of Closing to reflect changes to circuits in the ordinary course of business between the date of this Agreement and Closing;

(b)
Non-Payroll Workers.  To the extent that there are contracts for the provision of services by non-payroll workers that are engaged exclusively in the Transferred Business, arrange for the transfer of such contracts to Newco pursuant to either the LLC Business Transfer Agreement or the LTD Business Transfer Agreement; and

(c)
Other Supplier Contracts.  To the extent that there are any other contracts in effect as of the date of this Agreement that are for the supply of goods or services used exclusively in the Transferred Business (excluding the supply of goods or services Seller uses to provide Newco with GS Services pursuant to the AT&T Global Master Carrier Agreement), Seller shall use commercially reasonable efforts to arrange for the transfer of such contracts to Newco pursuant to either the LLC Business Transfer Agreement or the LTD Business Transfer Agreement.

7.15	Shared Business Partner Contracts

(a)
Seller will, between the date of this Agreement and the Closing Date, use commercially reasonable efforts to enable Newco to enter into an agreement with each Shared Business Partner (each such agreement, a “Shared Business Partner Assumption Agreement”) that allows Newco to, in effect, assume substantially the same rights, obligations and status of the Subsidiary under each Shared Business Partner Contract, to the extent that such Shared Business Partner Contract pertains to the services provided to the Transferred Business End-Users.

(b)
If by the date on which the Subsidiary and Newco enter into the Split Agreement, Newco has not entered into a Shared Business Partner Assumption Agreement with any of the Transferred Business Partners, Seller will arrange for the transfer of each Shared Business Partner Contract with each such Transferred Business Partner to Newco pursuant to the Corporate Split.

(c)
Seller and Buyer will cooperate to establish an agency type or other similar arrangement (“Agency Arrangement”) reasonably satisfactory to Seller and Buyer with respect to the Retained Business End-Users under the Shared Business Partner Contracts transferring to Newco pursuant to the Corporate Split.  Under each Agency Arrangement, Newco would enforce for the benefit of the Subsidiary, with the Subsidiary assuming and agreeing to perform and pay Newco’s Liabilities and expenses, any and all rights of Newco against the Transferred Business Partner and remit to the Subsidiary, any amount paid by the Transferred Business Partner for the provision of the services to such Retained Business End-User.  Buyer shall, or shall cause Newco to, terminate each Agency Arrangement, in part corresponding to each Retained Business End-User when the service contract or purchase order between each Transferred Business Partner and the respective Retained Business End-User expires or terminates.

(d)
If by the Closing Date, Newco has not entered into a Shared Business Partner Assumption Agreement with any of the Retained Business Partners, Seller and Buyer will, and Seller will cause the Subsidiary to, cooperate to establish an Agency Arrangement reasonably satisfactory to Seller and Buyer with respect to each such Transferred Business End-User under the respective Shared Business Partner Contract with the Retained Business Partner.  Under each Agency Arrangement, the Subsidiary would enforce for the benefit of Newco, with Newco assuming and agreeing to perform and pay the Subsidiary’s Liabilities and expenses, any and all rights of the Subsidiary against the Retained Business Partner and remit to Newco any amount paid by the Retained Business Partner for the provision of the services to the Transferred Business End-Users.  The Subsidiary shall terminate each Agency Arrangement, in part corresponding to each Transferred Business End-Users, when the service contract or purchase order between each Retained Business Partner and the respective Transferred Business End-User expires or terminates.

(e)	During the Restricted Period, on expiration or termination of any service contract or purchase order outstanding under a Shared Business Partner Contract between:

(i)
the Subsidiary and a Retained Business Partner in relation to a Transferred Business End-User, Seller shall cause the Subsidiary to reject any new purchase order or request for provision of services in relation to such Transferred Business End-User;

(ii)
Newco and a Transferred Business Partner in relation to a Retained Business End-User, Buyer shall cause Newco to reject any new purchase order or request for provision of services in relation to such Retained Business End-User.

7.16         Shared Global Services Customers

(a)
Seller will, between the date of this Agreement and the Closing Date, use commercially reasonable efforts to, or cause the Subsidiary to, enter into a separate agreement with each Shared Global Services Customer for the Shared Global Services Customer’s Japan site(s) (“Shared Global Services Separation Agreement”).  Each such Shared Global Services Separation Agreement shall be on substantially the same terms and conditions as the corresponding Shared Global Services Customer Contract.

(b)
If by the date on which the Subsidiary and Newco enter into the Split Agreement, Seller or the Subsidiary has entered into a Shared Global Services Separation Agreement with any of the Shared Global Services Customer, Seller will arrange for the transfer of the Shared Global Services Separation Agreement to Newco pursuant to the Corporate Split.

(c)
If by the Closing Date, Seller or the Subsidiary has not entered into a Shared Global Services Separation Agreement with any of the Shared Global Services Customers, Seller will pay to Buyer 10% of the Seller’s revenues under any outstanding Shared Global Services Customer Contract (including any outstanding purchase order under any such Shared Global Services Customer Contract) in relation to such Shared Global Services Customer’s Japan site(s) until the expiration or termination of such Shared Global Services Customer Contract (or purchase order) or 12 months, whichever is shorter.  For reference, Schedule 1.1(e) sets out the billed revenue for the Japan site(s) of all of the Shared Global Services Customers in 2009.

7.17	IBM End-Users

(a)
Schedule 7.17(a) contains a list of IBM’s end-users whose Consents have to be obtained for the transfer of the IBM End-User Contracts (“IBM End-Users Requiring Consents”) between the date of this Agreement and the Closing Date. Seller will use commercially reasonable efforts to obtain such Consents in cooperation with IBM.

(b)
If by the Closing Date, the Consents have not been obtained, Seller and Buyer will cooperate to establish an Agency Arrangement reasonably satisfactory to Seller and Buyer with respect to the IBM End-User Contracts.  Under each Agency Arrangement, Seller would enforce for the benefit of Newco, with Newco assuming and agreeing to perform and pay Seller’s Liabilities and expenses, any and all rights of Seller against the IBM End-Users and remit to Newco any amount paid by the IBM End-Users for the provision of the services under the IBM End-User Contracts.  Seller shall terminate each Agency Arrangement, in part corresponding to each IBM End-User, when the service contract or purchase order of the IBM End-User under the respective IBM End-User Contract expires or terminates.

(c)
During the Restricted Period, on expiration or termination of any service contract or purchase order outstanding under the respective IBM End-User Contract after Closing, Seller shall reject any new purchase order or request for provision of services in relation to such IBM End-User.

7.18	Return or Destruction of Data

In the event that information, data or software pertaining to the Retained Business (“Data”) is mistakenly provided or disclosed to Buyer, Buyer shall immediately on being aware of its access to, or possession of, such Data inform Seller.  Buyer shall follow Seller’s security procedures and guidelines in the return to Seller, or destruction, of such Data.  Buyer acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) to such Data.

7.19	Regional Partner

During the period from the Closing until two (2) years therefrom, Seller and its Affiliates (including AT&T Corp.) recognize Buyer and its Affiliates as a regional business partner.

7.20	NTT Shares

Seller shall cause AT&T Global Network Assets LLC (or one of its Affiliates) to use commercially reasonable efforts to take all actions necessary on its part so to complete the acquisition of the entire ownership interest of Milletechno, Inc. in Seller by the date the Closing would have occurred but for the failure of the closing condition set forth in Section 11.5 to be satisfied.  To the extent that the Closing has not yet occurred by six (6) months less five (5) Business Days from the date of this Agreement and all of the other conditions to Closing of Seller set forth in Articles 9 and 11 have been duly satisfied or waived by Seller except for the condition set forth in Section 11.5, Seller agrees that it shall waive the condition to Closing in Section 11.5.

8.	EMPLOYEES

8.1	Employment Offer

(a)	Seller shall cause Newco to extend a written offer of employment (“Employment Offer”) to each of the Target Employees.

(b)	Each Employment Offer extended to the Target Employees by Newco shall:

(i)	be conditional upon the completion of the Closing;

(ii)
be for terms and conditions that are substantially equivalent to those in effect immediately prior to the Closing Date, excluding the terms and conditions related to the Seller Pension Plans, which will be replaced by the terms and conditions that are in accordance with the current Buyer Pension Plan;

(iii)
provide employee benefits that in the aggregate are substantially equivalent to those provided to the Target Employee immediately prior to the Closing Date, excluding the benefits related to the Seller Pension Plans;

(iv)
be for a position with job duties that are in principle substantially similar to the job duties of the position that the Target Employee held immediately prior to the Closing Date; provided however that, the position and job duties may be changed to meet the reasonable needs of Newco’s business operations;

(v)	be for employment at a location within 25 km of the location that the Target Employee works at immediately prior to the Closing Date; and

(vi)
require a Target Employee who wishes to accept the Employment Offer to execute a letter of resignation (“Resignation Letter”) under which such Target Employee agrees to resign from the Subsidiary or AT&T Japan Ltd. on the terms and subject to the conditions set forth in the Resignation Letter .

8.2	Newco Employment Terms and Conditions

(a)	Newco shall not, and Buyer shall cause Newco not to, prior to the first anniversary of the Closing Date, in relation to any Employment Offer made pursuant to this Section 8:

(i)
alter, modify or withdraw any of the terms contained in the Employment Offer except for (i) any change to the base salary, position/job duties or the place of work, which change has to be in accordance with this Section 8.2(a), or (ii) any alteration, modification or withdrawal where such alteration, modification or withdrawal is justified under applicable laws and regulations in light of any wrong-doing on the part of the respective Transferred Employee, including (A) absence without justifiable reason, (B) injury or sickness not sustained in the course of employment and necessitates a reduction in working hours, workload or responsibilities, or (C) conduct which is in violation of any Laws or public policy (for the avoidance of doubt this exception (ii) shall apply to Sections 8.2(a)(iv) and 8.2(a)(v));

(ii)	terminate the employment of any Transferred Employee unless the termination is for cause and is justified in light of the work rules of Newco, and relevant laws and regulations;

(iii)	amend the work rules of Newco to the detriment of the Transferred Employee;

(iv)
change the position/job duties of the Transferred Employee described in the Employment Offer except in the ordinary course of business or for Newco’s operational requirements, provided that any such change is for promotional or developmental purposes and does not involve any demotion or downgrade;

(v)	decrease the base salary of the Transferred Employee; or

(vi)
change the physical place of work to a location that is more than 25 km away from the original place of work unless consent is obtained from the Transferred Employee. Each Transferred Employee shall be provided appropriate relocation benefits in the event of a relocation.

(b)	Newco shall, and Buyer shall cause Newco to, establish and maintain, the following benefits for the Transferred Employees for at least the period up to the first anniversary of the Closing Date:

(i)	Relo Club Membership;

(ii)
a savings plan for the Transferred Employees as currently maintained by Seller or AT&T Japan Ltd. (as the case may be), where certain amounts are deducted from the employees’ monthly salary and deposited into a bank account established for savings purposes;

(iii)
baby-sitting services provided to individual Target Employees equivalent to the baby-sitting discount coupons provided by Seller or AT&T Japan Ltd. to a Transferred Employee prior to the Closing Date or which a Transferred Employee is eligible to receive before the first anniversary after returning from maternity leave;

(iv)
any education or professional certification program sponsored by Seller or AT&T Japan Ltd. (as the case may be) in which a Transferred Employee participates in prior to the Closing Date, to the extent that such program is available in Japan and reasonably necessary for a Transferred Employee in the ordinary course of business.

(c)
Newco shall, and Buyer shall cause Newco to, include the years of continuous employment with Seller or AT&T Japan Ltd. (as the case may be) as part of the years of continuous employment with Newco when calculating periods for paid leave and administrative leave. Seller and Buyer acknowledge that Newco will not rollover the Transferred Employee’s years of continuous employment with Seller or AT&T Japan Ltd. (as the case may be) to the Buyer Pension Plan.

8.3	Transition Bonus

Seller shall pay to each Target Employee who accepts an Employment Offer and executes a Resignation Letter a transition bonus (“Transition Bonus”) on the terms and subject to the conditions set forth in the Resignation Letter, each such Target Employee being a “Transition Bonus Eligible Employee”.  Seller shall pay, as Transition Bonus, up to the aggregate of the amounts offered to each of the Transition Bonus Eligible Employees specified in Schedule 8 as Transition Bonus (“Transition Bonus Funds”).  On the Closing Date, Seller shall deposit the Transition Bonus Funds by wire transfer to a bank account maintained by Newco that is opened and operated solely for the purpose of receiving Transition Bonus Funds and making the Transition Bonus Payments to the Transition Bonus Eligible Employees (“Transition Bonus Account”).  Newco shall, and Buyer shall cause Newco to: (i) withdraw any amounts from the Transition Bonus Account only with the prior written consent of Seller, (ii) timely make the Transition Bonus Payments on behalf of Seller on the first anniversary of the Closing Date in accordance with the Resignation Letters, and (iii) promptly transfer back to Seller by wire transfer any monies remaining in the Transition Bonus Account after the Transition Bonus Payments have been made.  Newco shall, and Buyer shall cause Newco to, bear all bank charges for wire transfers from Newco to Seller, as contemplated by this Section 8.3.  For the avoidance of doubt, for the purpose of this Section 8.3, Newco will be deemed to be acting at all times as Seller’s agent and accordingly, Newco will not treat the Transition Bonus Payments as expenses for accounting and Tax purposes.

8.4           Seller Pension Plans

(a)
On or before the Closing, Seller shall, and shall cause AT&T Japan Ltd. to: (i) terminate the Seller Pension Plans, (ii) cause all assets of the Seller Pension Plans to be paid to the Transferred Employees, and (iii) make a lump-sum payment of all retirement benefits that each respective Transferred Employee is eligible to receive from Seller or AT&T Japan Ltd. (as the case may be) in the case of an involuntary retirement pursuant to the employment terms and conditions currently applied to the respective Transferred Employee as of the date of this Agreement.

(b)
In the event that any of the Target Employees are not Transferred Employees for whatever reason, Buyer shall make a one-time payment to Seller or AT&T Japan Ltd. (as the case may be) at Closing equal to ¥890,000 multiplied by the number of the Target Employees who are permanent employees (seishain) who do not become Transferred Employees at Closing; provided, however, Target Employees who leave the business without requiring a severance payment between the signing of this Agreement and Closing and Target Employees who have been removed from Schedule 8 upon the agreement of Seller and Buyer will not be counted in the number of such Target Employees.

(c)
Starting on the Closing Date, Buyer shall, or shall cause Newco to, provide each Transferred Employee a pension plan that is no less favorable to the Transferred Employee than the pension plan of a similarly situated employee of Buyer (“Buyer Pension Plan”).

(d)
If any Transferred Employee cannot be covered by the Buyer Pension Plan from the Closing Date, Buyer shall provide a RAP (retirement annuity policy) solution and accrue for it appropriately.  Buyer shall rollover the accrual into the Buyer Pension Plan when each such Transferred Employee is covered by the Buyer Pension Plan.

(e)
Seller shall, or shall cause an Affiliate of Seller to, pay to each Target Employee who becomes a Transferred Employee the amount set out in the pension reduction incentive column for that Target Employee on the Closing Date.

(f)
Starting on the Closing Date until at least the first anniversary of the Closing Date, Buyer shall, or shall cause Newco to, provide each Transferred Employee life insurance coverage comparable to the group life insurance coverage (sogo fukushi dantai teiki hoken) each Transferred Employee had prior to Closing.  Buyer or Newco shall be responsible for paying all premiums due to maintain this life insurance coverage for the Transferred Employees.

8.5	Transferred Employee Liabilities

(a)	Seller shall, and shall cause AT&T Japan Ltd. to, satisfy at or before the Closing, all of the following Liabilities (as of the Closing Date) as an employer of the Transferred Employees:

(i)	the Seller Pension Plans applicable to each of the Transferred Employees;

(ii)	all benefits under executive plans accrued prior to the Closing;

(iii)	all incentives, awards and bonuses attributable to the period prior to the Closing; and

(iv)	any amounts to be reimbursed to employees for payments made by such employees in the course of carrying out their work duties during the period prior to Closing (tatekae mibarai seisankin).

9.	CONDITIONS PRECEDENT TO SELLER’S AND BUYERS OBLIGATION TO CLOSE

The respective obligations of Seller and Buyer to consummate the contemplated transactions and to take the other actions required to be taken by Seller or Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1	Consummation of Corporate Split and Business Transfer

Each of the Corporate Split and the Business Transfer shall have been consummated in accordance with this Agreement.

9.2	Governmental Authorizations

Each of the material Governmental Authorizations required in connection with the contemplated transactions will have been obtained and will be in full force and effect.

9.3	No Prohibition

There must not be in effect any applicable Law or Judgment that prohibits the consummation of the contemplated transactions, and the applicable waiting period under Anti-Monopoly Act in Japan in connection with the contemplated transactions has passed.

9.4	Employees

As of the Closing, no less than 75% of the Target Employees who are permanent employees (seishain) have timely accepted the offer of employment extended by Newco in accordance with this Agreement.

10.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the contemplated transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

10.1	Accuracy of Representations

The representations and warranties of Seller in Article 5 must be true and correct in all respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty must have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material”, “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect; and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.

10.2	Performance

All of the covenants or obligations that Seller is required to perform or comply with under this Agreement on or before the Closing Date (considered both collectively and individually) will have been performed and complied with in all material respects at or prior to Closing.

10.3	Additional Documents

Seller must have delivered to Buyer such documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the contemplated transactions.

10.4	Ancillary Agreements

Each of Seller, AT&T Japan Ltd. and AT&T Corp. shall have duly and validly executed each Ancillary Agreement to which it is a party.

10.5	Material Adverse Effect

From the date of this Agreement, no Material Adverse Effect shall have occurred.

11.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to consummate the contemplated transactions and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

11.1	Accuracy of Representations

The representations and warranties of Buyer in Article 6 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty must have been true and correct in all respects as of such date); and Seller shall have received a certificate signed by an authorized officer of Buyer to such effect.

11.2	Buyer’s Performance

All of the covenants or obligations that Buyer is required to perform or comply with under this Agreement on or before the Closing Date (considered both collectively and individually) will have been performed and complied with in all material respects.

11.3	Additional Documents

Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of facilitating the consummation or performance of any of the contemplated transactions.

11.4	Ancillary Agreements

Buyer shall have duly and validly executed each Ancillary Agreement to which it is a party.

11.5	NTT Shares

AT&T Global Network Assets LLC (or one of its Affiliates) shall have acquired the entire ownership interest of Milletechno, Inc. in Seller.

12.	TERMINATION

12.1	Termination Events

This Agreement may, by written notice given before or at the Closing, be terminated:

(a)	by mutual consent of Buyer and Seller;

(b)
by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of Seller’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Sections 10.1, 10.2 and 10.5, and which breach has not been cured within 30 days after written notice of the breach has been delivered to Seller from Buyer;

(c)
by Seller (so long as Seller is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of Buyer’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 11.1 or Section 11.2, and which breach has not been cured within 30 days after written notice of the breach has been delivered to Buyer from Seller;

(d)
by either Buyer or Seller if any Governmental Body has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided however that the right to terminate this Agreement under this Section 12.1(d) will not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 12.1(d) occurring; or

(e)
by Buyer if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement) on or before six (6) months from the date of this Agreement; or

(f)
by Seller if the Closing has not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement) on or before six (6) months from the date of this Agreement.

12.2	Effect of Termination

Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Sections 7.6, 7.7, 7.18, 16.1, 16.2, 16.4, 16.5, 16.6, 16.9 and 16.10 will survive; provided however that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

13.	INDEMNIFICATION; REMEDIES

13.1	Survival, Right to Indemnification; Waiver

(a)
All representations and warranties contained in this Agreement and the Sellers Disclosure Schedule will survive the Closing until the one-year anniversary of the Closing Date; provided however that Section 5.16 (Tax Matters), and the right to make claims thereunder, will survive 60 days following the expiration of the applicable statute of limitations.  All covenants contained in this Agreement will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein.

(b)
All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 13.1; provided however that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date within the survival period specified in this Section 13.1 will survive until, but only for purposes of, the resolution of such claim.

13.2	Indemnification by Seller

(a)
Subject to the limitations expressly set forth in Section 13.1 and Section 13.5, Seller will indemnify and hold harmless Buyer and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred by Buyer Indemnitees arising or resulting from (a) any breach of any representation or warranty set forth in Article 5 and (b) any breach of any covenant of Seller set forth in this Agreement; provided however that:

(i)
the limitation set forth in Section 13.5(a)(i) shall not apply to a breach of Section 5.7(c) where such breach is caused by the willful misconduct of Seller, the Subsidiary, Newco or AT&T Japan Ltd., or Section 7.13(a);

(ii)
the limitation set forth in Section 13.5(a)(ii) shall not apply to a breach of Section 5.5, Section 5.7(c) (where such breach is caused by the willful misconduct of Seller, the Subsidiary, Newco or AT&T Japan Ltd.), Section 7.3, Section 7.10 or Section 7.13(a);

(iii)
in the event of a breach of Section 5.7(c) by Seller, the Subsidiary, Newco or AT&T Japan Ltd., where such breach is caused by a breach of obligations under agreements with third parties related to the Transferred Business, then solely with respect to Losses to the extent caused by such breaches, the amount of the Deductible shall be ¥200,000,000 (such amount being, the “5.7(c) Deductible”) rather than 5% of the Purchase Price as contemplated in Section 13.5(a)(ii).  For the avoidance of doubt, (a) all Losses of the nature described in this Section 13.2(a)(iii) shall count toward the 5.7(c) Deductible, and up to ¥200,000,000 of Losses caused by breaches of the nature described in this Section 13.2(a)(iii) shall count toward the Deductible set forth in Section 13.5(a)(ii) together with any Losses (to the extent they are Losses subject to indemnity by Seller hereunder) of any other nature and (b) any Losses of a nature other than as described in this Section 13.2(a)(iii) shall not count toward the 5.7(c) Deductible;

(iv)	the limitation set forth in Section 13.5(a)(iii) shall not apply to a breach of Section 5.7(c) where such breach is caused by the willful misconduct of Seller, the Subsidiary, Newco or AT&T Japan Ltd.

(b)	Notwithstanding the above, Seller’s indemnification with respect to Taxes shall be governed by Article 14.

13.3	Indemnification by Buyer

Subject to the limitations expressly set forth in Section 13.1 and Section 13.5, Buyer will indemnify and hold harmless Seller and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, “Seller Indemnitees”) from and against any and all Losses incurred by Seller Indemnitees arising or resulting from (a) any breach of any representation or warranty set forth in Article 6 and (b) any breach of any covenant of Buyer set forth in this Agreement.  Notwithstanding the above, Buyer’s indemnification with respect to Taxes shall be governed by Article 14.

13.4	Procedure for Indemnification

(a)
A party that seeks indemnity under this Article 13 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 13.4(b).  The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)
If the Indemnified Party seeks indemnity under this Article 13 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within 10 days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided however that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c)
In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof at its own expense and to the extent permitted by law, and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim to the extent permitted under applicable Law; provided however that to the extent permitted by applicable Law, the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(d)
The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided however that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability.  The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

13.5	Limitations on Liability

(a)	Cap and Deductible

Notwithstanding anything to the contrary contained in this Agreement (but excluding indemnification under Article 14):

(i)
no indemnification payments will be made by or on behalf of the Seller under this Agreement in respect of any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than ¥2,000,000 and such items less than ¥2,000,000 will not be aggregated for purposes of calculating the Deductible in clause (ii) below. For avoidance of doubt, examples of claims having the same nature or origin include each of the following type of claim: (i) claims relating to failure to pay circuit fees charged by the Carriers, (ii) claims relating to failure to pay amounts due under contracts for the supply of non-payroll workers (haken keiyaku), (iii) claims relating to failure to pay amounts due under outsourcing contracts (gyomu itaku keiyaku), and (iv) claims relating to failure to pay rent, in each case relating solely to the Transferred Business;

(ii)
subject to Section 13.2(a)(iii), no indemnification payments will be made under this Agreement until the aggregate amount of Losses for which each party to this Agreement would (but for this clause (ii)) be liable thereunder exceeds 5% of the Purchase Price (such amount being, the “Deductible”), and then only to the extent of such excess over the Deductible; and

(iii)
the aggregate total amount in respect of which each party to this Agreement will be liable to indemnify and hold harmless the Indemnified Party pursuant to this Agreement will not exceed 15% of the Purchase Price.

(b)	Knowledge of Breach

The right of any Indemnified Party to indemnification pursuant to this Article 13 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Articles 5, 6, 7 and 8.  The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article 13 based on such representation, warranty, covenant or agreement.

(c)	Tax Refunds, Insurance Proceeds and Other Payments

The amount of any and all Losses for which indemnification is provided pursuant to this Article 13 will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  The Buyer will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

(d)	Mitigation

The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(e)	Subrogation

The Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against any Person not party to this Agreement for any Losses pursuant to this Agreement with respect to any claim by such third party, and the Indemnified Party will cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

13.6	Exclusive Remedy

If the Closing occurs, then from and after the Closing the sole and exclusive remedy of Buyer for breach of any representation or warranty or any other provision of this Agreement will be pursuant to the indemnification obligations set forth in Article 13 or Article 14; provided however, that, (i) Buyer shall be entitled to specific performance and injunctive relief to the extent allowed under Japanese law, and (ii) no claim for or in connection with fraud, intentional misrepresentation, or willful misconduct shall be subject to the limitation set forth in this Section 13.6, nor shall any provision of this Section 13: (A) be interpreted as an agreement as to the amount of indemnification as contemplated in Article 420 of Civil Code of Japan, or (B) otherwise prohibit Buyer from exercising any remedy under the Laws of Japan applicable to such a claim.

14.	TAX MATTERS

14.1	Liability and Indemnification for Taxes

(a)
If the Closing occurs, subject to Section 14.1(e), and except to the extent any Taxes are reserved or accrued on the Balance Sheet, Seller will indemnify the Buyer Indemnitees against all Losses (i) for all Taxes of Newco that are attributable to Pre-Closing Periods, (ii) for all Taxes attributable to any breach of Seller’s representations and warranties set forth in Section 5.16 and (iii) for all Taxes of Newco (including as secondary tax liability or dai-niji nozei gimu as defined under Article 38 of the National Tax Collection Act and joint tax liability or rentai nofu no sekinin as defined under Article 9-2 of the Act on General Rules for National Tax) attributable to any breach by Seller of Section 14.2(b).

(b)	If the Closing occurs, Buyer will indemnify the Seller Indemnitees against all Losses for all Taxes of Newco that are attributable to any Post-Closing Period.

(c)	If the Closing occurs, Buyer will indemnify the Seller Indemnitees against all Taxes and Losses of Seller that arise from or are attributable to any breach by Buyer of Section 14.7 or Section 14.8.

(d)
Seller will not be required to indemnify the Buyer Indemnitees for reductions in any Tax Attributes.  Seller will not be required to indemnify the Buyer Indemnitees against Losses for Taxes attributable to a Pre-Closing Period to the extent such Losses for Taxes could be reduced under applicable Law by reason of Tax Attributes arising in the Pre-Closing Period (assuming for the purposes of this sentence that such Tax Attributes are not used to reduce Taxes in the Post-Closing Period).

(e)	This Article 14 constitutes the sole and exclusive responsibility of Seller or Buyer with respect to indemnification relating to Losses for Taxes.

14.2	Tax Return Filing; Audit Responsibilities

(a)
Except as set forth in Section 14.2(b), Buyer will control and be responsible for the filing of all Tax Returns required to be filed with respect to Newco which relates solely to Post-Closing Periods.  All such Tax Returns will be completed in accordance with past practice to the extent permitted by applicable Law.  Buyer will cause Newco to make all payments required with respect to any such Tax Return.

(b)
If the Closing occurs, Seller will (i) timely file, and will cause Subsidiary and AT&T Japan Ltd. to timely file, all Tax Returns as appropriate to report the Business Transfer and the Corporate Split, and (ii) timely pay, and will cause Subsidiary and AT&T Japan Ltd. to pay, all Taxes shown to be due on such Tax Returns.

(c)
If the Closing occurs, Seller will control and be responsible for the preparation and filing of all Tax Returns of Newco related to Pre-Closing Periods that are required to be filed after the Closing Date.  All such Tax Returns will be completed in accordance with past practice to the extent permitted by applicable Law.  Seller will promptly make all payments to Newco that Newco is required to pay with respect to any such Tax Returns.

(d)	In the event that Seller or Buyer is liable under this Agreement for any Taxes of Newco paid by the other party with respect to any Tax Return relating to Newco, prompt reimbursement will be made.

(e)
If Buyer or Newco receives notice of a Tax Contest with respect to Newco which could reasonably be expected to cause Seller to have an indemnification obligation under this Article 14, then Buyer will notify Seller in writing of such Tax Contest within five (5) Business Days of receiving such notice.  Seller will have the right to control the conduct and resolution of such Tax Contest; provided however that Seller may decline to participate in such Tax Contest.  If Seller controls the conduct of such Tax Contest, Seller will not resolve such Tax Contest, to the extent such Tax Contest relates to Taxes for any Post-Closing Period, without Buyer’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.  If Seller declines to control a Tax Contest pursuant to this Section 14.2(e), then Buyer will have the right to control the conduct of such Tax Contest; provided however that Buyer will not resolve a Tax Contest without Seller’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.  Each party will bear its own costs for participating in such Tax Contest.

(f)
Any refunds (including any interest payable on any refund) and credits attributable to the payment of Taxes of Newco for a Pre-Closing Period will be for the account of Seller, and Buyer will promptly cause Newco to pay to Seller any such refund (including any interest payable on any refund) or credit.

(g)	To the extent not inconsistent with the provisions of this Section 14.2, the procedures of Section 13.4 will apply in the case of any claim for Losses related to Taxes.

14.3	Cooperation

Each of Seller and Buyer agrees that it will:

(a)	provide assistance to the other party as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests with respect to Newco;

(b)	make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning Newco; and

(c)
retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other party of any Tax Return relating to Newco or for any Tax Contest or other examination or Proceeding relating to Taxes of Newco.  Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof).

14.4	Indemnification Payments

Any indemnification payment made under this Agreement will be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Tax Law.

14.5	No Deduction of Taxes from Purchase Price

All payments of the Purchase Price due to Seller hereunder will be made without deduction or withholding for or on account of any present or future taxation, including without limitation any Transfer Taxes (including consumption Tax) or withholding Taxes that may arise in connection with the consummation of the contemplated transactions.

14.6	Transaction Taxes

Buyer and Seller will equally bear and pay in a timely manner all registration and stamp Taxes due under Japanese laws (“Transfer Taxes”), arising out of or in connection with or attributable to the Business Split Transactions effected pursuant to this Agreement, regardless of whether such Transfer Taxes are imposed by Law on Buyer, Seller, the Subsidiary, AT&T Japan Ltd. or Newco.

14.7	Intended Tax Treatment

(a)
Seller agrees that the Business Transfer (i) is a taxable transaction and does not constitute tax-free exchanges under any applicable provisions of the Code, and (ii) will not result in a carryover of tax basis or any other Tax Attributes under any applicable Tax Laws of Japan or the Tax Laws of other jurisdictions (collectively, the “Seller’s Intended Tax Treatment”).

(b)
Buyer agrees that (i) Newco succeeds to the Transferred Assets and assumes the Transferred Liabilities, (ii) the Transferred Assets and Transferred Liabilities will be received and assumed by Newco at fair market value upon the Business Transfer, under Japanese income Tax Law pertaining to taxable business, (iii) the amount of goodwill (“Shisan-chosei-kanjyo” or “Fusai-chosei-kanjyo”) received in connection with the Business Transfer will be determined in accordance with Japanese Corporation Tax Law Article 62(8), and (iv) under Japanese income Tax Laws, no net operating losses or tax credits will be transferred to Newco in connection with the Business Transfer (collectively, the “Buyer’s Intended Tax Treatment”).

(c)
Unless otherwise required by a Governmental Body or a court, Seller and Buyer will report consistently with the Seller's Intended Tax Treatment and the Buyer's Intended Tax Treatment, respectively, on all Tax Returns.

14.8	Tax Deductions for Japanese Purposes

Buyer agrees that it will ensure that Newco will not claim any tax deductions for Japanese income Tax purposes with respect to any portion of the Retained Liabilities that were actually retained by Seller and were actually not (i) transferred to Newco through the Business Transfer or (ii) discharged by Newco, and agrees not to file a Tax Return of Newco in a jurisdiction other than Japan in a manner inconsistent with Section 14.7(b) and this Section 14.8 for a period of five (5) years following Seller’s fiscal year 2010 ending December 31, 2010.

14.9	Usage of Defined Terms

For the purposes of Section 14.7(b) and Section 14.8, references to “Transferred Assets”, “Transferred Liabilities” and “Retained Liabilities” shall have the meaning ascribed to them in the LLC Business Transfer Agreement.

15.	NON-COMPETE; NON-SOLICIT

15.1	Restrictions on Seller

(a)
Seller agrees with Buyer that, except with the consent of Buyer, for a period of 2 years after the Closing Date (“Restricted Period”), neither Seller nor any Affiliate of Seller shall, directly or indirectly, provide to any Transferred Customer:

(i)	any JNOS Services; or

(ii)	any GS Services that would directly replace any GS Services provided to that Transferred Customer by Newco at the same location as were being provided as of the Closing Date.

(b)
As of the date of this Agreement, Seller and Buyer acknowledge that neither Seller nor any Affiliate of Seller has any intention to make Seller Business Solicitation to any Domestic Customer during the Restricted Period.

15.2	Exceptions from Restrictions on Seller

Section 15.1 shall not apply with respect to any Post-Closing Acquired Business or any Post-Closing Exempt Company; provided, however, that the exceptions to the restrictions in Section 15.1 with respect to a Post-Closing Acquired Business or a Post-Closing Exempt Business are intended to apply only as a result of bona fide acquisition or disposition transactions involving an AT&T company and a third party, where the value of the transaction is in excess of US$200 million or the majority of the assets and operations of the businesses acquired or disposed of in the transaction are located outside of Japan. During the Restricted Period, neither Seller nor any of its Affiliates shall be permitted to use any Information regarding a Transferred Customer for purposes of soliciting Transferred Customers in relation to the provision of the services contemplated in Section 15.1.  In addition, nothing in Section 15.1 shall prevent or restrict Seller or any Affiliate of Seller from:

(a)	providing services (including JNOS Services) to a Transferred Customer that has ceased to be a customer of Buyer or its Affiliates (other than as a result of any breach of Section 15.1);

(b)	providing services (including any JNOS Services) as expressly contemplated under this Agreement or any Ancillary Agreement;

(c)	(i)
subject at all times to Section 15.2(c)(ii)(A), under which Seller would not replace any JNOS Services of GS Services that are provided to that Transferred Customer by Newco at the same location as were being provided as of the Closing Date, providing services (including JNOS Services) to any Transferred Customer if the revenue to be received by Seller and its Affiliates from the Transferred Customer for services to be provided outside of Japan is reasonably expected to be no less than fifty-one percent (51%) of the total revenue reasonably expected to be received by Seller and its Affiliates from the Transferred Customer with respect to all of such services.  The determination of expected revenue for purposes of this Section 15.2(c) shall be made by Seller in good faith using reasonable methodologies and assumptions.  For the avoidance of doubt, if Seller or its Affiliates enter into arrangements in reasonable good faith with reliance on this Section 15.2(c), Seller and its Affiliates shall not have any restriction under Section 15.1 regardless whether in the future revenue mix changes;

(ii)	to the extent Seller or any of its Affiliates relies solely on Section 15.2(c) to be in compliance with this Article 15:

(A)	Seller shall not replace any JNOS Services or GS Services that are provided to that Transferred Customer by Newco at the same location as were being provided as of the Closing Date;

(B)
with respect to a particular opportunity that does not directly replace JNOS Services or GS Services that are provided to that Transferred Customer by Newco at the same location as were being provided as of the Closing Date, Seller will give Newco an opportunity to present a bid to Seller to support the applicable portion of the JNOS Services under the Domestic Services Agreement or other agreement as the parties may agree, and will use Newco during the Restricted Period to support the applicable portion of the JNOS Services under the Domestic Services Agreement or other agreement as the parties may agree if Seller determines that the pricing and other terms are the best available to Seller.

For the avoidance of doubt, Section 15.1(a)(ii) shall not apply to any Transferred Customer that is also a Retained Customer.

15.3	Restrictions on Newco

Buyer agrees with Seller that, except with the consent of Seller, during the Restricted Period, Buyer shall cause Newco and any of its Affiliates that Newco controls not to directly or indirectly provide to any Retained Customer:

(a)	any GS Services; or

(b)	any JNOS Services that would directly replace any JNOS Services provided to that Retained Customer by Seller or the Subsidiary at the same location as were being provided as of the Closing Date.

In addition, during the Restricted Period, neither Buyer nor any of its Affiliates shall be permitted to use any Information regarding a Retained Customer received from Seller or Newco in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for purposes of soliciting Retained Customers in relation to the provision of the services contemplated in this Section 15.3, nor to have any Transferred Employee to undertake any activity that Newco would be precluded from undertaking directly under this Section 15.3.

For the avoidance of doubt, this Section 15.3 shall restrict Newco and its Affiliates that Newco controls in accordance with its terms, and except as provided in the immediately preceding paragraph, nothing in this Section 15.3 shall restrict in any way any businesses that are or will be conducted by Buyer or its Affiliates other than Newco and any of its Affiliates that Newco controls.

15.4	Exceptions from Restrictions on Newco

Nothing in Section 15.3 shall prevent or restrict Newco from:

(a)	providing services (including any GS Services) to a Retained Customer that has ceased to be a customer of Seller or its Affiliates (other than as a result of any breach of Section 15.3);

(b)	providing services (including any GS Services) as expressly contemplated under this Agreement or any Ancillary Agreement.

For the avoidance of doubt, Section 15.3(b) shall not apply to any Retained Customer that is also a Transferred Customer.

15.5	Employee Solicitation Restriction on Seller and Buyer

During the Restricted Period, other than through public advertising not focused on or addressed with specificity to a party’s personnel:

(a)
neither Seller nor any Affiliate of Seller shall, without the prior written consent of Buyer, solicit the employment of any personnel of Buyer or its Affiliates, including Newco, who are, as of the Closing Date, substantially involved in any aspect of the provision the Transferred Business; provided however that, the general solicitations or employment advertisements not specifically targeted at such personnel shall not be restricted under Section 15.5(a); and

(b)
neither Buyer nor any Affiliate of Buyer shall, without the prior written consent of Seller, solicit the employment of any personnel of Seller or its Affiliates, who are, as of the Closing Date, substantially involved in any aspect of the provision of the Retained Business; provided however that, the general solicitations or employment advertisements not specifically targeted at such personnel shall not be restricted under this Section 15.5(b).

16.	GENERAL PROVISIONS

16.1	Expenses

Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

16.2	Notices

All notices, consents, waivers and other communications under this Agreement will be in English, in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other party):

If to Seller:

AT&T Management Services, L.P.

Attention: Peter H. Knag - Senior Executive Director, Corporate Development
Address: 208 S. Akard Street – Room 3224, Dallas, TX 75202, USA
Facsimile No.: +1-214-746-2217
e-mail address: peter.knag@att.com

With a copy also, which shall not constitute notice for this purpose, to:

AT&T Management Services, L.P.

Attention: Chris F. Cass - Director, Corporate Development
Address: 208 S. Akard Street – Room 3221, Dallas, TX 75202, USA
Facsimile No.: +1-214-746-2217
e-mail address: chris.cass@att.com

and

AT&T Services, Inc.
Attention: Bill Caldwell-General Attorney M&A
208 S. Akard
Dallas, TX 75202
Facsimile No.: 214-746-2216
Email address:  wc2842@att.com

If to Buyer:

Internet Initiative Japan Inc.
Attention: Akihisa Watai - CFO
Address: 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan
Facsimile No.: +81-3-5205-6441
e-mail address: watai@iij.ad.jp

With a copy also, which shall not constitute notice for this purpose, to:

Internet Initiative Japan Inc.
Attention: Akira Sumiya - Manager Legal Division
Address: 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan
Facsimile No.: +81-3-5205-6411
e-mail address: sumiya@iij.ad.jp

16.3	Further Actions

Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the contemplated transactions.

16.4	Incorporation of Schedules and Exhibits

The Schedules and Exhibits identified in this Agreement, including Seller Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement.

16.5	Entire Agreement and Modification

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

16.6	Severability

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.7	Assignments; Successors; No Third Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee pursuant to this Section.

16.8	Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

16.9	Governing Law

This Agreement will be governed by and construed under the laws of Japan, without regard to conflicts of laws principles that would require the application of any other law.

16.10	Jurisdiction

All disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with this Agreement, or of the breach thereof, will be subject to the exclusive jurisdiction of the Tokyo District Court.

16.11	Counterparts; Language

This Agreement may be executed in one or more counterparts.  This Agreement has been prepared and executed in the English language only.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AT&T Japan LLC

By:
Name:  Ronald E. Spears
Title:    President and Chief Executive Officer, AT&T Business Solutions LLC
 Authorized Signatory of AT&T Japan LLC

Internet Initiative Japan Inc.

By:
Name:  Koichi Suzuki
Title:    Representative Director and CEO

[Remainder of page intentionally left blank; Schedules and Exhibits follow.]

Seller Disclosure Schedule

List of Schedules

Schedule 5.3	No Conflict
Schedule 5.10	Tangible Personal Property
Schedule 5.11(a)	Transferred Sites
Schedule 5.15	Material Transferred Contracts
	Schedule 5.15(a)(i)	Top 25 Customers
	Schedule 5.15(a)(ii)	Top 5 Business Partners
	Schedule 5.15(a)(iii)	Top 5 IBM End-Users
	Schedule 5.15(a)(iv)	Finance Contracts
	Schedule 5.15(a)(v)	Material IP Licenses
	Schedule 5.15(a)(vi)	Resale Contracts
	Schedule 5.15(a)(vii)	Non-Compete
	Schedule 5.15(a)(viii)	Transactions with Affiliates
	Schedule 5.15(a)(ix)	Data Centre Service Agreement with Infocom Corporation Contract
	Schedule 5.15(a)(x)	Subscription Agreement with E-Net Co., Ltd.
	Schedule 5.15(a)(xi)	Carrier Commissions Contracts
	Schedule 5.15(b)	Missing Contracts
Schedule 5.18		Governmental Authorization
Schedule 5.19		Compliance with Laws
Schedule 5.20(a)	Product Warranties; Defects; Liabilities – Defects; Liabilities
Schedule 5.20(b)	Product Warranties; Defects; Liabilities – Product Warranties
Schedule 5.21	Insurance
Schedule 5.23(a)	Employment and Labor Matters – List of Work Rules, etc.
Schedule 5.23(b)	Employment and Labor Matters – No Unions, Disputes or Claims, etc.

List of Exhibits

Exhibit 1.1(a)                                Form of AT&T Global Master Carrier Agreement
Attachment A Initial Services*
Schedule 1*
Exhibit 1.1(b)                               Form of Domestic Services Agreement
Appendix A Definitions*
Appendix B General Terms & Conditions*
Appendix C Form of Change Order*
Appendix D Taxes*
Appendix E Insurance*
Appendix F Quality Assurance*
Appendix G Security Requirements*
Exhibit 1 AT&T Supplier Information Security Requirements*
Appendix H Background Checks*
Appendix I Notices*
Appendix J Statement of Work (SOW) *
Exhibit A Carrier Interface Agreements*
Exhibit B Carrier Management Demand Set*
Exhibit C Secure IP WAN Demand Set*
Exhibit D SecureIP WAN Service Description*
Exhibit E Invoicing Requirements*
Exhibit F Services Pricing*
Appendix K Reimbursable Expenses*
Appendix L Target Employees*
Exhibit 1.1(c)                                Form of Guaranty*
Exhibit 1.1(d)                                LLC Terms of Business Transfer
Annex 2(a)(i) Summary of Fixed Assets*
Annex 2(a)(ii) List of Fixed Assets*
Annex 2(b)(i) Summary of Accounts Receivable*
Annex 2(b)(ii) Billed Accounts Receivable*
Annex 2(b)(iii) Unbilled Accounts Receivable*
Annex 2(b)(iv) Unapplied Cash*
Annex 2(b)(v) Contra Revenue and Bad Debt*
Annex 2(c) Contracts*
-IBM End-User Contracts*
-Supplier Contracts*
-Reseller Contracts*
Annex 2(d) Leased Real Property*
Annex 2(f)(i ) Other Assets (1) *
Annex 2(f)(ii) Other Assets (2) *
Annex 2(i) Inventory*
Annex 4(a)(i) Summary of Trade Accounts Payable*
Annex 4(a)(ii) List of Trade Accounts Payable*
Annex 4(b)(i) Accrued Invoices*
Annex 4(b)(ii) Accrued Invoices*
Annex 4(b)(iii) Accrued Invoices*
Annex 4(b)(iv) Accrued Invoices*
Annex 4(b)(v) Accrued Invoices*
Annex 4(c) *
AGN Circuit Accruals*
Executive Incentive Plan*
Annex 4(d) Advanced Billing and Other Deferred Payments*
Exhibit 1.1(e)                                LTD Terms of Business Transfer
Annex 2(a)(i) List of Fixed Assets*
Annex 2(b) Contracts*
Annex 2(c)(i) Other Assets*
Annex 4(a) List of Trade Accounts Payable*
Annexes 4(b)(i) Accrued Invoices*
Annexes 4(b)(ii) Accrued Invoices*
Annex 4(d) *
Accrued Compensation Absences*
Executive Incentive Plan *

Exhibit 1.1(f)                                Form of Split Agreement
Exhibit Schedule of Rights and Obligations to be Assumed*
1 Assets*
2 Liabilities*
3 Contractual Status and Associated Rights and Obligations*
Annex 1 Assets*
Annex 2 (a) Customer Contracts – Direct Customers*
Annex 2 (b) Business Partner Contracts – Not Shared*
Annex 2 (c) Shared Business Partner Contracts – Contract Split Agreed*
Annex 2 (d) Transferred Business Partners*
Annex 2 (e) Shared Global Services Contracts – Contracts Split Agreed*
Annex 2 (f) Carrier Commissions Contracts*
Exhibit 1.1(g)                               Form of Transition Services Agreement (Newco to Seller)
SCHEDULE I GENERAL PRINCIPLES*
SCHEDULE II REAL ESTATE*
SCHEDULE III CASH-IN INFORMATION: RECEIVABLES*
SCHEDULE IV REIMBURSEMENT OF PAYABLES*
SCHEDULE V DATA SECURITY*
SCHEDULE VI BILLING SUPPORT*
SCHEDULE VII SYSTEMS SUPPORT*
SCHEDULE VIII CIRCUIT INVENTORY*
SCHEDULE IX NETWORK CONNECTIVITY*
SCHEDULE X PAYROLL SYSTEMS SUPPORT*
SCHEDULE XI CONTRACTED LABOR*
Exhibit A Contracted Labor Estimate*
Exhibit 1.1(h)                               Form of Transition Services Agreement (Seller to Newco)
SCHEDULE I GENERAL PRINCIPLES*
SCHEDULE II CUSTOMER BILLING DATA & ACCOUNT MANAGEMENT SERVICES*
SCHEDULE III CASH-IN INFORMATION: RECEIVABLES*
SCHEDULE IV REIMBURSEMENT OF PAYABLES*
SCHEDULE V LAN SEPARATION*
SCHEDULE VI DATA SEPARATION AND TRANSFER*
SCHEDULE VII BUSINESS PARTNER CONTRACT SEPARATION*
SCHEDULE VIII FINANCIAL INFORMATION*
SCHEDULE IX REAL ESTATE - EMPLOYEE LOCATION*
SCHEDULE X REAL ESTATE - LEASE TRANSITION*
SCHEDULE XI SYSTEMS SUPPORT: TRANSFERRED SYSTEMS AND SOFTWARE*
SCHEDULE XII CONTRACTED LABOR*
SCHEDULE XIII SHARED GLOBAL SERVICES CUSTOMER CONTRACT TRANSITION*
SCHEDULE XIV THIRD PARTY SOFTWARE PURCHASED THROUGH CORPORATE CONTRACTS*
*Schedules, annexes and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. IIJ agrees to furnish supplementary copies of the omitted schedules, annexes and similar attachments to the SEC upon request.

Exhibit 1.1(a)

AT&T Global Master Carrier Agreement

CUSTOMER Name (Full Legal Name): Communications Services KK (“CUSTOMER”)		AT&T Corp., A New York corporation(“AT&T”)		AT&T Sales Representative: Junya Yamada
CUSTOMER Name (and Title) for Notice: Toshinori Iwasawa, Representative Director		AT&T Name (and Title) for Notice: Sean McCarthy Executive Director, Global Wholesale Global Service Provider Management		AT&T Contact Telephone Number: +813 3584 4725
CUSTOMER Address: 2-10-1, Toranomon, Minato-ku		AT&T Address: 340 Mount Kemble Avenue S-204		Initial Deposit or other Security Required: Initial Deposit Waived
City State/Province Tokyo		City Morristown	State/Province NJ
Country Japan	Postal Code 105-0001	Country United States	Postal Code 07960
CUSTOMER Fax number for Notice: +813 5545 9470		AT&T Fax number for Notice: +1 973 326 4278

This AT&T Global Master Carrier Agreement (the “Agreement”) consists of this Cover Sheet, the Special Terms and Conditions referenced in the Table of Documents below; Attachment A to the Special Terms and Conditions referenced below, any executed Pricing Schedules, and any Applicable Tariffs and AT&T Service Guides. In the event of any inconsistency, precedence will be given to the documents in the following order: (1) this Cover Sheet; (2) Pricing Schedule (if applicable); (3) Attachment A; (4) the Special Terms and Conditions; and (5) AT&T Service Guide (if applicable) or Applicable Tariff.

This Agreement shall be legally binding when signed by both parties and shall continue in effect until the end of the longest term specified in an Attachment, or until otherwise terminated pursuant to this Agreement. The rates and commitments shall be effective as provided in each Attachment.

Table of Documents
Title	Doc. ID	Date/time stamp
Special Terms and Conditions	GMCA 110909.doc	11/17/2008 1:07 pm
Attachment A

AGREED:		AGREED:
Communications Services KK		AT&T Corp.
By:		By:
	(Authorized CUSTOMER Signature)		(Authorized Agent or Representative for AT&T)
	Chris F. Cass Director		Sean McCarthy Executive Director, Global Wholesale Global Service Provider Management
Date:	September 1, 2010	Date:	September 1, 2010

10/19/2006 3:44 PMAT&T and Customer Confidential Information
This document and information contained herein may be disclosed only to authorized persons, and may be used only for authorized purposes,  in accordance with applicable agreements.

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SPECIAL TERMS AND CONDITIONS

1.      Provision of Services.  AT&T agrees to provide to CUSTOMER the AT&T services described in this Agreement (collectively, the “Services”). AT&T is not responsible for the quality of transmission or signaling on CUSTOMER’s side of the network interface between AT&T and CUSTOMER. Service is furnished subject to (a) the availability of the Service Components required, (b) operational and systems constraints, and (c) if applicable, third party supplier consent to allow CUSTOMER to resell such third party Service Components or Services.

AT&T may suspend or discontinue the provision of any Service or portion thereof upon as much prior notice to CUSTOMER as feasible, up to 45 days, (i) if provision of such Service(s), or portion thereof, is determined to be a violation of any applicable law, rule or regulation or (ii) to the extent that AT&T’s supplier withdraws the availability of the Service from AT&T. AT&T will use reasonable efforts to provide a functionally equivalent substitute service that does not violate any applicable law, rule or regulation, at mutually agreed rates, terms and conditions. If AT&T is unable to provide such substitute service, CUSTOMER shall pay for any portion of the discontinued Service it has used and AT&T will provide a refund to CUSTOMER of any amounts paid for the discontinued Service that it has not used. AT&T will waive any charges arising solely because of Customer’s failure to meet term, revenue or volume commitments due to AT&T’s termination of Service.

2.  Pricing.

2.1.  The Pricing for the Services set forth on Attachment A hereto (the “Initial Services”) shall be as set forth on Attachment A.

2.2  To the extent CUSTOMER wishes to purchase any Services other than those Initial Services described on Attachment A (“Future Services”), the pricing for the Future Services shall be as mutually agreed, by Service type, in an executed Pricing Schedule (each, a “Pricing Schedule”). For the avoidance of doubt, Future Services includes renewals (excluding automatic renewals which expire prior to the expiration of the Term of Attachment A) of any Initial Service and incremental Services.

2.3  AT&T reserves the right to increase charges as a result of:  (i) expenses incurred by AT&T reasonably relating to regulatory assessments stemming from an order, rule or regulation of the Federal Communications Commission or other regulatory authority or court having competent jurisdiction (including but not limited to payphone, PICC and USF related expenses and E911 and deaf relay charges); or (ii) in the case of local exchange Services and voice over Internet protocol applications and Services, the price or availability of network elements used in the provision of the Services, amounts other carriers are required to pay to AT&T or the amount AT&T is required to pay to other carriers in connection with the provision of the Services to Customer under an applicable Pricing Schedule.
3.      Billing and Payment for the Services.  CUSTOMER is liable for all amounts due to AT&T under this Agreement. Charges will be quoted and invoices shall be paid in U.S. dollars, except as otherwise provided in an Attachment or invoice. Payment is due within thirty days after the bill date, except as otherwise provided below with respect to Billing Disputes. Payment must refer to the invoice number.

4.      Non-Payment.  AT&T may add interest charges to any past due amounts at the lower of 1.5% per month or the maximum rate allowed by law. CUSTOMER shall reimburse AT&T for reasonable attorney's fees and any other costs associated with collecting delinquent or dishonored payments. Restrictive endorsements or other statements on checks accepted by AT&T will not apply.

5.      Billing Disputes.  To dispute a charge on a bill, CUSTOMER must identify the specific charge in dispute and provide a full written explanation of the basis for the dispute using a standard AT&T billing dispute form within 90 days after the bill date. CUSTOMER may withhold payment of a charge subject to a good faith dispute provided: (a) CUSTOMER submits the billing dispute, using a standard AT&T billing dispute form, within thirty days after the bill date; (b) CUSTOMER pays the undisputed portion of all charges; and (c) CUSTOMER cooperates reasonably with AT&T’s efforts to investigate and resolve the dispute. If AT&T determines a disputed charge was billed in error, AT&T shall issue a credit to reverse the amount incorrectly billed. If AT&T determines a disputed charge was billed correctly, payment shall be due from CUSTOMER within five days after AT&T advises CUSTOMER in writing that the dispute is denied.

6.      Deposits and Other Security.  Using its credit management standards, AT&T has assessed the initial deposit amount or other security as specified on the Cover Sheet (the “Initial Security”). CUSTOMER shall provide the Initial Security before Services are provided. AT&T may require CUSTOMER, during the term of this Agreement, to provide a deposit or other security in an amount to be determined by AT&T in its reasonable discretion (the “Subsequent Security”.)  (The Initial Security and the Subsequent Security are referred to, as applicable, as the “Security”). AT&T will rely upon commercially reasonable factors to determine the need for and amount of any Security. These factors may include, but are not limited to, payment history, number of years in business, history of service with AT&T, bankruptcy history, current account treatment status, financial statement analysis, and commercial credit bureau rating, as well as commitment levels and anticipated monthly charges. Any Security will be held by AT&T as a guarantee for the payment of charges. Provision of Security does not relieve CUSTOMER of the responsibility for the prompt payment of bills. Interest (at the rate of 6% per year or such other rate as is applicable by law) will be paid to CUSTOMER for any period that a cash deposit is held by AT&T. AT&T may apply a deposit against past due charges at any time. AT&T may set-off amounts payable to CUSTOMER or its Affiliates under this or other agreements against any amounts due to AT&T under this Agreement.

7.      Obligations Regarding Taxes.  CUSTOMER shall pay any applicable taxes (excluding those on AT&T's net income), fees, duties, levies and other similar charges (and any related interest and penalties) relating to the sale, transfer of ownership, installation, license, use or provision of the Services (“Government Charges”), except to the extent customer provides a valid exemption certificate to AT&T prior to the delivery of Services.

Charges set forth in the Attachments are exclusive of any applicable Government Charges. To the extent CUSTOMER is required to withhold or deduct non-U.S. income taxes from payments due to AT&T, Customer shall use reasonable commercial efforts to reduce such tax to the maximum extent possible giving effect to the applicable Tax Convention and shall furnish AT&T with such evidence as may be required by U.S. taxing authorities to establish that such tax has been paid so that AT&T may claim any applicable credit.

8.      CUSTOMER is a Carrier.  CUSTOMER certifies it is a "common carrier" as defined in the Communications Act of 1934 (see 47 USC §§153(10) and 211) or as defined under the laws of such other countr(ies) to whose jurisdiction CUSTOMER may be subject in connection with the provision of Service hereunder, in either case, with all required operating authority.

9.      Responsibilities of CUSTOMER.

9.1           CUSTOMER is responsible for interfacing and communicating with its End Users, for placing any orders, and for assuring that it and any Intermediate Providers comply with the provisions of this Agreement and with all applicable laws and regulatory requirements with respect to the Services, including any applicable anti-corruption laws and regulations. CUSTOMER will maintain all required licenses and authorizations for the use or resale of the Services. CUSTOMER is responsible for arranging premises access at any reasonable time so that AT&T personnel may install, repair, maintain, inspect or remove service components.

9.2  CUSTOMER may not resell any portion of a Service to third parties except (a) to the extent applicable local law or regulation mandates that CUSTOMER may engage in such resale, or (b) to the extent otherwise expressly provided in this Agreement.

9.3  If CUSTOMER is authorized in an Attachment to resell any portion of a Service to third parties, the following additional terms and conditions apply:

9.3.1  AT&T grants to CUSTOMER the non-exclusive right to resell the Services, subject to the provisions of this Agreement.  AT&T expressly reserves the right both to contract with others to resell the Service and to itself directly engage in the marketing and sale of the Service

9.3.2  If the right to resell is designated on the Attachment as “Restricted Resale”, CUSTOMER may resell the Service only if bundled with additional value added features or services that enhance the Service as part of a larger project for its customers.

9.3.3  Except as otherwise expressly stated in an Attachment, AT&T will not provide support directly to any End User. CUSTOMER is responsible for implementing with its End Users appropriate terms, conditions, and measures to ensure that all End User Customers comply with the terms and conditions of this Agreement and the Attachments under which the Services are provided.  Accordingly, to the extent any on-line support services include AT&T terms and conditions (including the Acceptable Use Policy), CUSTOMER shall contract directly with its End Users on the same terms and conditions.

9.3.4  CUSTOMER is solely responsible for establishing the price plans according to which End Users will be billed; for determining the taxes and other charges that are to be billed to End Users; for remitting those taxes and other charges to the applicable authorities and for handling related disputes; and for collecting billed amounts from End Users.  CUSTOMER assumes all risk of delinquent and uncollectible amounts billed to End Users.

9.3.5 CUSTOMER agrees that it will not market or sell the Service to End User Customers except for such End Users’ own internal use.

9.3.6           CUSTOMER represents and warrants that it has obtained and shall maintain all relevant trade and regulatory authorizations, including those related to telecommunications matters and any authorizations by an authority that may be required to execute the this Agreement and any Pricing Schedule under which the Services are provided and resell the Services to End Users.

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10.  RESPONSIBILITIES OF THE PARTIES

10.1.  To the extent a Service is provided over or includes access to the Internet, CUSTOMER, and its End Users shall comply with the AUP.  If Customer fails to rectify a violation of the AUP within five (5) days after receiving notice thereof from AT&T, then AT&T may suspend the applicable portions of the Service. AT&T reserves the right to act immediately and without notice to suspend or terminate service in response to a court order or government notice that certain conduct must be stopped or when AT&T reasonably determines: (i) that it may be exposed to sanctions or prosecution; (ii) that such violation may cause harm to or interfere with the integrity or normal operations or security of AT&T’s network or networks with which AT&T is interconnected or interfere with another customer’s use of AT&T Services or the Internet; or (iii) that such violation otherwise presents imminent risk of harm to AT&T or AT&T’s customers or their respective employees.

10.2.  Unless expressly registered in the name of CUSTOMER, an Intermediate Provider, or an End User, all IP addresses, AT&T-based domain names and telephone numbers shall remain, at all times, property of AT&T and shall be nontransferable and Customer shall have no right to use such IP addresses, AT&T-based domain names or telephone numbers upon termination or expiration of the applicable Attachment.

10.3.  AT&T will use reasonable commercial efforts in providing the Service. However, AT&T does not guarantee network security, the encryption employed by any service, or the integrity of any data that is sent, backed up, stored or subject to load balancing, or that AT&T’s security procedures will prevent the loss of, alteration of, or improper access to, CUSTOMER or End User data and information.

10.4.  Both parties agree to comply with privacy laws applicable to their respective businesses.  CUSTOMER shall obtain any End User consents legally required relating to handling of such End User’s Content. If CUSTOMER or its End User believes that, in the course of providing Services under this Agreement, AT&T will have access to data CUSTOMER or the End User does not want AT&T personnel to comprehend, CUSTOMER or the End User should encrypt such data so that it will be unintelligible.  The other party’s Information may be used and transmitted between countries only for purposes of performing this Agreement and using the Services.

10.5.  Unless applicable local law or regulation mandates otherwise, AT&T may discontinue providing a Service to CUSTOMER upon twelve (12) months written notice, or a Service Component upon one hundred and twenty (120) days written notice, unless a different written notice period is provided in the applicable Attachment.

11.           Equipment & Software.

11.1.  Equipment.

11.1.1 To the extent Service includes the use of AT&T CPE, CUSTOMER shall provide a suitable and secure environment free from environmental hazards and electric power for AT&T CPE and shall keep the AT&T CPE free from all liens, charges, and encumbrances.  AT&T CPE shall not be removed, relocated, modified, interfered with, or attached to non-AT&T equipment by Customer without prior written authorization from AT&T. CUSTOMER will pay reasonable shipping charges for delivery to CUSTOMER’s premises of AT&T equipment used to provide Service under this Agreement. CUSTOMER is liable to AT&T for the replacement cost of any AT&T-provided equipment installed at CUSTOMER’s premises in the event of loss of said equipment for any reason, including but not limited to theft.

11.1.2. To the extent CUSTOMER purchases equipment from AT&T, title to and risk of loss of Purchased Equipment will pass to CUSTOMER as of delivery, upon which date AT&T will have no further obligations of any kind with respect to that Purchased Equipment, except as set forth in an applicable Attachment, Pricing Schedule or Service Guide.  If CUSTOMER does not accept the Equipment, the Equipment should be returned to the manufacturer.  AT&T will obtain from the manufacturer and forward to CUSTOMER a Return Material Authorization.  AT&T retains a purchase money security interest in each item of Purchased Equipment until CUSTOMER pays for it in full; CUSTOMER appoints AT&T as Customer’s agent to sign and file a financing statement to perfect AT&T's security interest.

11.1.3  All Purchased Equipment provided under this Agreement is provided on an “AS IS” basis, except that AT&T will pass through to CUSTOMER any warranties available from its Purchased Equipment suppliers, to the extent that AT&T is permitted to do so under its contracts with those suppliers.
11.1.4 All ownership interest in a party’s facilities and associated Equipment used in connection with the Services shall at all times remain with that party.  If any Customer Equipment is used to provide the Service, Customer grants AT&T a non-transferable and non-exclusive license to use such Customer Equipment in the manner necessary to provide the Service.

11.2   Software.  AT&T grants CUSTOMER a personal, non-transferable and non-exclusive license (without the right to sublicense) to use, in object code form, all software and associated written and electronic documentation and data furnished pursuant to this Agreement (collectively, “Software”), solely in connection with the Services and solely in accordance with applicable written and electronic documentation. CUSTOMER will refrain from taking any steps to reverse assemble, reverse compile or otherwise derive a source code version of the Software. The Software shall at all times remain the sole and exclusive property of AT&T or its suppliers. "Third-Party Software" means Software that bears a copyright notice of a third party. "AT&T Software" means all Software other than Third-Party Software. CUSTOMER shall not copy or download the Software, except that CUSTOMER may make two copies of the Software, one for archive and the other for disaster recovery purposes. Any copy must contain the same copyright notices and proprietary markings as the original Software. CUSTOMER agrees to comply with any additional restrictions that are provided with any Third-Party Software. The term of the license granted with respect to any Software shall be coterminous with the Attachment which covers the Software and/or related Services. CUSTOMER shall assure that its Users comply with the terms and conditions of this Section.

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12.           Warranty with Respect to Software.  AT&T warrants that all AT&T Software will perform substantially in accordance with its applicable published specifications for the term of the Attachment that covers the AT&T Software. If CUSTOMER returns to AT&T, within such period, any AT&T Software that does not comply with this warranty, then AT&T, at its option, will either repair or replace the portion of the AT&T Software that does not comply or refund the amount paid by CUSTOMER for such failed or defective AT&T Software. This warranty will apply only if the AT&T Software is used in accordance with the terms of this Agreement and is not altered, modified or tampered with by CUSTOMER or Users.

13.           Abuse of Service.  The abuse of Service is prohibited. Using Service or permitting Service to be used in the following ways constitutes abuse:(a) interfering unreasonably with the use of AT&T service by others or the operation of the AT&T network; (b) with respect to Services that include the provision of terminating switched access over local exchange company facilities, carrying calls that originate on the network of a facilities-based interexchange carrier other than AT&T and terminate disproportionately to locations for which AT&T's cost of terminating switched access (based on the published access rates of the incumbent local exchange companies or the established rates of non-US telecommunications service providers) is above AT&T's price for the call under this Agreement (after application of discounts); (c) subjecting AT&T personnel or non-AT&T personnel to hazardous conditions; (d) attempting to avoid the payment, in whole or in part, of any charges by any means or device (non-payment of billed charges will not be considered abuse of service for purposes of this Section); or (e) using the Services or displaying or transmitting Content in a manner that violates any applicable law or regulation. In any instance in which AT&T believes in good faith that there is abuse of Service as set forth above, AT&T may immediately restrict, suspend or discontinue providing Service or prevent the display or transmission of Content, without liability on the part of AT&T, and then notify CUSTOMER of the action that AT&T has taken and the reason for such action. To the extent doing so does not interfere with its ability to prevent abuse of Service (to be determined in AT&T's reasonable judgment), AT&T will attempt to notify CUSTOMER before taking such action, and will attempt to limit any restriction, suspension or discontinuance under this Section to the locations, Content, or Services with respect to which the abuse is taking place.

14.  TERMINATION

14.1  If a Service or a Service Component is terminated, Customer must pay all charges incurred as of the effective date of termination.

14.2  If CUSTOMER terminates a Service or a Service Component for material breach by AT&T, CUSTOMER shall not be liable for any Termination Charges.

14.3  If CUSTOMER terminates a Service Component other than for material breach by AT&T, or if AT&T terminates a Service or a Service Component for material breach by CUSTOMER, CUSTOMER must pay Termination Charges equal to the sum of: (i) any credits, waived charges or unpaid amortized charges if the Service Component is terminated prior to the end of an applicable minimum retention period (specified in the Attachment, the Service Guide or the Applicable Tariffs); (ii) the applicable amount of recurring charges for the terminated Service Component multiplied by the number of months remaining in an applicable minimum payment period (specified in the Attachment, the Service Guide or the Applicable Tariffs); and (iii) any access facilities cancellation charges and other third-party charges incurred by AT&T due to the termination.  The charges set forth in (i) and (ii) above will not apply if a terminated Service Component is replaced with an upgraded like Service Component at the same Site(s), provided the applicable minimum period and associated charge for the replacement Service Component are each equal to or greater than the applicable period and charge for the terminated Service Component.

14.4.  In the event of a termination of an Attachment either by Customer other than for material breach by AT&T, or by AT&T for material breach by CUSTOMER, CUSTOMER must pay: (i) a Termination Charge equal to 50% of the unsatisfied Minimum Revenue Commitment for the Commitment Period in which the Attachment is terminated plus 50% of the Minimum Revenue Commitment for each remaining Commitment Period; and (ii) the amounts set forth in Section 14.3, above.

15.       Default.  If a party breaches any material term of this Agreement and the breach continues unremedied for 60 days after written notice of default, the other party may terminate for cause any Attachment materially affected by the breach. If CUSTOMER is in breach of its payment obligations (including failure to provide required Security), and fails to make payment in full within 5 days after receipt of written notice of default, AT&T may, at its option, terminate the Agreement, terminate affected Attachments, suspend Service under the affected Attachments, and/or require a deposit, advanced payment, or other satisfactory assurances in connection with any or all Attachments as a condition of continuing to provide Services; except that AT&T will not take any such action as a result of CUSTOMER's non-payment of a charge subject to a timely billing dispute, unless AT&T has reviewed the dispute and determined that the charge is correct. An Attachment may be terminated by either party immediately upon written notice if the other party has become insolvent or involved in a liquidation or termination of its business, or adjudicated bankrupt, or been involved in an assignment for the benefit of its creditors. Termination by either party of an Attachment does not waive any other rights or remedies it may have under this Agreement.

16.       No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AT&T MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR ANY WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. AT&T DOES NOT REPRESENT OR WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT THE SERVICES WILL MEET CUSTOMER'S REQUIREMENTS OR THAT THE SERVICES WILL PREVENT UNAUTHORIZED ACCESS BY THIRD PARTIES. AT&T DOES NOT AUTHORIZE ANYONE TO MAKE A REPRESENTATION OR WARRANTY OF ANY KIND ON ITS BEHALF AND CUSTOMER SHOULD NOT RELY ON ANYONE MAKING SUCH STATEMENTS.

17.       Limitation of Liability.  EITHER PARTY’S ENTIRE LIABILITY, AND THE OTHER PARTY’S EXCLUSIVE REMEDIES, FOR ANY DAMAGES CAUSED BY ANY SERVICE DEFECT OR FAILURE, OR FOR OTHER CLAIMS ARISING IN CONNECTION WITH ANY SERVICE OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE:
(a) FOR A BREACH OF THE PROVISIONS OF SECTION 17 (USE OF MARKS), THE OTHER PARTY’S RIGHT TO PROVEN DIRECT DAMAGES;
(b) FOR DEFECTS OR FAILURES OF SOFTWARE, THE REMEDIES SET FORTH ABOVE UNDER THE HEADING WARRANTY WITH RESPECT TO SOFTWARE;
(c) FOR INDEMNITY, THE REMEDIES SET FORTH BELOW UNDER THE HEADING INDEMNIFICATION;
(d) FOR DAMAGES OTHER THAN THOSE SET FORTH ABOVE AND NOT EXCLUDED UNDER THIS AGREEMENT, EACH PARTY’S LIABILITY SHALL BE LIMITED TO PROVEN DIRECT DAMAGES NOT TO EXCEED PER CLAIM (OR IN THE AGGREGATE DURING ANY 12-MONTH PERIOD) AN AMOUNT EQUAL TO THE TOTAL NET PAYMENTS PAYABLE BY CUSTOMER FOR THE APPLICABLE SERVICE UNDER THE APPLICABLE ATTACHMENT DURING THE 3 MONTHS PRECEDING THE MONTH IN WHICH THE DAMAGE OCCURRED.
THE LIMITATIONS IN THIS SECTION 17 SHALL NOT PRECLUDE A PARTY FROM OBTAINING INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION IN THE EVENT OF A VIOLATION OF SECTION 11.2 (SOFTWARE), SECTION 13 (ABUSE OF SERVICE), ARTICLE 20 (USE OF MARKS), OR ARTICLE 23 (CONFIDENTIALITY OBLIGATIONS).

EXCEPT TO THE EXTENT PROVIDED UNDER THIS AGREEMENT WITH RESPECT TO INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, RELIANCE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, ADVANTAGE, SAVINGS OR REVENUES OF ANY KIND, OR INCREASED COST OF OPERATIONS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL AT&T BE LIABLE FOR ANY CLAIM OR DAMAGES CAUSED BY OR ARISING OUT OF:

(i) ANY ACT OR OMISSION (INCLUDING WITHOUT LIMITATION UNAUTHORIZED USE, THEFT, ALTERATION, LOSS OR DESTRUCTION OF SERVICE OR THE APPLICATIONS, CONTENT, DATA, PROGRAMS, INFORMATION, NETWORK OR SYSTEMS OF CUSTOMER, AN END USER OR ANY THIRD PARTY) OF CUSTOMER, AN INTERMEDIATE PROVIDER, OR AN END USER,
(ii) EXCEPT AS OTHERWISE PROVIDED IN AN ATTACHMENT, SERVICE LEVELS, DELAYS OR INTERRUPTIONS OR LOST OR ALTERED MESSAGES OR TRANSMISSIONS,
(iii) INTEROPERABILITY, INTERACTION OR INTERCONNECTION OF THE SERVICES WITH APPLICATIONS, EQUIPMENT, SERVICES, CONTENT OR NETWORKS PROVIDED BY CUSTOMER OR THIRD PARTIES, OR
(iv) BODILY INJURY OR DEATH TO ANY PERSON, OR REAL OR TANGIBLE PROPERTY DAMAGE, NEGLIGENTLY CAUSED BY CUSTOMER PARTY, OR WILLFUL MISCONDUCT OF CUSTOMER
THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY, AND SHALL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, WARRANTY, STRICT LIABILITY, OR NEGLIGENCE (INCLUDING WITHOUT LIMITATION ACTIVE AND PASSIVE NEGLIGENCE). NOTHING IN THIS SECTION LIMITS CUSTOMER’S RESPONSIBILITY FOR THE PAYMENT OF CHARGES DUE AS PROVIDED IN THIS AGREEMENT, OR AT&T’S OBLIGATION TO PROVIDE CREDITS DUE AS PROVIDED IN THIS AGREEMENT.

For purposes of all remedies and limitations of liability set forth in this Agreement or any Attachment, (i) “AT&T” shall mean AT&T Corp., its Affiliates, and its and their employees, directors, officers, agents, representatives, subcontractors, interconnection service providers and suppliers and (ii) “CUSTOMER” shall mean Customer, its Affiliates, and its and their employees, directors, officers, agents, and representatives.

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18.           Force Majeure.  Neither party nor its Affiliates or subcontractors shall be liable to the other party for any delay, failure in performance, loss or damage due to force majeure conditions such as fire, explosion, power blackout, earthquake, volcanic action, flood, hurricane, the elements, strike, embargo, labor disputes, civil or military authority, war, acts of God, acts or omissions of other providers (except, for CUSTOMER, the acts or omissions of its Intermediate Providers), acts of regulatory or governmental agencies, or other causes beyond their reasonable control, except that CUSTOMER's obligation to pay for services provided shall not be excused. Changes in economic, business or competitive conditions are not force majeure conditions. If CUSTOMER is unable to meet its commitments as a direct result of a force majeure condition, CUSTOMER may suspend its commitments for one full billing month (or longer, with AT&T’s written consent, which shall not be unreasonably withheld). The effect of such a suspension of commitment will be to exclude the affected month(s) from all calculations affecting the CUSTOMER’s commitments and to extend the term of this Agreement by the same number of months. CUSTOMER must provide notice to AT&T of the force majeure condition giving rise to the right to suspend commitments within 30 days after its occurrence.

19.       Indemnification. CUSTOMER shall indemnify, defend, and hold harmless AT&T and its Affiliates, directors, officers, employees, agents, successors and assigns from any and all claims, damages and expenses whatsoever (including reasonable attorneys’ fees) arising on account of or in connection with CUSTOMER's use, resale or sharing of the Services, including but not limited to: (a) claims for libel, slander, invasion of privacy; (b) claims for infringement of copyright arising from any communication using the Services; (c) claims arising from any failure, breakdown, interruption or deterioration of service provided by AT&T to CUSTOMER or by CUSTOMER to End Users or Intermediate Providers; (d) claims arising from CUSTOMER’s marketing efforts; (e) claims of patent infringement arising from combining or using services or equipment furnished by AT&T in connection with services or equipment furnished by others; and, (f)  claims alleging  death, bodily injury, personal injury or real or tangible property damage to any person. CUSTOMER's indemnity and defense obligations cover all claims brought under common law or statute, including but not limited to strict tort liability, strict products liability, negligence, misrepresentation, or breach of warranty.  CUSTOMER's indemnification obligations do not apply to claims for damages to real or tangible personal property or for bodily injury or death negligently caused by AT&T.

AT&T shall indemnify, defend, and hold harmless CUSTOMER and its Affiliates, directors, officers, employees, agents, successors and assigns from all claims of patent infringement arising solely from the use of the Services. (Whenever AT&T is responsible under the preceding sentence, AT&T may at its option either procure the right for CUSTOMER to continue using, or may replace or modify the alleged infringing Service so that the Service becomes noninfringing. If those alternatives are not reasonably achievable, AT&T may terminate the affected Attachment without termination liability to either party.) The indemnified party under this Section 19: (i) must notify the other party in writing promptly upon learning of any claim or suit for which indemnification may be sought, provided that failure to do so shall have no effect except to the extent the other party is prejudiced thereby; (ii) shall have the right to participate in such defense or settlement with its own counsel and at its sole expense, but the other party shall have control of the defense or settlement; and (iii) shall reasonably cooperate with the defense.

a.
20.           Use of Marks.   The parties acknowledge and agree that certain of the Services are branded with AT&T trademarks, service marks, logos, trade dress, trade devices, indicia of origin or other symbols. (“AT&T Marks”) and AT&T agrees to allow the continued use of such AT&T Marks solely for the Services set forth herein during the Term of this Agreement; provided, however, that within 6 (six) months of the date of this Agreement, Customer shall develop, at its sole expense, its own distinctive corporate or trade name, trademark, service mark, logo, trade dress, trade device, indicia of origin or other symbol (“Customer Mark”) that serves to identify and distinguish it from AT&T. Pending prior approval by AT&T which shall not be unreasonably withheld, Customer shall develop and distribute to all End Users any necessary communications stating that the AT&T branded Services will no longer be owned and provided by AT&T and that these Services will be offered and provided by Customer as of the applicable date. Beginning no later than six (6)  months after the date of this Agreement, Customer shall immediately cease all use of the AT&T Marks on all advertising, sales, public relations, promotional and marketing communications ("Marcom"), in the conduct of its business or otherwise and shall have no further rights with respect thereto. To the extent Customer fails to do so, AT&T will develop such Customer Mark including all necessary Marcom and charge Customer for AT&T’s costs of developing and distributing same.  AT&T may revoke Customer’s limited right to use the AT&T Marks at anytime during the Term of this Agreement. Customer acknowledges that Registration and use of “AT&T” or “att” by Customer as a keyword is prohibited. Nothing in this Agreement creates in a party any rights in the other party's Marks  or any other intellectual property. AT&T  may use the Customer's trade names, trademarks, or service marks but only to the extent required to communicate to End Users that there is no fiduciary relationship among or between the End User and AT&T; that AT&T has no contractual obligation or legal duty to End User; that End User is purchasing services from Customer and not AT&T; that Customer and AT&T are independent businesses; and,  that neither AT&T nor Customer is a division, subsidiary, joint venturer, partner,  employee or faction or servant of the other for any purpose whatsoever. In no event shall either party use or display, in advertising or otherwise, any of the other party's logos, trade dress, trade devices or other indicia of origin, or any confusingly similar logos, trade dress, trade devices or indicia of origin.

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CUSTOMER will not indicate or imply to any other party that CUSTOMER is affiliated with AT&T, that CUSTOMER is authorized by AT&T to sell or provide service to them, that CUSTOMER is providing (or will provide) service to such party jointly or in collaboration or partnership with AT&T, or as the agent of AT&T, or that service provided by CUSTOMER or another carrier is provided by AT&T. .

21.           Relationship of the Parties.  The relationship between the parties shall be that of independent contractors and not of principal and agent, employer and employee, franchiser and franchisee, partners or joint venturers. This Agreement does not establish CUSTOMER as a dealer, distributor or franchisee of AT&T, and no fee is being paid to AT&T to enter into this Agreement.

22.           Confidential Information Defined.  “Confidential Information" consists of the following: all information disclosed by one party or its agent or representative (the "Disclosing Party") to the other party or its agent or representative (the "Receiving Party") in connection with this Agreement regarding the telecommunications needs of CUSTOMER and/or the telecommunications offerings of AT&T, to the extent that (a) for information disclosed in written, graphic or other tangible form, it is designated by appropriate markings to be confidential or proprietary or (b) for information disclosed orally, it is both identified as proprietary or confidential at the time of disclosure and summarized in a writing so marked within 15 business days following the oral disclosure. Notwithstanding the foregoing, all written or oral pricing and contract proposals exchanged between the parties shall be Confidential Information, whether or not so designated. Confidential Information is the property of the Disclosing Party and shall be returned to the Disclosing Party upon request. This Agreement is Confidential Information as to which each party is both a Disclosing Party and a Receiving Party. Information that (i) is independently developed by the Receiving Party, (ii) is lawfully received by the Receiving Party free of any obligation to keep it confidential, or (iii) becomes generally available to the public other than by breach of this Agreement, shall not be Confidential Information.

23.           Confidentiality Obligations.  A Receiving Party shall hold all Confidential Information in confidence from the time of disclosure until at least 3 years following its disclosure (except with respect to Software, which shall be held in confidence indefinitely). During that period, the Receiving Party: (a) shall use and transmit between countries such Confidential Information only for the purposes of performing this Agreement and using the Services; (b) shall reproduce such Confidential Information only to the extent necessary for such purposes; (c) shall restrict disclosure of such Confidential Information to employees that have a need to know for such purposes; (d) shall advise those employees of the obligations of this Agreement; (e) shall not disclose Confidential Information to any third party without prior written approval of the Disclosing Party except as expressly provided in this Agreement; and (f) shall use at least the same degree of care (in no event less than reasonable care) as it uses with regard to its own proprietary or confidential information to prevent the disclosure, unauthorized use or publication of Confidential Information.

24.           Publicity.  Except as required by applicable law, no public statements or announcements relating to this Agreement shall be issued by either party without the prior written consent of the other party.

25      Alternative Dispute Resolution.  The parties will attempt to settle any claim for non-payment of charges or recovery of overpayment of charges for the Services (hereinafter a "Billing Dispute"), through good faith negotiations. The parties may agree to submit a Billing Dispute to non-binding mediation. At any time, the party seeking payment may submit a notice of arbitration of a Billing Dispute for arbitration under the United States Arbitration Act pursuant to the terms of this Section and the Non-Administered Arbitration Rules of the CPR Institute for Dispute Resolution (“CPR”), to the extent such rules do not conflict. The Arbitration will be held in New York, New York, or any other location selected by mutual agreement of the parties. The arbitrator shall not have the power to award any damages in excess of the limits set forth in or excluded under the limitations of liability provided in this Agreement. The arbitrator may not limit, expand or otherwise modify the terms of this Agreement. The arbitrator shall strictly limit discovery to the production of documents directly relevant to the facts alleged in the notices of arbitration and defense. If depositions are required, the arbitrator shall permit each Party to conduct an equal number of depositions (not to exceed five per side), with equal limits on the number of deposition hours for each Party (not to exceed 7 per deposition). If an evidentiary hearing is held, each Party's presentation of its case shall be limited to three (3) days. Requests for temporary injunctive relief may be submitted to a court of competent jurisdiction if the arbitrator has not yet been appointed, but the arbitrator shall have the authority to modify any injunctive relief granted by such a court. The arbitration award shall be made final within eight months of filing of the notice of arbitration and judgment upon the award may be entered in any court having competent jurisdiction. All participants and the arbitrator shall hold the existence, content and results of mediation and arbitration in confidence, except as necessary to enforce a final settlement agreement or to enforce an arbitration award. Each party shall bear its own expenses and equally share expenses related to the compensation of the arbitrator. The arbitrator's award shall be in writing and shall state the reasons for the award.

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26.           Time to Bring Claims.  Any initial demand for arbitration pursuant to this Agreement, and any legal action arising under this Agreement, must be initiated within two years after the cause of action arises.

27.           Notices.  All notices under this Agreement shall be in writing and shall be made: (a) by personal delivery; (b) by certified or registered mail, postage prepaid return receipt requested, (c) by overnight delivery, or (d) by facsimile transmission. Notice shall be sent to the individuals identified on the Cover Sheet (at the address and/or fax number designated for notice), or to such other individual, address or fax number as a party may designate by notice to the other party.

28.           Export Regulations.  The parties acknowledge that the Services, Software and technical information (including, but not limited to, technical assistance and training) may be subject to export laws and regulations. The parties will not use, distribute, transfer, or transmit the Services, Software or technical information (even if incorporated into other products) except in compliance with applicable export laws and regulations. If requested by either party, the other party agrees to sign assurances and other export-related documents required to comply with all applicable export regulations.

In the event any necessary export license cannot be obtained within six months after application therefor, neither party shall have further obligations with respect to providing or purchasing and, if applicable, CUSTOMER shall return to AT&T, the equipment, products, Software, or technical information that is the subject matter of the unsuccessful export application.

29.           Quality Monitoring.  CUSTOMER authorizes AT&T to monitor and record calls to AT&T concerning the Services for training and quality control purposes.

30.           Assignment.  This Agreement may not be assigned by either party except that either party may assign  so much of this Agreement or an Attachment that is to be performed in a given country to an Affiliate of that party in such country (except that CUSTOMER may not assign parts of the Agreement to more than one Affiliate in the same country without AT&T’s consent), and either party may assign this Agreement to a successor; provided that any assignee of CUSTOMER must satisfy the requirements of Section 8 of these Special Terms and Conditions, and that AT&T and CUSTOMER shall be responsible for their respective Affiliates’ performance.

In countries in which AT&T does not have an Affiliate to provide Service, AT&T may assign its rights and obligations related to a Service provided in such a country to the local service provider; provided however, that AT&T shall be responsible to Customer for such obligations.  In some such countries, Customer may be required to contract directly with the local service provider.
31.           No Third Party Beneficiaries.  This Agreement does not expressly or implicitly provide any third party (including but not limited to End Users and Intermediate Providers) with any remedy, claim, liability, reimbursement, cause of action or other right or privilege.

32.           Non-Waiver.  The failure of a party to enforce any right under this Agreement at any particular point in time shall not constitute a continuing waiver of any such right with respect to the remaining term of this Agreement, or the waiver of any other right under this Agreement.

33.           Severability.  If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the parties shall immediately begin negotiations to replace any invalid or unenforceable portions that are essential parts of this Agreement.

34.           Survival of Terms.  The rights and obligations of either party that by their nature would continue beyond the termination or expiration of this Agreement shall survive termination or expiration of this Agreement. For example, the provisions of this Agreement regarding Confidentiality shall remain in effect following termination of this Agreement and the provisions of this Agreement regarding arbitration, use of Marks, indemnification, and/or limitation of liability shall survive termination of this Agreement as to any cause of action arising under the Agreement.

35.           Choice of Law.  The domestic law of the State of New York, except its conflict-of-laws rules, shall govern the construction, interpretation, and performance of this Agreement, except to the extent superceded by federal law. The United Nations Convention on Contracts for International Sale of Goods shall not apply.  The parties irrevocably consent to the exclusive jurisdiction of the courts located in New York City, USA.

36.           Amendment.  No amendment, supplement, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by authorized representatives of both parties.

37.           Entire Agreement; Authentic Language.  This Agreement constitutes the entire agreement between the parties with respect to the Services. This Agreement supersedes all prior agreements, proposals, representations, statements or understandings, whether written or oral, concerning the Services or the parties' rights or obligations relating to the Services. Any prior representations, promises, inducements or statements of intent regarding the Services that are not embodied in this Agreement are of no effect. The authentic language of this Agreement is English. In the event of a conflict between this Agreement and any translation, the English version will take precedence.

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38.           Definitions.  The following definitions apply in addition to the definitions set forth elsewhere in this Agreement:

“Affiliate” means any entity that controls, is controlled by or is under common control with a party.

“Applicable Tariffs” consist of the standard AT&T service descriptions, pricing and other provisions filed by AT&T or any of its Affiliates with the appropriate regulatory commission having jurisdiction respecting a Service, as revised from time to time.  In the event an Applicable Tariff is withdrawn by AT&T or tariffing is no longer permitted or required by the appropriate regulatory commission, references to the Applicable Tariff shall be deemed to refer to the corresponding applicable provisions of the Service Guide.

“AT&T CPE” means equipment provided under this Agreement by AT&T or its suppliers and located at a Site.  AT&T CPE includes any internal code required to operate such Equipment.  AT&T CPE does not include Customer Equipment or Purchased Equipment.

“Attachment” means Attachment A (including Schedule 1) and any executed Pricing Schedules under this Agreement.

"AUP" means AT&T’s Acceptable Use Policy, as revised by AT&T from time to time, located at http://www.ipservices.att.com//policy.html or such other AT&T-designated location.

“Commitment Period” means the period for which a Minimum Revenue Commitment applies, as set forth in an Attachment.  If a Minimum Revenue Commitment is referred to in the Attachment as a MARC, the Commitment Period is twelve months.
"Content" means information made available, displayed or transmitted (including information made available by means of an HTML "hot link", a third party posting or similar means) in connection with a Service including all trademarks, service marks and domain names contained therein, CUSTOMER and End User data, and the contents of any bulletin boards or chat forums, and, all updates, upgrades, modifications and other versions of any of the foregoing.

“Customer Equipment” means equipment owned by Customer.  Customer Equipment includes any internal code required to operate such Equipment

“Effective Date” of a Pricing Schedule is the date on which the last party signs the Pricing Schedule.  If the rules of a regulatory authority having jurisdiction respecting a Service would require a later date, the Effective Date shall be in accordance with such rules.
 “End User” or “User” means the entity that uses the service furnished under this Agreement for its own use, and not for purposes of providing telecommunications services to others.

“Equipment” means “AT&T CPE”, “Customer Equipment” and “Purchased Equipment.”

"Intermediate Provider" means any provider or other intermediary (other than CUSTOMER or its agents or employees) in the sales chain between CUSTOMER and an End User.

“Master Agreement” means the Agreement.

“Minimum Revenue Commitment” means a revenue commitment set forth in an Attachment that CUSTOMER agrees to satisfy during a specified Commitment Period.  If the Commitment Period is twelve months, the Minimum Revenue Commitment may be referred to as a Minimum Annual Revenue Commitment, or MARC.

“MRC-Eligible Charges” means, unless the applicable Attachment indicates otherwise, the recurring and usage charges, after applicable discounts and credits, incurred by CUSTOMER for the Services identified in the applicable Attachment as MRC-contributing.  Notwithstanding anything set forth in an Attachment, the following charges shall not be deemed MRC Eligible Charges:  (a) charges for or in connection with Purchased Equipment; (b) charges for outsourcing services; (c) taxes, and (d) charges imposed in connection with governmentally imposed costs or fees (such as USF, PICC, payphone service provider compensation, E911 and deaf relay charges).

 “Pricing Schedule” means a pricing schedule to this Agreement that has been executed by both parties.

"Service" means collectively all of the Service Components Customer orders under a Pricing Schedule and the Initial Services.

"Service Component" means the individual portions of the Service that (a) CUSTOMER orders under a Pricing Schedule or (b) are part of an Initial Service, as these are more fully described in the Service Guide.

“Service Guide” means the standard AT&T service descriptions, pricing and other provisions, as revised by AT&T from time to time, relating to Services offered under this Agreement (if there is no Applicable Tariff). The Service Guide is located at http://serviceguide.att.com/ABS/ext or http://att.com/abs/serviceguide or such other AT&T designated location.

“Site” means a Customer physical location, including a Customer co-location space on AT&T premises, where AT&T installs or provides a Service.

“Term” or “Pricing Schedule Term” is the period of time stated in the applicable Attachment or Pricing Schedule.

If not otherwise defined, capitalized terms shall be defined as provided in the Service Guide.

                                                     End of Terms and Conditions

11/17/2009 1:07 pm AT&T and Customer Confidential Information Doc. ID: GMCA 110909.doc
This document and information contained herein may be disclosed only to authorized persons, and may be used only for authorized purposes,  in accordance with applicable agreements.

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Exhibit 1.1(b)

DOMESTIC SERVICES AGREEMENT

This Domestic Services Agreement (“Agreement”) is by and between:

AT&T Japan KK, a Japanese kabushiki kaisha with its registered head office at Shin-Nikko Building, 2-10-1 Toranomon, Minato-ku, Tokyo 105-0001, Japan (“Company” or “AT&T”); and

Communications Services KK, a Japanese kabushiki kaisha with its registered head office at Shin-Nikko Building, 2-10-1 Toranomon, Minato-ku, Tokyo 105-0001, Japan (“Preferred Provider”).

Company and Preferred Provider also are referred to, individually, as a “Party” and, collectively, as the “Parties”.

This Agreement sets forth the terms and conditions on which Company procures and Preferred Provider provides certain Services—whether for resale or license to, or performance for the benefit of, Company customers, or for Company’s own use or benefit, including at Company or customer locations.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and will bind the parties to the same extent as that of original signatures on original documents.
This Agreement may be executed in multiple counterparts, each of which will be deemed to constitute an original but all of which together will constitute only one document.

[Signature page follows.]

By the signatures of their respective authorized representatives, the Parties affirm their understanding of and agreement to each term and condition set forth in this Agreement.

Communications Services KK	AT&T Japan KK
X	X
Name: Chris F. Cass	Name: Manabu Oka
Title: Representative Director	Title: President
Date: , 2010	Date: , 2010

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1. INTRODUCTION

1.1
This Agreement shall be for a period (the “Initial Term”) commencing on the closing date of the Stock Purchase Agreement (“SPA”) entered into as of September 1, 2010 by and between AT&T Japan LLC (“ATTJ-LLC”) and Internet Initiative Japan, Inc. (“IIJ”) (the “Effective Date”) and expiring without notice on September 1, 2012 (the Expiration Date”), unless terminated earlier in accordance with the terms of this Agreement.  The Initial Term of this Agreement may be extended for two (2) consecutive additional terms (each, an “Extension Term”) of one (1) year each upon mutual agreement of AT&T and Preferred Provider.  Each Extension Term shall commence on the day following the Initial Term or the expiration of the preceding Extension Term (as the case may be), and (unless the Parties otherwise agree) shall be on the same terms and conditions as are then set forth in this Agreement.  AT&T and Preferred Provider shall commence in good faith negotiations regarding any Extension Term no later than ninety (90) days prior to expiration of the then-current Extension Term.

1.2
For the avoidance of doubt, this Agreement conveys no Company commitment to purchase any Services (other than the initial Services referenced in Section 4.1.2).  Each Order will specify its own period(s) of performance.

1.3
Appendices.  The following are made part of this Agreement by this reference.  To the extent any Appendix, by its form, requires execution by the Parties, such appendix will become part of this Agreement upon such execution; to the extent that the Parties have agreed to complete any Appendix after the date of execution of this Agreement, such Appendix will become part of this Agreement upon a writing or writings signed by the Parties evidencing its completion:

Appendix A	Definitions
Appendix B	General Terms & Conditions
Appendix C	Form of Change Order
Appendix D	Taxes
Appendix E	Insurance
Appendix F	Quality Assurance
Appendix G	Security Requirements Exhibit 1: AT&T Supplier Information Security Requirements
Appendix H	Background Checks
Appendix I	Notices
Appendix J	Statement of Work (SOW)
Appendix K	Reimbursable Expenses
Appendix L	Target Employees

1.4	Services to be provided by Preferred Provider are described in the Statement of Work (SOW) (Appendix J).
1.5	Definitions. Capitalized terms used but not expressly defined in a provision of any part of this Agreement will have the meaning given them in Appendix A.
1.6
Order of Priority.  Conflicts or inconsistencies between or among provisions will be resolved in the following descending order of priority: Order, SOW, Exhibit, Appendix other than Appendix B, body of Agreement, Appendix B (General Terms and Conditions).

1.7
Notices.  Notice is deemed given when made in writing and delivered by hand, facsimile transmission, electronic mail, or when deposited with a postal carrier, postage prepaid, return-receipt requested, and addressed as specified in Appendix I.

2

2. SERVICES

2.1            Preferred Provider shall provide to Company the following Services:
2.1.1	the services described in this Agreement, including the services, functions and responsibilities described in the SOW set forth as Appendix J.
2.1.2
the services, functions and responsibilities being performed prior to the Effective Date by (a) the Target Employees in support of any services which are to become Services under this Agreement, and/or (b)  contractors under the Assigned Agreements in support of such services; and

2.1.3
any services, functions or responsibilities not specifically described in this Agreement, but which are required for the proper performance and delivery of the Services (items (2.1.1) through (2.1.3), collectively, the “Services”).

3. NEW SERVICES

3.1
AT&T may from time to time during the Term of this Agreement request that Preferred Provider perform a service that is significantly different from, or outside of the scope of, the Services (a “New Service”).

3.2	Upon receipt of such a request from AT&T, Preferred Provider shall provide AT&T with:
(a)	a written description of the work Preferred Provider anticipates performing in connection with such New Service;
(b)           a schedule for commencing (and, if applicable, completing) such New Service;
(c)	Preferred Provider's prospective charges for such New Service, including a detailed breakdown thereof;
(d)	when appropriate, a description of any existing and new software, equipment, etc. to be used or provided by Preferred Provider in connection with such New Service; and
(e)	a written description of the personnel, including job descriptions, necessary to develop and provide the New Service.
3.3
Notwithstanding anything to the contrary in this Agreement, any proposal submitted by Preferred Provider in accordance with this section will be based on pricing that takes into account the total scope and volume of Services then being provided by Preferred Provider.  Preferred Provider shall not begin performing any New Service until AT&T has provided Preferred Provider with authorization (which may be in the form of an amendment to this Agreement) to perform the New Service.

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4. ORDERS

4.1	General.
4.2
4.1.1           Services will be specified in Orders executed from time to time by the Parties.  Orders will indicate whether a Service is for resale or Company’s own use or both, and/or whether Services will be performed by a Subcontractor.  When executed, an Order creates a contract that is governed by this Agreement, and which is enforceable solely against the parties to that Order.  For the avoidance of doubt, other than as provided in Section 4.1.2, Preferred Provider’s obligation to provide, and Company’s obligation to pay for, a Service arises only in connection with, and on execution of, the Order specifying that Service.

4.1.2 The provisions of Section 4.1.1 shall not apply in respect of Preferred Provider’s initial provision to Company of the Services commencing on the Effective Date.  For the avoidance of doubt, Preferred Provider will provide the initial Services to Company (including under section 2 hereof and under Appendix K) without the requirement of any action by either Party hereunder, other than the execution and delivery of this Agreement.

4.3	Affiliates
4.2.1
Company Affiliates have the right to place Orders with Preferred Provider Affiliates.  In case of Orders for Services intended for resale, the parties to the Order must be entities registered in the same country.

4.2.2	Reference to “Company” and “Preferred Provider” as well as to “Party” and “Parties” will be deemed, as appropriate, to apply to the Affiliates that become parties to an Order.
4.2.3
Neither Party will be liable to, or required to indemnify, the other for the acts or omissions of its own Affiliates.  Nor will any Affiliate of a Party be liable to, or required to indemnify, (i) such Party or any other Affiliate of such Party, or (ii) the other Party or any Affiliate of the other Party, other than an Affiliate of such other Party that is a counterparty to an Order.

4.3	Anticipated Delay. Preferred Provider will immediately notify Company of an anticipated, reasonably certain delay in the performance of an Order.
4.4	Change Control
4.4.1
The Party requesting a change to an Order will complete and provide to the other Party a draft Change Order in the form of Appendix C.  The Change Order will describe the nature of and reason for the change, and its anticipated effect on Services and charges therefor.

4.4.2
The Parties will negotiate each Change Order.  If the Parties agree on the terms and conditions therein, they will execute the Change Order, which then will be incorporated by reference into and become part of the Order.  Change Orders shall be sequentially numbered.  For the avoidance of doubt, Preferred Provider will not be obligated to provide, and Company will not be obligated to pay for, Services different from what is specified in an Order unless the difference has been agreed to in a Change Order.  Invoices subsequent to a Change Order will distinguish between charges for Services under the original Order, and charges for Services under the Change Order.

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5. ACCEPTANCE

5.1
Acceptance.  If an Order specifies that the Company has a right to Acceptance of Services (or any milestone or element thereof), the Acceptance Test Period will commence ten days after Preferred Provider has notified Company of completion of Services (or the applicable milestone or element).  Company will within 30 days of such commencement specify any non-conformity in writing and afford Preferred Provider the opportunity to make the Services (or milestone) conform (failing which, Company will be deemed to have accepted the Services).  After Preferred Provider’s prompt corrective action, Preferred Provider will notify Company in writing that the Services (or milestone) now conform to the Acceptance Test.  Preferred Provider’s failure to pass the Acceptance Test following its corrective action shall give Company the right to terminate the Order with respect to the Services that failed inspection.

6. SERVICE LEVEL AGREEMENTS AND SERVICE LEVEL OBJECTIVES

6.1
Service Level Agreements.  In the event that (i) AT&T fails to provide any service or service component to any service level (howsoever denominated) required by any Customer (including  such service levels specified in the Company service level agreements with International Business Machines Corporation and Louis Vuitton Moët – Hennessy respectively set forth in the SOW (Appendix J) and AT&T incurs a monetary service-level credit (howsoever denominated) to such Customer, and (ii) such AT&T failure is due in whole or in part to the failure of any Service or Service Component, or Preferred Provider’s failure to provide such Service or Service Component to the service level that the Customer requires of AT&T, Preferred Provider shall pay to AT&T an amount equal to the amount of the credit that AT&T has incurred to the Customer.  For the avoidance of doubt, (i) no such payment by Preferred Provider shall limit AT&T's right to recover, without duplication, any Losses incurred or sustained by AT&T under this Agreement as a result of such Preferred Provider failure, and (ii) nothing in this Section 6.1.1 shall be deemed to limit or obviate AT&T's right to terminate this Agreement as set forth herein.

6.2
Service Level Objectives.  Preferred Provider shall use commercially reasonable efforts to perform Services which are the subject of service level objectives (“Service Objectives”) in accordance with the requirements of the service level objectives set forth in the Operations Manual (Attachment 4 to the SOW (Appendix J)).

6.3
Company shall have the right to request, after the Effective Date, (i) establishment of service levels (“Service Levels”), whether with or without associated monetary performance credits, relating to the Services, and (ii) incorporation of such Service Levels into the SOW (Appendix J).  If Preferred Provider consents to such request, the Parties shall execute and deliver an amendment to the Agreement setting forth the terms of such Service Levels.  Upon the execution and delivery of such amendment, the provisions of paragraphs a) through e) below shall apply to the Service Levels.  .

a)	Preferred Provider shall perform Services which are the subject of Service Levels in accordance with the requirements of the Service Levels set forth in the SOW (Appendix J).
b)
In the event of a failure of any Service or Service Component to meet any applicable Service Level, Preferred Provider shall pay to AT&T a Service Level credit in the amount of any credit (howsoever denominated) that the Preferred Provider has accrued, or that Preferred Provider’s Subcontractor(s) have paid to the Preferred Provider, relating to such failure, as specified in the SOW (Appendix J).

c)
The Service Level credits shall not limit AT&T's right to recover, in accordance with this Agreement, without duplication, any Losses incurred or sustained by AT&T under any other Section of this Agreement as a result of Preferred Provider’s failure to provide the Services to the required Service Level.  Nothing in this Section or the SOW (Appendix J) shall be deemed to limit or obviate AT&T's right to terminate this Agreement as set forth herein.

d)
Preferred Provider will be responsible for implementing and operating all measurement and monitoring tools and procedures required to measure and report its performance relative to the applicable Service Levels or Service Objectives to the extent that such measurement and monitoring can be reasonably applied to the Services.  The Service Level or Service Objective measurement, monitoring and reporting process will be subject to audit by AT&T.

e)
If Preferred Provider fails to meet any Service Level or Service Objective, Preferred Provider shall: (i) promptly investigate and report on the causes of the problem; (ii) use all reasonable efforts to correct the problem and to begin meeting the applicable Service Level or Service Objective as soon as practicable; (iii) advise AT&T, as and to the extent requested by AT&T, of the status of remedial efforts being undertaken with respect to such problem; and (iv) provide AT&T reasonable evidence that the causes of such problem have been or will be corrected.

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7. DISASTER RECOVERY

7.1
With respect to the Services, Preferred Provider shall make commercially reasonable efforts to maintain the same, or reasonably comparable, disaster recovery capabilities that the Company maintained for the Services immediately prior to the Effective Date.

8. INVOICES, PAYMENTS, PRICING, TAXES

8.1	Invoices

8.1.1	Only the Preferred Provider Affiliate that is party to the Order will render invoices under that Order, and will do so consistent with the terms of that Order.

8.1.2
Invoices for Services will specify as applicable and where required (i) the Services performed; (ii) the Site(s) where Services were performed; (iii) the fee charged for each Service; (iv) Transaction Taxes required by Law and tax reimbursements; and (v) provided that the Order entitles Preferred Provider to reimbursement of expenses, itemized expenses incurred by Preferred Provider.  In case of (v), Preferred Provider will provide reasonably detailed supporting documents.

8.2	Payments

8.2.1
Payments will be solely by the Company Affiliate that is party to the Order, and will be made within forty-five (45) days after receipt of Preferred Provider’s invoice.  Preferred Provider will accept standard, commercial methods of payment.9.2.2
Company has the right to withhold payment for non-conforming Services and for any amount it disputes in good faith. Company will specify in writing the grounds on which it disputes an invoiced amount.

8.3
Pricing.  Company shall pay the charges for the Services set forth in Exhibit F (Service Charges) of the SOW (Appendix J) for the Services, unless such charges are superseded in Order agreed to by the Parties.

8.4	Taxes. The Parties’ performance of this Agreement and, in particular, the invoices and payments under it, are subject to the tax provisions set forth in Appendix D.

8.5
Most Favored Customer.  Preferred Provider represents and warrants that the terms and conditions of this Agreement (including the financial terms on which Preferred Provider is providing the Services to AT&T) are, and during the Term will continue to be, at least as favorable as those currently being offered, or that will be offered, by Preferred Provider to any of its multinational telecommunication carrier customers for the same or similar services.  Accordingly, Preferred Provider shall semi-annually (i) review this Section, and (ii) have an officer of Preferred Provider certify to AT&T Preferred Provider’s compliance herewith (with such certification being sent to AT&T’s addressee set forth in Appendix I (Notices)).

9. COMPLIANCE WITH CERTAIN LAWS

9.1
Without limiting the generality of the Parties’ respective obligations under the Compliance with Laws provision in the General Terms and Conditions (Appendix B, Section 4), Preferred Provider, at its expense, will comply with the following Japanese legislations:

9.1.1	Act on the Protection of Personal Information;

9.1.2	Unfair Competition Prevention Law; and

9.1.3	Foreign Exchange and Foreign Trade Act.

9.2
Preferred Provider shall not directly or indirectly export, import, re-export, or otherwise distribute Services to any destination that is subject to export restrictions under Japanese law or any other country’s law unless such export is permitted under all applicable laws, rules and regulations of any Governmental Authority.  Compliance with the foregoing includes record-keeping and reporting obligations.

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10. WARRANTIES & REPRESENTATIONS

10.1	General. Preferred Provider warrants and/or represents that:

10.1.1	There is no action, suit, or proceeding, pending or threatened, which could have a material adverse effect on Preferred Provider’s ability to fulfill its obligations under this Agreement;

10.1.2	Preferred Provider has the authority, financial resources, rights, and skills necessary to enter into, and perform, this Agreement, including to perform the Services;

10.1.3	Preferred Provider has the authority legally to bind to this Agreement any Preferred Provider Affiliate that becomes party to an Order;

10.1.4	No consent, approval, or withholding of objection is required from any entity, including any governmental authority with respect to Preferred Provider’s entering into or performing this Agreement; and

11.1.5
No agent, director, employee, or officer of Company has been or will be employed, retained or paid a fee, or otherwise has received or will receive, personal compensation or consideration by or from Preferred Provider, or from an agent, director, employee, or officer of Preferred Provider, in connection with this Agreement.

10.2	Services. Preferred Provider warrants and/or represents that:

10.2.1
All Services will be performed in a professional manner, in material compliance with all Specifications, and with the care, skill and diligence of—and in accordance with—the standards currently recognized in Preferred Provider’s industry. If Preferred Provider fails to meet the Specification or such standards, Preferred Provider will, without additional compensation, promptly correct or revise the Services so that they comply with the Specification and such standards, including correcting or revising errors or deficiencies in the Services;

10.2.2
Preferred Provider will exercise full control over and supervise the performance of Services, including full control and supervision with respect to the assignment, compensation, discharge, and employment of Preferred Provider personnel and Subcontractors performing Services;

10.2.3
(a) No Service will infringe a patent, copyright, trademark, trade secret or other intellectual right and (b) as of the Effective Date, no third party claim has been alleged against Preferred Provider that any Service to be provided hereunder infringes upon such third party’s intellectual property rights.

10.2.4	Preferred Provider’s performance of Services will be in accordance with Laws, including the Laws specified in Section10.

10.3
Warranty Period.  The warranty period for the Services specified in any Order will be the longer of the warranty period stated in such Order, or thirty (30) days from Company’s Acceptance of such Services (the “Warranty Period”).  Any warranty to perform Services shall be void to the extent that, after Preferred Provider’s delivery thereof, such Services are modified by Company or any party acting through or under Company.

10.4
Assignment, Enforcement.  Preferred Provider will pass through to or assign to Company the original warranties of Subcontractors, to the extent permitted.  Preferred Provider will provide to Company copies of any such warranties.  For Subcontractor warranties that Preferred Provider cannot pass through or assign, Preferred Provider will enforce such warranties on Company’s behalf.

10.5
Corrective Action.   During the Warranty Period, if Company believes that there has been a warranty breach, Company will specify such breach in writing.  Preferred Provider will promptly investigate and either provide information satisfactory to Company that no warranty breach occurred, or, at no additional charge to Company, promptly take action to remedy the breach.  If such remedial action would consist of Services or re-performing Services but Preferred Provider is unwilling or unable to perform or re-perform such Services, Company will have the right to perform such remedial action at Preferred Provider’s expense.

10.6
Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PREFERRED PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, OR RESULTS TO BE DERIVED FROM THE USE OF SERVICES PROVIDED UNDER THIS AGREEMENT.

10.7	Survival. Warranties will survive Company’s inspection of, Acceptance of, payment for, and use of the Services.

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11. DAMAGES, LIMITATION OF DAMAGES

11.1
Delay Damages.  The Parties may agree in an SOW or an Order to a schedule of liquidated damages for Preferred Provider’s failure to provide Services within the time periods specified therein.  If so agreed, Preferred Provider's payment of liquidated damages to Company shall be Company’s sole and exclusive financial remedy regarding a Preferred Provider failure to provide Services within such time periods.

11.2
LIABILITY AND LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ALL LIABILITY OF A PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO PROVEN DIRECT DAMAGES. THE PARTIES MAY AGREE IN AN ORDER OR STATEMENT OF WORK TO CAP THE LIABILITY OF EITHER PARTY WITH RESPECT TO ITS ACTIONS OR OMISSIONS UNDER THAT PARTICULAR ORDER OR STATEMENT OF WORK. SUBJECT TO CLAUSE 12.3 BELOW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES, OR FOR LOST PROFITS OR REVENUE OR LOST DATA IN CONNECTION WITH THE PERFORMANCE OF OR FAILURE TO PERFORM THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH LIABILITY ARISES.

11.3
THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S LIABILITY FOR A BREACH OF A CONFIDENTIALITY OBLIGATION OR AN INFRINGEMENT OF AN INTELLECTUAL OR OTHER PROPRIETARY RIGHT NOR PREFERRED PROVIDER’S INDEMNIFICATION OBLIGATIONS SPECIFIED IN ARTICLE 13 (Indemnification) OF THIS AGREEMENT.

12. INDEMNIFICATION

12.1
General.  Preferred Provider shall indemnify, hold harmless, and defend Company and its Affiliates, agents, and employees against any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit (“Claim”) for:

12.1.1	Preferred Provider’s or a Subcontractor’s liability resulting from personal injury or death; damage to real property; damage to or theft of tangible personal property; or labor.

12.1.2
infringement of any patent, copyright, trade mark, service mark, trade secret, or other intellectual property right (including direct, contributory and active inducement infringement) in connection with the Services, including any Claim of infringement based on:

a)	making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Services, or

b)
  use of Services in combination with products, systems, services, processes or methods not furnished by Preferred Provider, including use in the form of the making or using of an apparatus or system, or the making or practicing of a process or method (a “Combination Claim”); and

12.1.3	misappropriation of any trade secret, proprietary or non-public information in connection with the Services;

12.1.4	Preferred Provider’s or a Subcontractor’s failure to comply with a Law; or

12.1.5	Preferred Provider’s or a Subcontractor’s breach of a warranty or representation set forth in this Agreement.

12.2
Notice.  Company will promptly notify Preferred Provider of any Loss for which Preferred Provider may be obligated to indemnify and Preferred Provider will be allowed to control the defense or settlement.  A delay in Company’s provisions of such a notice will excuse Preferred Provider’s obligation only if Preferred Provider can show prejudice caused by the delay.  Company will provide reasonable cooperation in connection with Preferred Provider’s defense of a claim.  Preferred Provider will not agree to settlement of a claim without Company’s prior written consent which shall not be unreasonably withheld.

12.3
In the event Company and/or Customer is unable to use the Services due to reasons attributable to the actions or omissions of any telecommunications carrier, Preferred Provider will return to Company any charges in respect of telecommunication lines to the extent Preferred Provider receives such charges from such telecommunications carrier.

12.4
Company will defend, indemnify and hold harmless Preferred Provider and its agents, Affiliates and employees against any Loss arising out of or relating to a Customer claim arising from or relating solely and exclusively to Company’s acts or omissions, including breaches of any warranty for services that Company provides to such Customer (other than a Company-to-Customer service level referenced in Section 6.1.1) that are in addition to those provided by Preferred Provider to Company hereunder.

12.5
Continued Use of Services Subject to Non-Combination Claims.  If, as a result of a third party claim other than an Combination Claim, (i) Company’s rights under this Agreement are restricted or diminished, (ii) an injunction is sought or is likely (in Preferred Provider’s judgment) to be issued against Company’s use of Services, or (iii) Services are likely (in Preferred Provider’s judgment) to become the subject of a claim of infringement, then, in addition to its other obligations set forth in this Section, Preferred Provider, at its sole expense and at no loss, cost or damage to Company or the Customers, shall obtain for Company the right to continue using or conducting other activities with respect to the Services; provided that if Preferred Provider is unable to obtain such right, Preferred Provider shall, after consulting with and obtaining the written approval of Company, provide modified or replacement non-infringing Services that are equally suitable and functionally equivalent while retaining the quality of the original Services

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13. TERMINATION

13.1	Scope

13.1.1
For Convenience.  Company shall have the right at any time during the Initial Term to terminate this Agreement for convenience (a) in whole provided Company pays Preferred Provider an amount of JPY 90 million, and (b) in part provided Company pays Preferred Provider the amounts set forth in clauses (ii) and (iii) of Section 14.2.1.

13.1.2
For Anticipated Delay.  Company shall have the right to terminate an Order in whole or in part, and without obligation or liability (including for termination fees) immediately after receipt of Preferred Provider’s notice of an anticipated delay in delivering Services, provided Company is not the cause of such delay.  If Company or a third party is the cause of such delay the Parties will negotiate an extension of time for Preferred Provider’s performance and responsibility for any additional costs relating to such delay.

13.1.3
For Uncured Material Breach.  If either Party fails to perform any of its material obligations and such failure is not cured within 30 days after notice is given to the other Party specifying the nature of the default, then such first Party may, upon further notice to the defaulting Party, terminate in whole or part any Order (or all Orders) as of the date specified in such notice of termination; provided, however, that if the defaulting Party has promptly commenced to cure the default and, if after the defaulting Party's reasonable efforts such default could not be cured within such 30-day period, the defaulting Party may give notice to the non-defaulting Party by the end of such 30-day period and in such case the defaulting Party's time to cure such default shall extend for up to 15 days from the end of such 30-day period; provided, further, that the defaulting Party continues to use reasonable efforts to cure such default during such 15-day period.

If the breach (x) consists of a failure to comply with Laws, (y) a Party is placed under judicial management or final or provisional liquidation or passes a resolution for its voluntary winding up, or (z) the breach is of a nature that cannot be cured, the termination will be effective on the date the defaulting Party receives the breach notice.

13.2	Payment Obligations by Company on Termination

13.2.1
Except as otherwise expressly provided in this Agreement, if Company terminates an Order or the Agreement in part other than pursuant to Section 14.1.3, Company will pay Preferred Provider for (i) all costs reasonably incurred in returning Services to Preferred Provider (and, if applicable, to the distributor or if such return is not allowed by the distributor), or if the applicable invoiced fees for Services ordered by Company prior to termination; and (ii) the pro-rated Services Charges for the terminating Services performed through the effective date of termination; and (iii) any termination charges as may be set forth in a Statement of Work. This shall not apply to the termination of the Agreement as a whole.

13.2.2
Refund.  If Company has already paid for any Service being terminated, Preferred Provider will promptly refund to Company a pro-rated amount for the portion of such Service that Preferred Provider would have performed after the termination date.  Notwithstanding the foregoing, if Preferred Provider is purchasing any element of such Service from a third party, Preferred Provider will seek a pro-rated refund of such third-party service element and, upon, receipt thereof, refund such amount to Company.

13.3
Effects of Termination or Expiration.  Termination or expiration of an Order will not affect any other Order then in effect.  Termination in whole of this Agreement by Company pursuant to Sections 14.1.3 and 14.1.1 will terminate all Orders then in effect (unless Company specifies to Preferred Provider in writing the Order(s) that Company requires Preferred Provider to complete, in which case the terms and conditions of this Agreement will continue to govern the specified Order(s) through Preferred Provider's completion of performance of the Services thereunder.

If this Agreement expires or is terminated other than pursuant to Section 14.1.3 and 14.1.1, the Orders then in effect will continue in effect, governed through Preferred Provider's completion of performance of the Services thereunder by the terms and conditions of this Agreement.

13.4	Termination Notices. A Party terminating this Agreement in whole or in part will send all termination notices to the other Party (and any Affiliate that is a party to any Order being terminated).

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14. TERMINATION ASSISTANCE SERVICES

14.1
Termination Assistance Services.  Preferred Provider shall, upon AT&T’s request from time to time after a determination is made by AT&T that there will be a termination or expiration of this Agreement, provide the Termination Assistance Services at [charges to be discussed] except to the extent that personnel resources included in the Service Charge being paid by AT&T to Preferred Provider after such expiration or termination can be used to provide the Termination Assistance Services.  The quality and level of performance of Preferred Provider during the Termination Assistance Period shall not be degraded.  During the 150 days immediately following the expiration of the Termination Assistance Period, experienced, qualified Preferred Provider personnel shall (i) answer questions from AT&T regarding the Services on an “as needed” basis on terms no less favorable than those prevailing as of the Effective Date, and (ii) deliver to AT&T any remaining AT&T-owned reports and documentation still in Preferred Provider’s possession.

14.2	Exit Rights. Upon the later of (1) the expiration or termination of this Agreement or the applicable portion of this Agreement and (2) the last day of the Termination Assistance Period:

14.2.1
Preferred Provider shall deliver to AT&T, at no cost to AT&T, a current copy of any AT&T proprietary or third-party software in the form in use as of the End Date, in each case being used by Preferred Provider to provide the Services.

14.2.2
Upon AT&T’s request, with respect to any Preferred Provider proprietary or third party software used to provide the Services, Preferred Provider shall, at no cost to AT&T or any replacement service provider, transfer, assign or sublicense software to AT&T or such provider.

14.2.3
Upon AT&T’s request, with respect to (i) any agreements for maintenance, disaster recovery services or any other necessary third party services being used by Preferred Provider to provide the Services as of the End Date and (ii) the Assigned Agreements, Preferred Provider shall transfer or assign such agreements to AT&T or its replacement or other service provider, on terms and conditions acceptable to all of the applicable parties.

14.2.4
Upon AT&T’s request, Preferred Provider shall sell to AT&T or its replacement or other service provider (i) any Preferred Provider equipment primarily being used by Preferred Provider to perform the Services as of the End Date and (ii) any assets previously transferred by AT&T to Preferred Provider, free and clear of all liens (except permitted liens), security interests or other encumbrances, at the lesser of the fair market value, as shall be determined in an agreed-upon appraisal, and the book value; provided however in the case of a partial termination the forgoing shall apply only to the extent such equipment are used solely in connection with the terminated work.

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15. ESCALATION

15.1	Escalation. In the event the Parties are unable to informally and expeditiously resolve any dispute that arises under this Agreement, the Parties shall adhere to the following procedure:

15.1.1
Either Party may notify the other Party in writing of a formal dispute, including details of such dispute (e.g., a description of how the performance of the other Party is deficient).  The employees of the Parties who have overall responsibility for the Parties’ performance under this Agreement (the “Project Executives”) shall meet in person or by telephone within seven days of the date of the written notice of the dispute in order to reach an agreement resolving such dispute (including as to any corrective action required to be taken by either Party).  The Project Executives shall memorialize the nature of the dispute and their efforts to resolve it (including any agreed resolution).

15.1.2
If the Project Executives are unable to resolve the dispute (including agreeing on a written plan of any necessary corrective action) within five (5) Business Days, or if a Party fails to complete any corrective action by the agreed upon completion date therefor, the Project Executives shall immediately refer such dispute to the managers to whom they report (“Management Representatives”). The Parties’ Management Representatives shall meet in person or by telephone within seven days of the date of such referral in order to reach an agreement resolving such dispute (including as to any corrective action required to be taken by either Party).  The Parties’ Management Representatives shall memorialize the nature of the dispute and their efforts to resolve it (including any agreed resolution).

15.1.3
If the Parties’ Management Representatives are unable to resolve the dispute (including agreeing upon a written plan of any necessary corrective action) within five (5) Business Days, or if a Party fail to complete any corrective action by the agreed upon completion date therefor, the Management Representatives shall immediately refer the dispute to an “Executive Review Committee” comprising two (2) appropriate high level executives of each Party.

15.1.4
If the Executive Review Committee is unable to resolve the dispute (including agreeing upon a written plan of any necessary corrective action within five (5) Business Days, or if a Party fails to complete any necessary corrective action by the agreed upon completion date therefor, either Party may, immediately thereafter take action to enforce its rights under this Agreement, including the termination of this Agreement for breach when so permitted by its terms.  Except as otherwise specifically provided in this Agreement, neither Party shall terminate this Agreement for breach or initiate legal action unless and until such Party has followed the dispute resolution procedure set forth in this Section 16 (or the other Party has waived adherence to such procedure in writing).

15.1.5	As of the Effective Date, the following individuals shall serve as the Project Executives and Management Representatives for purposes of dispute resolution:

	Company	Preferred Provider
Project Executive	Shingo Masumitsu, WCS Manager	Toshihide Muneyuki, Director, Project Office
Management Representatives	Manabu Oka, President Atsushi Yamamoto, Director	Tomofumi Sekiyama, Vice President, Business Operations

Each Party may, at any time, change its Project Executive or Management by notifying the other Party of such change.

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Exhibit 1.1(c)

Exhibit 1.1(d)

Exhibit 1.1(d)1 to the Stock Purchase Agreement

LLC Terms of Business Transfer

These Terms of Business Transfer (“Terms of Business Transfer”) describe the principal terms and conditions of the purchase by Newco from Seller of certain assets and assumption of certain Liabilities relating to the business which is carried on by Seller as of the date of the LLC Business Transfer Agreement (defined below) using the Transferred Assets (defined below) and the Transferred Liabilities(defined below) (“Transferred Business”).  These terms and conditions are to be incorporated, substantially in the form set forth below, in a definitive agreement (to be called a “LLC Business Transfer Agreement”).  The LLC Business Transfer Agreement shall be entered into between Seller and Newco substantially concurrently with the Closing.

Unless otherwise defined in these Terms of Business Transfer, capitalized terms used in these Terms of Business Transfer have the meaning given to them in Article 1 of the certain Stock Purchase Agreement dated ■ (“SPA”).

1. PURCHASE AND SALE OF ASSETS

At the closing of the Business Transfer (“Business Transfer Closing”), Seller will sell and assign to Newco, and Newco will purchase and assume from Seller, certain assets and Liabilities relating to the Transferred Business on the terms and conditions set forth in the LLC Business Transfer Agreement.

2. TRANSFERRED ASSETS

At the Business Transfer Closing, Seller transfers to Newco all of the following assets owned, leased or held by Seller (“Transferred Assets”) as of the Business Transfer Closing Date2:

(a)
all property plant and equipment comprised of machinery, equipment, tools, furniture, office equipment, computer hardware, software, supplies, materials and other items of tangible personal property summarized in Annex 2(a)(i) and listed in Annex 2(a)(ii), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, and all maintenance records and other related documents;

(b)
all trade accounts receivable, including billed accounts receivable, unbilled accounts receivable, unapplied cash, allowances for doubtful accounts receivable as reflected in the balance sheet summary attached as Annex 2(b)(i) and comprised of the following line items each as set out in the corresponding tab of Annex 2(b) as listed below:

(i)           billed accounts receivable (set out in Annex 2(b)(ii));

(ii)          unbilled accounts receivable (set out in Annex 2(b)(iii));

(iii)         unapplied cash (set out in Annex 2(b)(iv)); and

(iv)         contra revenue and bad debt (set out in Annex 2(b)(v)).

(c)
all of the rights of Seller under the contracts set out in Annex 2(c), and all outstanding offers or solicitations made by or to Seller to enter into any contract primarily relating to the other Transferred Assets described in this Section 2;

(d)	all rights in respect of the leased real property set out in Annex 2(d), to the extent that such rights may be transferred under applicable Law;

______________________
1 In connection with, and to facilitate, the Business Transfer, Seller has established a new Delaware limited liability company that is a wholly-owned subsidiary of Seller. This new entity is called AT&T Global Services Japan LLC. Seller intends to transfer the retained employees to this entity prior to the Closing.

2 The assets lists attached as Annexes 2(a)(i), 2(a)(ii), 2(b), 2(b)(i), 2(b)(ii), 2(b)(iii), 2(b)(iv), 2(b)(v), 2(c), 2(d) 2(f)(i), 2(f)(ii) and 2(i) are as of the date of execution of the SPA and are to be updated to reflect changes in the ordinary course of business during the period between signing of the SPA and Closing.  In updating the lists, Seller and Newco shall adopt the same methodology used to create the lists attached at the date of execution of the SPA. The Transferred Assets will be recorded at fair market value on the Newco balance sheet in accordance with GAAP.

1

(e)	(Intentionally left blank)

(f)	other assets (including deferred costs and prepaid items relating to the transferred contracts) set out in Annex 2(f)(i), Annex 2(f)(ii) and Annex 4(c);

(g)
all records primarily relating to (i) the other Transferred Assets described in this Section 2 and the Transferred Liabilities, and (ii) the assets and liabilities transferred pursuant to the Split Agreement (to the extent Seller has such records), and copies of all personnel records with respect to the Transferred Employees of Seller, all to the extent Seller is legally permitted to provide copies of such records to Newco.  Notwithstanding the forgoing, Seller will provide records for the past three years and use commercially reasonable efforts to transfer prior data if it is readily identifiable and available;

(h)
all claims, rights and defenses of the members of Seller against third parties to the extent relating to any of the other Transferred Assets described in this Section 2 or Transferred Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled in connection with any of the other Transferred Assets or Transferred Liabilities; and

(i)	inventory, if any, related to the Transferred Customers as set out in Annex 2(i).

3.	EXCLUDED ASSETS

All assets of Seller that are not specifically set out in Section 2 do not transfer to Newco and will remain the property of Seller (“Excluded Assets”)3.  For the avoidance of doubt, the Excluded Assets include:

(a)           all cash or temporary investments;

(b)           all inter-entity accounts receivable;

(c)           all long-term notes receivable; and

(d)	all security deposits (shikikin) relating to the leased real property included in the Transferred Assets, including all of Seller’s rights to claim a refund of such security deposits.

4.	TRANSFERRED LIABILITIES

At the Business Transfer Closing, Newco assumes and pays or performs and discharges when due any and all of the Liabilities of Seller to the extent related to the Transferred Assets or Transferred Employees of Seller, whether arising on, prior to or following the date of the Business Transfer Closing (“Business Transfer Closing Date”) in each case other than the Retained Liabilities, set forth in Section 5 and specifically Sections 5(n) and 5(o) (collectively, the “Transferred Liabilities”).  The Transferred Liabilities include the following:

(a)	all trade accounts payable primarily relating to the Transferred Contracts as of the Business Transfer Closing Date, as summarized in Annex 4(a)(i) and listed in Annex 4(a)(ii);

(b)
all accrued invoices primarily relating to the Transferred Contracts as of the Business Transfer Closing Date, as set out in Annex 4(b)(i), Annex 4(b)(ii), Annex 4(b)(iii), Annex 4(b)(iv), and Annex 4(b)(v)4;

(c)	all AGN circuit accruals primarily relating to the JNOS Services (including Secure IP WAN services) as of the Business Transfer Closing Date, as set out in Annex 4(c);

(d)	all advanced billing and other deferred payments primarily relating to the Transferred Contracts as of the Business Transfer Closing Date, as set out in Annex 4(d);

_____________________________________
3 Final version may include list of specifically identified Excluded Assets (but these would not include any of the assets within the description of Transferred Assets in Section 2 hereof).

4 The lists attached as Annexes 4(a)(i), 4(a)(ii), 4(b)(i), 4(b)(ii), 4(b)(iii), 4(b)(iv), 4(b)(v), 4(c) and 4(d) are as of the date of execution of the SPA and are to be updated to reflect changes in the ordinary course of business during the period between signing of the SPA and Closing.  In updating the list, Seller and Newco shall adopt the same methodology used to create the list attached at the date of execution of the SPA.

2

(e)	all Liabilities of Seller arising on, prior to or following the Business Transfer Closing Date under the contracts set out in Annex 2(c) included in the Transferred Assets;

(f)
all Liabilities associated with the leased real property set out in Annex 2(d) included in the Transferred Assets arising on, prior to or following the Business Transfer Closing Date except as otherwise set forth in Section 5(n);

(g)	all Liabilities relating to or arising out of environmental matters, including those arising under any Environmental Law; and

(h)
all other Liabilities arising out of, relating to or incurred in connection with the Transferred Assets or Transferred Employees of Seller including (i) the operation of the Transferred Business after the Business Transfer Closing Date, (ii) any other condition arising on, prior to or following the Business Transfer Closing Date with respect to the Transferred Assets, and (iii) accrued compensation absences set out in Annex 4(c).

5.	RETAINED LIABILITIES

The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller and accordingly Newco agrees not to claim any tax deduction for Japanese income tax purposes with respect to any portion of the Retained Liabilities.  “Retained Liabilities” will mean every Liability of Seller other than the Transferred Liabilities, including:

(a)	any Liability to the extent arising out of or relating to any Excluded Asset;

(b)	all Liabilities arising out of Seller’s activities relating to, and asserted by or on behalf of one or more of, the Target Employees of Seller who do not transfer;

(c)	all Liabilities arising out of or relating to the Seller Pension Plans;

(d)	all Liabilities arising out of or relating to that certain executive incentive plan maintained by Seller for the benefit of certain of the Executives as set out in Annex 4(c);

(e)	(Intentionally left blank);

(f)	all accrued Liabilities arising out of or relating to employee incentive awards maintained by the Seller;

(g)	all accrued Liabilities arising out of or relating to unit performance awards maintained by the Seller;

(h)	all accrued Liabilities arising out of or relating to year-end employee bonuses maintained by the Seller;

(i)	all accrued Liabilities arising out of or relating to local country income taxes withheld;

(j)	all accrued Liabilities arising out of or relating to local country workers compensation;

(k)	all accrued Liabilities arising out of or relating to consumption tax collected from local customers;

(l)	all accrued Liabilities arising out of or relating to the asset retirement obligation maintained by the Seller;

(m)	all other Liabilities relating to wage, salary and other benefit for Transferred Employees of Seller accrued prior to the Business Transfer Closing Date;

(n)
in relation to the leased real property included in the Transferred Assets, all Liabilities arising out of Seller’s obligation to reinstate the leased premises to the original condition (up to the Reserved Reinstatement Amount);

(o)	all Liabilities accrued on or before December 31, 2007; and

(p)
any Liabilities that either (i) gave rise to a deduction, expense or loss claimed on any U.S. tax return for the 2008 tax year or (ii) were incurred outside of the ordinary course of business and which give rise to a deduction, expense or loss for the 2009 and 2010 taxable year.

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6.	PURCHASE PRICE

(a)
The purchase price for transfer of the Transferred Assets and assumption of the Transferred Liabilities (“Business Transfer Purchase Price”) is ¥■ (excluding consumption tax).  On the Business Transfer Closing Date, Newco will issue a note in favor of Seller in the amount of the Business Transfer Purchase Price. Seller will contribute the Note to Newco, and Newco will issue and allot 10 ordinary shares in Newco to Seller, by way of contribution-in-kind (genbutsu shusshi).

(b)
Newco shall pay in cash consumption tax [leviable on the Business Transfer] to the Seller within ■ days of the Business Transfer Closing Date.  Seller and Newco will cooperate and agree on the amount of consumption tax to be paid within 14 days after the Business Transfer Closing Date. Seller will be permitted to offset against any other amounts as may be due to Newco if Newco fails to make this payment when due.

7.	REQUIRED PROCEDURES

Newco and Seller shall conduct all required procedures in accordance with applicable Laws, including, with respect to Newco, approval of a shareholders meeting in accordance with Item 5, Section 2 of Article 467 (Jigo-Setsuristu) of the Companies Act of Japan.

8.	EMPLOYEE MATTERS

Employees of Seller will become employees of Newco in the manner and on such terms and conditions as are set forth in the SPA.

9.	TRANSFER VOID AB INITIO

In the event that the Closing does not occur, any purported transfer of the Transferred Assets and assumption of the Transferred Liabilities under the LLC Business Transfer Agreement shall be void ab initio and Newco shall acquire no rights in such Transferred Assets nor assume any obligations relating to such Transferred Liabilities.  In the event that the Closing does not occur, Seller shall immediately return to Newco the note or the shares referred to at Section 6(a).

10.	GOVERNING LAW

The LLC Business Transfer Agreement will be governed by and construed under the laws of Japan, without regard to conflicts of laws principles that would require the application of any other law.

11.	JURISDICTION

All disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with the LLC Business Transfer Agreement, or of the breach thereof, will be subject to the exclusive jurisdiction of the Tokyo District Court.

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Exhibit 1.1(e)

Exhibit 1.1(e)1 to the Stock Purchase Agreement
LTD Terms of Business Transfer

These Terms of Business Transfer (“Terms of Business Transfer”) describe the principal terms and conditions of the purchase by Newco from AT&T Japan Ltd. of certain assets and assumption of certain Liabilities relating to the business which is carried on by Seller as of the date of the LTD Business Transfer Agreement (defined below) using the Transferred Assets (defined below) and the Transferred Liabilities (defined below) (“Transferred Business”).  These terms and conditions are to be incorporated, substantially in the form set forth below, in a definitive agreement (to be called a “LTD Business Transfer Agreement”).  The LTD Business Transfer Agreement shall be entered into between AT&T Japan Ltd. and Newco substantially concurrently with the Closing.

Unless otherwise defined in these Terms of Business Transfer, capitalized terms used in these Terms of Business Transfer have the meaning given to them in Article 1 of the certain Stock Purchase Agreement dated ■ (“SPA”).

1.	PURCHASE AND SALE OF ASSETS

At the closing of the Business Transfer (“Business Transfer Closing”), AT&T Japan Ltd. will sell and assign to Newco, and Newco will purchase and assume from AT&T Japan Ltd, certain assets and Liabilities relating to the Transferred Business on the terms and conditions set forth in the LTD Business Transfer Agreement.

2.	TRANSFERRED ASSETS

At the Business Transfer Closing, AT&T Japan Ltd. transfers to Newco all of the following assets owned, leased or held by AT&T Japan Ltd. (“Transferred Assets”) as of the Business Transfer Closing Date2:

(a)
all property plant and equipment comprised of [machinery, equipment, tools, furniture, office equipment, computer hardware, software, supplies, materials and other items of tangible personal property listed in Annex 2(a)(i), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, and all maintenance records and other related documents;

(b)
all of the rights of AT&T Japan Ltd. under the contracts set out in Annex 2(b), and all outstanding offers or solicitations made by or to AT&T Japan Ltd. to enter into any contract primarily relating to the other Transferred Assets described in this Section 2;

(c)	other assets (including prepaid items relating to the Transferred Employees of AT&T Japan Ltd.) set out in Annex 2(c)(i);

(d)
all records primarily relating to the other Transferred Assets described in this Section 2 and the Transferred Liabilities, and copies of all personnel records with respect to the Transferred Employees of AT&T Japan Ltd., all to the extent AT&T Japan Ltd. is legally permitted to provide copies of such records to Newco.  Notwithstanding the forgoing, AT&T Japan Ltd. will provide records for the past three years and use commercially reasonable efforts to transfer prior data if it is readily identifiable and available; and

(e)
all claims, rights and defenses of the members of AT&T Japan Ltd. against third parties to the extent relating to any of the other Transferred Assets described in this Section 2 or Transferred Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which AT&T Japan Ltd. may be entitled in connection with any of the other Transferred Assets or Transferred Liabilities.

_______________________________________
1 In connection with, and to facilitate, the Business Transfer, Seller has established a new Delaware limited liability company that is a wholly-owned subsidiary of Seller. This new entity is called AT&T Global Services Japan LLC. Seller intends to transfer the retained employees to this entity prior to the Closing.

2 The assets lists attached as Annexes 2(a)(i), 2(b) and 2(c)(i) are as of the date of execution of the SPA and are to be updated to reflect changes in the ordinary course of business during the period between signing of the SPA and Closing.  In updating the lists, Seller and Newco shall adopt the same methodology used to create the lists attached at the date of execution of the SPA.

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3.	EXCLUDED ASSETS

All assets of AT&T Japan Ltd. that are not specifically set out in Section 2 do not transfer to Newco and will remain the property of AT&T Japan Ltd. (“Excluded Assets”)3.  For the avoidance of doubt, the Excluded Assets include:

(a)           all cash or temporary investments;

(b)           all inter-entity accounts receivable;

(c)	all trade accounts receivable including billed accounts receivable, unbilled accounts receivable, unapplied cash, allowances for doubtful accounts receivable; and

(d)	other intangibles.

4.	TRANSFERRED LIABILITIES

At the Business Transfer Closing, Newco assumes and pays or performs and discharges when due any and all of the Liabilities of AT&T Japan Ltd. to the extent related to the Transferred Assets or Transferred Employees of AT&T Japan Ltd., whether arising on, prior to or following the date of the Business Transfer Closing (“Business Transfer Closing Date”) in each case other than the Retained Liabilities (collectively, the “Transferred Liabilities”).  The Transferred Liabilities include the following4:

(a)	all trade accounts payable primarily relating to the Transferred Contracts as of the Business Transfer Closing Date, as summarized in Annex 4(a);

(b)	all accrued invoices primarily relating to the Transferred Contracts as of the Business Transfer Closing Date, as set out in Annex 4(b)(i) and Annex 4(b)(ii);

(c)	all Liabilities of AT&T Japan Ltd. arising on, prior to or following the Business Transfer Closing Date under the contracts set out in Annex 2(b) included in the Transferred Assets; and

(d)
all other Liabilities arising out of, relating to or incurred in connection with the Transferred Assets or Transferred Employees of AT&T Japan Ltd. including (i) the operation of the Transferred Business after the Business Transfer Closing Date, (ii) any other condition arising on, prior to or following the Business Transfer Closing Date with respect to the Transferred Assets, and (iii) accrued compensation absences set out in Annex 4(d).

5.	RETAINED LIABILITIES

The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by AT&T Japan Ltd. and accordingly Newco agrees not to claim any tax deduction for Japanese income tax purposes with respect to any portion of the Retained Liabilities.  “Retained Liabilities” will mean every Liability of AT&T Japan Ltd. other than the Transferred Liabilities, including:

(a)	any Liability to the extent arising out of or relating to any Excluded Asset;

(b)	all Liabilities arising out of AT&T Japan Ltd.’s activities relating to, and asserted by or on behalf of one or more of, the Target Employees of AT&T Japan LTD. who do not transfer;

(c)           all Liabilities arising out of or relating to the Seller Pension Plans;

______________________________
3 Final version may include list of specifically identified Excluded Assets (but these would not include any of the assets within the description of Transferred Assets in Section 2 hereof).

4 The lists attached as Annexes 4(a), 4(b)(i), 4(b)(ii) and 4(d) are as of the date of execution of the SPA and are to be updated to reflect changes in the ordinary course of business during the period between signing of the SPA and Closing.  In updating the list, Seller and Newco shall adopt the same methodology used to create the list attached at the date of execution of the SPA.

(d)	all Liabilities arising out of or relating to that certain executive incentive plan maintained by AT&T Japan Ltd. for the benefit of certain of the Executives as set out in Annex 4(d);

(e)	all accrued Liabilities arising out of or relating to employee incentive awards maintained by AT&T Japan Ltd.;

(f)	all accrued Liabilities arising out of or relating to team awards maintained by AT&T Japan Ltd.;

(g)	all accrued Liabilities arising out of or relating to year-end employee bonuses maintained by AT&T Japan Ltd.;

(h)	all accrued Liabilities arising out of or relating to local country income taxes withheld;

(i)	all accrued Liabilities arising out of or relating to local country workers compensation;

(j)	all accrued Liabilities arising out of or relating to short-term interest payable to affiliates;

(k)	all Liabilities relating to long-term notes and long-term interest payable to affiliates;

(l)	all accrued Liabilities arising out of or relating to income taxes;

(m)	all other Liabilities relating to wage, salary and other benefit for Transferred Employees of AT&T Japan Ltd. prior to the Business Transfer Closing Date; and

(n)	all AGN circuit accruals as of the Business Transfer Closing Date.

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6.	PURCHASE PRICE

(a)
The purchase price for the transfer of the Transferred Assets and assumption of the Transferred Liabilities (“Business Transfer Purchase Price”) is ¥■ (excluding consumption tax).  Newco will deliver the Purchase Price plus consumption tax by wire transfer of immediately available funds, to an account to be designated by the Seller.

7.	REQUIRED PROCEDURES

Newco and AT&T Japan Ltd. shall conduct all required procedures in accordance with applicable Laws, including, with respect to Newco, approval of a shareholders meeting in accordance with Item 5, Section 2 of Article 467 (Jigo-Setsuristu) of the Companies Act of Japan.

8.	EMPLOYEE MATTERS

Employees of AT&T Japan Ltd. will become employees of Newco in the manner and on such terms and conditions as are set forth in the SPA.

9.	TRANSFER VOID AB INITIO

In the event that the Closing does not occur, any purported transfer of the Transferred Assets and assumption of the Transferred Liabilities under the LTD Business Transfer Agreement shall be void ab initio and Newco shall acquire no rights in such Transferred Assets nor assume any obligations relating to such Transferred Liabilities.  In the event that the Closing does not occur, AT&T Japan Ltd. shall immediately return to Newco the Business Transfer Purchase Price.

10.	GOVERNING LAW

The LTD Business Transfer Agreement will be governed by and construed under the laws of Japan, without regard to conflicts of laws principles that would require the application of any other law.

11.	JURISDICTION

All disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with the LTD Business Transfer Agreement, or of the breach thereof, will be subject to the exclusive jurisdiction of the Tokyo District Court.

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Exhibit 1.1(f)
[Translation]

Exhibit 1.1(f) to the Stock Purchase Agreement
[English Translation]

Form of Absorption-Type Company Split Agreement

AT&T Japan KK (“Assignor”) and Communications Services KK (“Assignee”) hereby enter into this Company Split Agreement (this “Agreement”) in relation to an absorption-type company split (kyushu bunkatsu; the “Split”) under which Assignee will assume certain of the rights and obligations that Assignor has in relation to the Target Business provided for in Article 1.

Article 1	(Absorption-type Company Split)
Assignor will carry out an absorption-type company split in accordance with the provisions of this Agreement in order to cause Assignee to assume the rights and obligations provided under Article 2 in relation to the design, acquisition, installation, operation and management of multi-carrier based networks in Japan, excluding networks that connect to the global network used for the global services, for third party customers that utilize third party circuits, equipment and software applications from other suppliers, as such business is conducted by Assignor as of the date of this Agreement (hereafter the “Target Business”).

Article 2	(Assets, Liabilities, and Other Rights and Obligations)
1.  As a result of the Split, Assignee will, to the extent permitted by laws and regulations, assume those assets, liabilities, and other rights and obligations of Assignor (hereafter, the “Rights and Obligations”), all as provided in Exhibit.
2. Assignee will assume any and all liabilities to be succeeded from Assignor in accordance with the immediately preceding section, and Assignor will not be responsible for any of the liabilities assumed by Assignee after the Effective Date (as  such term is defined in Article 5).
3.  The assets and liabilities to be assumed by Assignee from Assignor will be based on the portion of the balance sheet as of December 31, 2009 that corresponds to the Target Business and other calculations as of the same date, and will be adjusted accordingly to reflect any increase or decrease up to the day before Effective Date (as defined in Article 5).

Article 3	(Shareholder Approval)
Assignor will, pursuant to Section 3 of Article 784 of the Companies Act (the “Act”), omit the resolution of the shareholders at a general meeting to obtain approval for this Agreement, as required by Section 1 of Article 783 of the Act.
2.  Assignee shall hold a meeting of shareholders on August 30, 2010 to approve this Agreement and related matters as necessary or advisable to implement the Split; provided, however, that the date of approval may be changed by the date that is one day prior to the Effective Date if necessary to accommodate any issues arising in relation to the procedural progress or for other reasons.

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Article 4	(Shares to be Issued on Company Split and Allocation of Shares)
Under the Company Split, Assignee will not issue any shares or deliver cash or any other property to Assignor as a consideration for the Company Split, because both Assignor and Assignee are wholly owned subsidiaries of AT&T Japan LLC, and therefore, there will be no difference in the shareholder composition in each of Assignor or Assignee or in the capital relation among Assignor, Assignee and AT&T Japan LLC after the Company Split, whether the Assignee issues its shares to Assignor as a consideration for the Company Split and Assignor delivers all of such shares to AT&T Japan LLC as the distribution of Assignor’s surplus on the Effective Date, or Assignee does not issue any shares or deliver cash or any other property to Assignor as a consideration for the Company Split.

Article 5	(Effective Date)
The Split shall become effective as of August 31, 2010 (hereafter, the “Effective Date”); provided, however, this date may be changed, after mutual consultation between both parties, where necessary to accommodate any issues arising in relation to the procedural progress.

Article 6	(The Stated Capital and Capital Reserve Amounts of Assignee)
The stated capital, the capital reserve and the earned reserve of Assignee shall not be increased upon the Company Split.

Article 7	(Amendment to Split Conditions and Cancellation of the Split)
During the period between the date of execution of this Agreement and the Effective Date, if any significant change occurs to Assignor’s or Assignee’s property or financial condition due to any natural disaster or other circumstances, if any event presenting a material hindrance to the execution of this Split occurs, or otherwise if any event resulting in difficulty in achieving the purpose of this Split occurs Assignor and Assignee may change the terms of this Agreement, or cancel the Split by an agreement between both parties through mutual discussions.

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Article 8	(Transfer of Rights and Obligations)
1. Assignor shall deliver the Rights and Obligations upon the Effective Date in accordance with the process agreed between Assignor and Assignee.
2.Assignor shall promptly take filings, registrations or recordings necessary to make a transfer of rights effective or enforceable against a third party and Assignee shall cooperate with Assignor in such filings, registrations or recordings.

Article 9	(Effect of the Agreement)
In the event that the approval of the general meeting of shareholders provided under Article 3, or approval, etc. of relevant government authorities, etc. required by laws and regulations has not been obtained by the Effective Date, this Agreement will lose its effect.

Article 10	(Governing Law)
This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 11	(Matters for Consultation)
Any matters not set forth herein or any other matters required for the Split shall be determined after mutual consultation in good faith between Assignor and Assignee in accordance with the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two (2) original copies of this Agreement by placing their signatures or seals thereon, and each party shall retain one (1) original each.

Date July 28, 2010

Assignor: Shin-Nikko Building
10-1, Toranomon 2-chome, Minato-ku, Tokyo, Japan
AT&T Japan KK
Representative Director, Toshinori Iwasawa

Assignee: Shin-Nikko Building
10-1, Toranomon 2-chome, Minato-ku, Tokyo, Japan
Communications Services KK
Representative Director, Toshinori Iwasawa

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Exhibit 1.1(g)

TRANSITION SERVICES AGREEMENT (Newco to Seller)

This Transition Services Agreement (this “Agreement”), dated as of September 1, 2010, is made by and between AT&T Japan LLC, a Delaware limited liability company (“Seller”), and Communications Services KK, a Japanese Kabushiki Kaisha (“Newco”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement described below.

WHEREAS, Internet Initiative Japan Inc., a Japanese corporation (“Buyer”) and Seller have entered into that certain Stock Purchase Agreement, dated as of June 1, 2010 (the “Stock Purchase Agreement”);

WHEREAS, pursuant to the Stock Purchase Agreement, Seller has agreed to sell, and Buyer has agreed to purchase, the Newco Shares;

WHEREAS, as of or immediately prior to the Closing Date, Seller, together with its wholly-owned subsidiary, AT&T Japan KK (collectively, the “Operating Companies”) are engaged in the Business;

                WHEREAS, Seller desires that Newco (through its Affiliates and/or agents, as applicable) provide the certain services, including the services described in the Schedules attached hereto (the “Transition Services”) for a transition period following the Closing Date; and

WHEREAS, the Stock Purchase Agreement requires that, as a condition to Closing, Seller and Newco enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AGREEMENT TO SELL AND BUY

1.1 Provision of Services.  Newco shall provide (or cause its Affiliates or agents to provide) to Seller the Transition Services for the time periods and on the terms set forth herein and in the Schedules.  Any time period listed in the Schedules may be extended at the request of Seller for a period of time to be agreed upon by the parties, but not to exceed two (2) thirty (30) -day extensions from the date of expiration of the relevant time period, and such request shall not be declined by Newco, if at the expiration of such time period (i) no material breach by Seller of the terms of this Agreement exists and (ii) such request is not made in bad faith or as a result of Seller’s lack of good faith efforts to complete the assumption of the Transition Services; provided, however, Newco may decline Seller’s request to extend any time period listed in the Schedules if (a) Newco has previously granted the two extensions noted above and (b) Newco determines that this Agreement is no longer accomplishing its intended effect or the extension of the time period would not further increase the effectiveness of this Agreement.  Unless otherwise noted in the Schedules, Seller shall reimburse Newco for actual out-of-pocket expenses incurred in the provision of the Transition Services during any such extension period only.  Each party agrees that the actual out-of-pocket expenses shall not include severance or redundancy payments.  In every case, all of the Transition Services shall be provided in accordance with the terms, limitations and conditions set forth herein and in the Schedules.

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1.2 Books and Records.  Newco shall keep books and records of the Transition Services provided and, with respect to and during the time periods for which Newco is receiving payments or reimbursements hereunder, supporting documentation of all out-of-pocket costs incurred in providing the Transition Services, and shall make such books and records available to Seller for inspection and audit by mutually acceptable independent auditors, upon reasonable notice, at Newco’s reasonable convenience and during normal business hours.  Such books and records shall be made available to Seller at Newco’s place of business, unless Newco, in its sole discretion, determines to deliver such books and records to Seller.  The cost of making the books and records available shall be borne by Seller.

SECTION 2

SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

2.1 Services to be Provided.

(a) Unless otherwise set forth or contemplated by the Schedules or as agreed in writing by the parties, Newco shall, to the extent applicable, provide the Transition Services to Seller in substantially the same manner, having the same quality and in accordance with the same standards as the Transition Services were performed by or for the Operating Companies prior to the Closing Date; provided, however, Newco shall have no obligation to provide Transition Services which require Newco to utilize additional resources beyond those needed to perform the Transition Services immediately prior to the Closing, to the extent applicable.

(b) Nothing contained herein or in the Schedules shall constitute or be deemed to constitute a partnership, joint venture or agency relationship between Seller and Newco.  Newco shall not have any right or authority, and shall not attempt to enter into any contract, commitment, or agreement or incur any debt or liability, of any nature, in the name of Seller.  Newco shall act under this Agreement solely as an independent contractor and not as an agent of Seller.  Nothing contained herein shall constitute or be deemed to constitute an employment relationship between Seller and the employees of Newco engaged in the providing of Transition Services.  Newco shall be solely responsible for the payment of compensation and benefits to its employees and any payments or withholdings to governmental agencies relating to its employees, and shall make all staffing decisions and direct the performance of the Transition Services.

(c) Newco shall have the right to suspend the provision of relevant Transition Services at any time it or any of its Affiliates has to shut down temporarily for maintenance purposes the operation of the facilities providing any Transition Service whenever, in its reasonable discretion, such action is necessary; provided that Newco shall (i) give Seller as much advance notice as is reasonably practicable of any shutdown of the facilities providing any Transition Services and (ii) use reasonable efforts to schedule maintenance in consultation with Seller so as not unreasonably to interfere with Seller’s business.  Where feasible, Newco’s notice of any shutdown shall be given in writing.  Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing.  Newco shall be relieved of its obligations to provide the Transition Services during the period that it or its Affiliates’ facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the operations of Seller.

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(d) Each of Seller and Newco appoint the following individuals, who shall serve as the coordinator for purposes of communicating with the other party regarding this Agreement and who shall be authorized to act on behalf of his or her respective party as to matters pertaining to this Agreement:

For Seller:	For Newco:
Name: Atsushi Yamamoto	Name: Tomofumi Sekiyama
Title: Director – Global Operations	Title: Vice President, Business Operation
Company: AT&T Japan	Company: IIJ Global Solutions
Phone: 03-5545-9847	Phone: 03-5545-9655
E-mail address: ay1725@att.com	E-mail address: tomofumi.sekiyama@iijglobal.co.jp

The coordinator shall coordinate with contact person(s) set out in the Schedules, as necessary.  Each party shall notify the other in writing as to the name, address and telephone number of any replacement for such designated coordinator, and such contact person(s) set out in the Schedules.

2.2 Payment.  Any statements that may be rendered by Newco to Seller during any extension period of the Transition Services pursuant to Section 1.1 will be rendered each month for Transition Services delivered during the preceding month, and each such statement shall set forth in reasonable detail a description of such Transition Services and the costs to be reimbursed therefor (and shall include reasonable documentation evidencing any amount included therein for costs and expense, as contemplated by Section 1.1) and shall be payable net forty-five (45) days after the date thereof, unless otherwise noted in the Schedules.  Statements shall be in Japanese yen.  Statements not paid by Seller within such 45-day period shall be subject to late charges for each month or portion thereof the statement is overdue, at a rate of interest per month equal to 1.0%.

2.3 Priorities.  In providing the Transition Services, Newco shall accord Seller substantially the same priority and level of Transition Services that Seller afforded the Operating Companies prior to Closing, to the extent applicable.

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2.4 Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSITION SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND WITHOUT ANY WARRANTY THAT ANY TRANSITION SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

2.5 Taxes.  All payments by Seller to Newco for the Transition Services under this Agreement shall be increased to cover any applicable sales tax, value-added tax or consumption tax, goods and services tax or similar tax (“Taxes”) (but excluding any tax based upon the net income of Newco) payable with respect to the provision by Newco of the Transition Services, and Newco shall be responsible for remitting (or causing its Affiliates and/or agents, as applicable to remit) any such Taxes to the appropriate Governmental Body.

2.6 Use of Transition Services.  Newco shall be required to provide the Transition Services only to Seller in connection with the conduct of the Retained Business as it exists as of the Closing Date.  Seller shall not, and shall not permit its employees, agents or Affiliates to, resell any Transition Services to any Person or permit the use of the Transition Services by any Person other than in connection with the conduct of the Retained Business in the ordinary course by Seller.

2.7 Title to Intellectual Property.  To the extent that Newco uses intellectual property owned by Newco, its Affiliates or a third party in connection with providing the Transition Services, such intellectual property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof, shall remain the sole property of Newco, its Affiliates or the third-party.

SECTION 3

TERM OF PARTICULAR SERVICES

3.1 Term and Termination.  The provision of the Transition Services shall commence on the date hereof and each Transition Service shall terminate at the end of the time periods set forth in the Schedules with respect to such Transition Service, unless extended as provided in Section 1.1 above; provided, however, that (i) Seller may cancel any Transition Service upon thirty (30) days’ written notice to Newco; and (ii) Newco may waive all or any portion of such thirty (30) day notice period that is not necessary for the Newco to effect termination of the Transition Service(s) specified within Seller’s written notice.

3.2 Return of Records.  Upon the termination of any Transition Service with respect to which Newco or its Affiliates hold books, records or files, including, but not limited to, current and archived copies of computer files, owned by Seller and used by Newco or its Affiliates in connection with the provision of a Transition Service to Seller, Newco will return all of such books, records or files as soon as reasonably practicable, but not later than thirty (30) days after such termination.  Newco may make duplicates of such books, records or files for its legal files at its own cost.

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SECTION 4

FORCE MAJEURE

4.1 Newco shall not be liable for any interruption of the Transition Services, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including but not limited to any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities (each, a “Force Majeure Event”).  In any such event, Newco’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  Newco will promptly notify Seller, either orally or in writing, upon learning of the occurrence of any Force Majeure Event, and will use reasonable efforts to resume its performance as quickly as commercially reasonable.  In the event of a Force Majeure Event, Newco will provide the Transition Services to Seller at the same level it provides such Transition Services to its own business units or Affiliates.

SECTION 5

LIABILITIES

5.1 Consequential and Other Damages.  Neither Seller nor Newco shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide or receive any Transition Service hereunder, including but not limited to, loss of profits, business interruptions and claims of customers; provided, however, that nothing in this Section 5.1 shall relieve Newco from liability for Seller’s losses incurred under or arising from Seller’s service obligations to Seller’s customers as a result of Newco’s failure to provide the Transition Services in accordance with the required performance parameters and service levels set forth in the Schedules.

5.2 Limitation of Liability.  The liability of Newco with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Transition Service or product provided under or covered by this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the actual losses incurred by Seller in remedying the failure of Newco to perform the Transition Services or to perform them in a commercially reasonable manner in accordance with this Agreement, unless such liability is caused by the willful misconduct, fraud or willful refusal of Newco to provide the Transition Services.  Notwithstanding the foregoing, if Newco fails to deliver or perform any Transition Service in accordance with the terms of this Agreement, Seller shall provide notice of such failure to Newco, and Newco shall have twenty-one (21) days from the date such notice is given to cure such failure.

5.3 Release and Indemnity.  Except as specifically set forth in this Agreement, Seller hereby releases Newco, its Affiliates, employees, agents, officers and directors (“Newco Indemnitees”), and agrees to indemnify and hold harmless the Newco Indemnitees, from any and all claims, demands, complaints, liabilities, losses, damages (other than special, indirect, incidental or consequential damages of the Newco Indemnitees), including reasonable costs and attorneys fees, resulting from or caused by the negligence of Seller or its employees or agents, to the extent arising from or relating to the use by Seller of any Transition Service and not arising from the breach of this Agreement by Newco or the willful misconduct or fraud of Newco or its Affiliates.

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SECTION 6

TERMINATION

6.1 Termination. This Agreement shall terminate on the earliest to occur of (a) the date on which the provision of all Transition Services has terminated or been cancelled pursuant to Section 3.1, (b) the date on which this Agreement is terminated pursuant to Section 6.2 or (c) without the prior written consent of Newco, which consent shall not be unreasonably withheld, an event constituting a Change of Control of Seller.  For the purposes of this Agreement, “Change of Control” shall mean the occurrence of one or more of the following events: (i) any Person (other than the owner or owners of the capital stock of Seller upon the execution of the Stock Purchase Agreement (the “Seller Group”)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Seller; (ii) any sale, lease, conveyance, assignment, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Seller to any Person other than the Seller Group; (iii) the replacement of a majority of the current members of the board of directors of the Seller; or (iv) the establishment of any other agreement, arrangement or understanding pursuant to which any Person (other than the Seller Group) possesses, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management and policies of the Seller, whether through the ownership of voting securities, by contract or otherwise.

6.2 Breach of Agreement.  If either party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including but not limited to any failure to make payments when due, and said party does not cure such default within twenty-one (21) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement, including the provision of the Transition Services pursuant hereto, immediately by providing written notice of termination.

6.3 Sums Due.  In the event of a termination or cancellation of this Agreement, Newco shall be entitled to all outstanding amounts due from Seller pro-rated to the date of termination or cancellation, subject to Section 6.4.

6.4 Effect of Termination.  Sections 1.2, 2.2, 2.4, 2.5, 2.7, 3.2, 5.1, 5.2, 5.3, 6.3 and this Section 6.4 shall survive any termination of this Agreement.

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SECTION 7

MISCELLANEOUS

7.1 Notice.  Except as otherwise provided, all notices which are permitted or required under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) if by fax upon transmission with confirmation of receipt by the receiving party’s facsimile terminal, (c) if sent by documented overnight delivery service on the date delivered or (d) if sent by mail, five (5) business days after being mailed by registered or certified mail, postage prepaid, addressed as follows, or to such other person or address as may be designated by notice to the other party:

If to Newco, to:

Tomofumi Sekiyama
Vice President, Business Operation
IIJ Global Solutions Inc.
2-10-1, Toranomon, Minato-Ku
Tokyo, 105-0001, Japan
Tel: +81-3-5545-9655
Fax: +81-3-5575-7580
Email: tomofumi.sekiyama@iijglobal.co.jp

with a copy (which shall not constitute notice) to:

Toshihide Muneyuki
Director, Project Office
IIJ Global Solutions Inc.
2-10-1, Toranomon, Minato-ku
Tokyo, 105-0001, Japan
Tel: +81-3-5545-9685
Fax: +81-3-3589-0629
Email: toshihide.muneyuki@iijglobal.co.jp

or if to Seller, to:

Chris Cass
Director – Corporate Development
One AT&T Plaza
208 S. Akard; Room 3221
Dallas, TX 75202
Tel: (214) 757-7963
Fax: (214) 746-2216
Email: cc5456@att.com

with a copy (which shall not constitute notice) to:

Bill Caldwell
General Attorney-Mergers & Acquisitions
AT&T Inc.
One AT&T Plaza
208 S. Akard; Room 3214
Dallas, TX  75202
Tel:  (214) 757-3488
Fax:  (214) 746-2216
email:  wc2842@att.com

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7.2 Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.3 Entire Agreement.  This Agreement and the Stock Purchase Agreement, including all schedules and exhibits attached hereto and thereto, and all certificates and documents executed and delivered in connection with the Stock Purchase Agreement, when executed and delivered, together with the Confidentiality Agreement and the Ancillary Agreements, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof.

7.4 Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered, shall be an original instrument, but counterparts together shall constitute a single agreement.

7.5 Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of Japan, without reference to the principles of conflicts of laws.  Each of the parties hereby irrevocably agrees that the Tokyo District Court shall have the exclusive jurisdiction for the first instance over any disputes, suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively,“Suit”).  Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum (“forum non conveniens”) or that the venue of such Suit is improper.

7.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, permitted assigns and legal representatives.  If an assignment occurs, such assignment will not relieve the assigning party from its liabilities or obligations under this Agreement.

7.7 Assignment and Delegation.  Seller shall not assign any of its rights or otherwise delegate any of its duties under this Agreement without the prior written consent of Newco.  Newco may delegate performance of all or any part of its obligations under this Agreement to (i) any Affiliate of Newco or (ii) third parties to the extent such third parties are routinely used to provide the type of services or operations comprising the Transition Services to other Affiliates or operations of Newco; provided, however, if any Newco Affiliate delegates or “outsources” on its own behalf to a third party the performance of one or more of the type of services or operations comprising the Transition Services, then Newco may also delegate to such third party the performance of its obligation(s) under this Agreement to deliver such Transition Service(s) to Seller.  Any purported assignment in violation of this Section 7.7 shall be void.

7.8 Modification and Amendment.  This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and signed by the parties hereto.

7.9 Waivers.  No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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7.10 Severability.  Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained, such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

7.11 Title to Data.  Subject to the provisions of the Stock Purchase Agreement and Intellectual Property License Agreement, Seller acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any software, and the licenses therefore which are owned by Newco or its Affiliates, solely by reason of Newco or its Affiliates’ provision of the Transition Services provided hereunder.

7.12  Further Assurance.  Each party covenants and agrees to (i) execute and deliver such additional documents as may be reasonably requested by the other party, (ii) make available on a timely basis such additional information and materials as may be reasonably be requested by the other party, (iii) work together in good faith to expand the Transition Services if a material service necessary for the Retained Business following the Closing Date, consistent with the intent of this Agreement has not been included in the Schedules and (iv) take such other actions as may be reasonably requested by the other party, in order to make the Transition Services available to Seller in accordance with the terms and conditions hereof and to otherwise implement or give effect to this Agreement and the matters contemplated hereby.

7.13 Due Execution and Delivery.  Each of the parties covenants that its execution and delivery of this Agreement has been duly authorized, that the Agreement has been duly executed and delivered and that it has the full power and authority to perform its obligations hereunder.

7.14 Confidentiality.  Each of the parties undertakes to keep the other party’s information relating to the Retained Business or the Transition Services confidential and not to disclose it without the prior written consent of the other party.

7.15 Specific Performance.  Each party agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AT&T Japan LLC	Communications Services KK
By: ______________________________ Name: Chris F. Cass Title: Authorized Signatory of AT&T Japan LLC	By: ______________________________ Name: Toshinori Iwasawa Title: President, CEO

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Exhibit 1.1(h)

TRANSITION SERVICES AGREEMENT (Seller to Newco)

This Transition Services Agreement (this “Agreement”), dated as of September 1, 2010, is made by and between AT&T Japan LLC, a Delaware limited liability company (“Seller”), and Communications Services KK, a Japanese Kabushiki Kaisha (“Newco”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement described below.

WHEREAS, Internet Initiative Japan Inc., a Japanese corporation (“Buyer”) and Seller have entered into that certain Stock Purchase Agreement, dated as of June 1, 2010 (the “Stock Purchase Agreement”);

WHEREAS, pursuant to the Stock Purchase Agreement, Seller has agreed to sell, and Buyer has agreed to purchase, the Newco Shares;

WHEREAS, as of or immediately prior to the Closing Date, Seller, together with its wholly-owned subsidiary, AT&T Japan KK (collectively, the “Operating Companies”) are engaged in the Business;

           WHEREAS, Newco desires that Seller (through its Affiliates and/or agents, as applicable) continue to provide certain services including the services described in the Schedules attached hereto (the “Transition Services”) for a transition period following the Closing Date; and

WHEREAS, the Stock Purchase Agreement requires that, as a condition to Closing, Seller and Newco enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AGREEMENT TO SELL AND BUY

1.1 Provision of Services.  Seller shall provide  (or cause its Affiliates or agents to provide) to Newco the Transition Services for the time periods and on the terms set forth herein and in the Schedules.  Any time period listed in the Schedules may be extended at the request of Newco for a period of time to be agreed upon by the parties, but not to exceed two (2) thirty (30) -day extensions from the date of expiration of the relevant time period, and such request shall not be declined by Seller, if at the expiration of such time period (i) no material breach by Newco of the terms of this Agreement exists and (ii) such request is not made in bad faith or as a result of Newco’s lack of good faith efforts to complete the assumption of the Transition Services; provided, however, Seller may decline Newco’s request to extend any time period listed in the Schedules if (a) Seller has previously granted the two extensions noted above and (b) Seller determines that this Agreement is no longer accomplishing its intended effect or the extension of the time period would not further increase the effectiveness of this Agreement.  Unless otherwise noted in the Schedules, Newco shall reimburse Seller for actual out-of-pocket expenses incurred in the provision of the Transition Services during any such extension period only.  Each party agrees that the actual out-of-pocket expenses shall not include severance or redundancy payments.  In every case, all of the Transition Services shall be provided in accordance with the terms, limitations and conditions set forth herein and in the Schedules.

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1.2 Books and Records.  Seller shall keep books and records of the Transition Services provided and, with respect to and during the time periods for which Seller is receiving payments or reimbursements hereunder, supporting documentation of all out-of-pocket costs incurred in providing the Transition Services, and shall make such books and records available to Newco for inspection and audit by mutually acceptable independent auditors, upon reasonable notice, at Seller’s reasonable convenience and during normal business hours.  Such books and records shall be made available to Newco at Seller’s place of business, unless Seller, in its sole discretion, determines to deliver such books and records to Newco.  The cost of making the books and records available shall be borne by Newco.

SECTION 2

SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

2.1 Services to be Provided.

(a) Unless otherwise set forth or contemplated by the Schedules or as agreed in writing by the parties, Seller shall, to the extent applicable, provide the Transition Services to Newco in substantially the same manner, having the same quality and in accordance with the same standards as the Transition Services were performed by or for the Operating Companies prior to the Closing Date; provided, however, Seller shall have no obligation to provide Transition Services which require Seller to utilize additional resources beyond those needed to perform the Transition Services immediately prior to the Closing, to the extent applicable.

(b) Nothing contained herein or in the Schedules shall constitute or be deemed to constitute a partnership, joint venture or agency relationship between Seller and Newco.  Seller shall not have any right or authority, and shall not attempt to enter into any contract, commitment, or agreement or incur any debt or liability, of any nature, in the name of Newco.  Seller shall act under this Agreement solely as an independent contractor and not as an agent of Newco.  Nothing contained herein shall constitute or be deemed to constitute an employment relationship between Newco and the employees of Seller engaged in the providing of Transition Services.  Seller shall be solely responsible for the payment of compensation and benefits to its employees and any payments or withholdings to governmental agencies relating to its employees, and shall make all staffing decisions and direct the performance of the Transition Services.

(c) Seller shall have the right to suspend the provision of relevant Transition Services at any time it or any of its Affiliates has to shut down temporarily for maintenance purposes the operation of the facilities providing any Transition Service whenever, in its reasonable discretion, such action is necessary; provided that Seller shall (i) give Newco as much advance notice as is reasonably practicable of any shutdown of the facilities providing any Transition Services and (ii) use reasonable efforts to schedule maintenance in consultation with Newco so as not unreasonably to interfere with Newco’s business.  Where feasible, Seller’s notice of any shutdown shall be given in writing.  Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing.  Seller shall be relieved of its obligations to provide the Transition Services during the period that it or its Affiliates’ facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the operations of Newco.

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(d) Each of Seller and Newco appoint the following individuals, who shall serve as the coordinator for purposes of communicating with the other party regarding this Agreement and who shall be authorized to act on behalf of his or her respective party as to matters pertaining to this Agreement:

For Seller:	For Newco:
Name: Atsushi Yamamoto	Name: Tomofumi Sekiyama
Title: Director – Global Operations	Title: Vice President, Business Operation
Company: AT&T Japan	Company: IIJ Global Solutions
Phone: 03-5545-9847	Phone: +81-3-5545-9655
E-mail address: ay1725@att.com	E-mail address: tomofumi.sekiyama@iijglobal.co.jp

The coordinator shall coordinate with contact person(s) set out in the Schedules, as necessary. Each party shall notify the other in writing as to the name, address and telephone number of any replacement for such designated coordinator, and such contact person(s) set out in the Schedules.

2.2 Payment.  Any statements that may be rendered by Seller to Newco during any extension period of the Transition Services pursuant to Section 1.1 will be rendered each month for Transition Services delivered during the preceding month, and each such statement shall set forth in reasonable detail a description of such Transition Services and the costs to be reimbursed therefor (and shall include reasonable documentation evidencing any amount included therein for costs and expense, as contemplated by Section 1.1) and shall be payable net forty-five (45) days after the date thereof, unless otherwise noted on Schedule I.  Statements shall be in Japanese yen.  Statements not paid by Newco within such 45-day period shall be subject to late charges for each month or portion thereof the statement is overdue, at a rate of interest per month equal to 1.0%.

2.3 Priorities.  In providing the Transition Services, Seller shall accord Newco substantially the same priority and level of Transition Services that Seller afforded the Operating Companies prior to Closing, to the extent applicable.

2.4 Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSITION SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND WITHOUT ANY WARRANTY THAT ANY TRANSITION SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

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2.5 Taxes.  All payments by Newco to Seller for the Transition Services under this Agreement shall be increased to cover any applicable sales tax, value-added tax or consumption tax, goods and services tax or similar tax (“Taxes”) (but excluding any tax based upon the net income of Seller) payable with respect to the provision by Seller of the Transition Services, and Seller shall be responsible for remitting (or causing its Affiliates and/or agents to remit) any such Taxes to the appropriate Governmental Body.

2.6 Use of Transition Services.  Seller shall be required to provide the Transition Services only to Newco in connection with the conduct of the Transferred Business as it exists as of the Closing Date.  Newco shall not, and shall not permit its employees, agents or Affiliates to, resell any Transition Services to any Person or permit the use of the Transition Services by any Person other than in connection with the Transferred Business in the ordinary course by Newco.

2.7 Title to Intellectual Property.  To the extent that Seller uses intellectual property owned by Seller, its Affiliates or a third party in connection with providing the Transition Services, such intellectual property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof, shall remain the sole property of Seller, its Affiliates or the third-party.

SECTION 3

TERM OF PARTICULAR SERVICES

3.1 Term and Termination.  The provision of the Transition Services shall commence on the date hereof and each Transition Service shall terminate at the end of the time periods set forth in the Schedules with respect to such Transition Service, unless extended as provided in Section 1.1 above; provided, however, that (i) Newco may cancel any Transition Service upon thirty (30) days’ written notice to Seller; and (ii) Seller may waive all or any portion of such thirty (30) day notice period that is not necessary for the Seller to effect termination of the Transition Service(s) specified within Newco’s written notice.

3.2 Return of Records.  Upon the termination of any Transition Service with respect to which Seller or its Affiliates hold books, records or files, including, but not limited to, current and archived copies of computer files, owned by Newco and used by Seller or its Affiliates in connection with the provision of a Transition Service to Newco, Seller will return all of such books, records or files as soon as reasonably practicable, but not later than thirty (30) days after such termination.  Seller may make duplicates of such books, records or files for its legal files at its own cost.

SECTION 4

FORCE MAJEURE

4.1 Seller shall not be liable for any interruption of the Transition Services, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including but not limited to any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities (each, a “Force Majeure Event”).  In any such event, Seller’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  Seller will promptly notify Newco, either orally or in writing, upon learning of the occurrence of any Force Majeure Event, and will use reasonable efforts to resume its performance as quickly as commercially reasonable.  In the event of a Force Majeure Event, Seller will provide the Transition Services to Newco at the same level it provides such Transition Services to its own business units or Affiliates.

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SECTION 5

LIABILITIES

5.1 Consequential and Other Damages.  Neither Seller nor Newco shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide or receive any Transition Service hereunder, including but not limited to, loss of profits, business interruptions and claims of customers; provided, however, that nothing in this Section 5.1 shall relieve Seller from liability for Newco’s losses incurred under or arising from Newco’s service obligations to Newco’s customers as a result of Seller’s failure to provide the Transition Services in accordance with the required performance parameters and service levels set forth in the Schedules.

5.2 Limitation of Liability.  The liability of Seller with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Transition Service or product provided under or covered by this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the actual losses incurred by Newco in remedying the failure of Seller to perform the Transition Services or to perform them in a commercially reasonable manner  in accordance with this Agreement, unless such liability is caused by the willful misconduct, fraud or willful refusal of Seller to provide the Transition Services.  Notwithstanding the foregoing, if Seller fails to deliver or perform any Transition Service in accordance with the terms of this Agreement, Newco shall provide notice of such failure to Seller, and Seller shall have twenty-one (21) days from the date such notice is given to cure such failure.

5.3 Release and Indemnity.  Except as specifically set forth in this Agreement, Newco hereby releases Seller, its Affiliates, employees, agents, officers and directors (“Seller Indemnitees”), and agrees to indemnify and hold harmless the Seller Indemnitees, from any and all claims, demands, complaints, liabilities, losses, damages (other than special, indirect, incidental or consequential damages of the Seller Indemnitees), including reasonable costs and attorneys fees, resulting from or caused by the negligence of Newco or its employees or agents, to the extent arising from or relating to the use by Newco of any Transition Service and not arising from the breach of this Agreement by Seller or the willful misconduct or fraud of Seller or its Affiliates.

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SECTION 6

TERMINATION

6.1 Termination. This Agreement shall terminate on the earliest to occur of (a) the date on which the provision of all Transition Services has terminated or been cancelled pursuant to Section 3.1, (b) the date on which this Agreement is terminated pursuant to Section 6.2 or (c) without the prior written consent of Seller, which consent shall not be unreasonably withheld, an event constituting a Change of Control of Newco.  For the purposes of this Agreement, “Change of Control” shall mean the occurrence of one or more of the following events: (i) any Person (other than the owner or owners of the capital stock of Newco upon the execution of the Stock Purchase Agreement (the “Newco Group”)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Newco; (ii) any sale, lease, conveyance, assignment, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Newco to any Person other than the Newco Group; (iii) the replacement of a majority of the current members of the board of directors of the Newco; or (iv) the establishment of any other agreement, arrangement or understanding pursuant to which any Person (other than the Newco Group) possesses, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management and policies of the Newco, whether through the ownership of voting securities, by contract or otherwise.

6.2 Breach of Agreement.  If either party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including but not limited to any failure to make payments when due, and said party does not cure such default within twenty-one (21) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement, including the provision of the Transition Services pursuant hereto, immediately by providing written notice of termination.

6.3 Sums Due.  In the event of a termination or cancellation of this Agreement, Seller shall be entitled to all outstanding amounts due from Newco pro-rated to the date of termination or cancellation, subject to Section 6.4.

6.4 Effect of Termination.  Sections 1.2, 2.2, 2.4, 2.5, 2.7, 3.2, 5.1, 5.2, 5.3, 6.3 and this Section 6.4 shall survive any termination of this Agreement.

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SECTION 7

MISCELLANEOUS

7.1 Notice.  Except as otherwise provided, all notices which are permitted or required under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) if by fax upon transmission with confirmation of receipt by the receiving party’s facsimile terminal, (c) if sent by documented overnight delivery service on the date delivered or (d) if sent by mail, five (5) business days after being mailed by registered or certified mail, postage prepaid, addressed as follows, or to such other person or address as may be designated by notice to the other party:

If to Seller, to:

Chris Cass
Director – Corporate Development
One AT&T Plaza
208 S. Akard; Room 3221
Dallas, TX 75202
Tel: (214) 757-7963
Fax: (214) 746-2216
Email: cc5456@att.com

with a copy (which shall not constitute notice) to: Bill Caldwell
General Attorney-Mergers & Acquisitions
AT&T Inc.
One AT&T Plaza
208 S. Akard; Room 3214
Dallas, TX  75202
Tel:  (214) 757-3488
Fax:  (214) 746-2216
email:  wc2842@att.com

or if to Newco, to:

Tomofumi Sekiyama
Vice President, Business Operation
IIJ Global Solutions Inc.
2-10-1, Toranomon, Minato-ku
Tokyo, 105-0001, Japan
Tel: +81-3-5545-9655
Fax: +81-3-5575-7580
Email: tomofumi.sekiyama@iijglobal.co.jp

with a copy (which shall not constitute notice) to:

Toshihide Muneyuki
Director, Project Office
IIJ Global Solutions Inc.
2-10-1, Toranomon, Minato-ku
Tokyo, 105-0001, Japan
Tel: +81-3-5545-9685
Fax: +81-3-3589-0629
Email: toshihide.muneyuki@iijglobal.co.jp

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7.2 Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.3 Entire Agreement.  This Agreement and the Stock Purchase Agreement, including all schedules and exhibits attached hereto and thereto, and all certificates and documents executed and delivered in connection with the Stock Purchase Agreement, when executed and delivered, together with the Confidentiality Agreement and the Ancillary Agreements, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof.

7.4 Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered, shall be an original instrument, but counterparts together shall constitute a single agreement.

7.5 Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of Japan, without reference to the principles of conflicts of laws.  Each of the parties hereby irrevocably agrees that the Tokyo District Court shall have the exclusive jurisdiction for the first instance over any disputes, suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively,“Suit”).  Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum (“forum non conveniens”) or that the venue of such Suit is improper.

7.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, permitted assigns and legal representatives.  If an assignment occurs, such assignment will not relieve the assigning party from its liabilities or obligations under this Agreement.

7.7 Assignment and Delegation.  Newco shall not assign any of its rights or otherwise delegate any of its duties under this Agreement without the prior written consent of Seller.  Seller may delegate performance of all or any part of its obligations under this Agreement to (i) any Affiliate of Seller or (ii) third parties to the extent such third parties are routinely used to provide the type of services or operations comprising the Transition Services to other Affiliates or operations of Seller; provided, however, if any Seller Affiliate delegates or “outsources” on its own behalf to a third party the performance of one or more of the type of services or operations comprising the Transition Services, then Seller may also delegate to such third party the performance of its obligation(s) under this Agreement to deliver such Transition Service(s) to Newco .  Any purported assignment in violation of this Section 7.7 shall be void.

7.8 Modification and Amendment.  This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and signed by the parties hereto.

7.9 Waivers.  No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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7.10 Severability.  Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained, such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

7.11 Title to Data.  Subject to the provisions of the Stock Purchase Agreement and Intellectual Property License Agreement, Newco acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any software, and the licenses therefor which are owned by Seller or its Affiliates, solely by reason of Seller or its Affiliates’ provision of the Transition Services provided hereunder.

7.12  Further Assurance.  Each party covenants and agrees to (i) execute and deliver such additional documents as may be reasonably requested by the other party, (ii) make available on a timely basis such additional information and materials as may be reasonably be requested by the other party, (iii) work together in good faith to expand the Transition Services if a material service necessary for the transition of the Transferred Business  from Seller to Newco consistent with the intent of this Agreement has not been included on Schedule I and (iv) take such other actions as may be reasonably requested by the other party, in order to make the Transition Services available to Newco in accordance with the terms and conditions hereof and to otherwise implement or give effect to this Agreement and the matters contemplated hereby.

7.13 Due Execution and Delivery.  Each of the parties covenants that its execution and delivery of this Agreement has been duly authorized, that the Agreement has been duly executed and delivered and that it has the full power and authority to perform its obligations hereunder.

7.14 Confidentiality.  Each of the parties undertakes to keep the other party’s information relating to the Transferred Business  or the Transition Services confidential and not to disclose it without the prior written consent of the other party.

7.15 Specific Performance.  Each party agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AT&T Japan LLC	Communications Services KK
By: ____________________ Name: Chris F. Cass Title: Authorized Signatory of AT&T Japan LLC	By: ____________________ Name: Toshinori Iwasawa Title: President, CEO

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